Form 10-K, Exhibit 13
period 1998-12-31
HUSSMANN INTERNATIONAL INC
filed 1999-03-31
CIK 1046128

                HUSSMANN INTERNATIONAL, INC. 1998 ANNUAL REPORT

                                                                      Exhibit 13
                                                                      ----------


growth
------------------------------------------
MANAGING EVERY ASPECT OF A DYNAMIC PROCESS



                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

For the Years Ended December 31,                        Pro Forma
-----------------------------------------------------------------------
(Dollars in millions except per share data)            1998       1997
                                                    -------------------
Sales and Revenues                                  $1,221.2   $1,096.2
Gross Profit                                           258.2      215.2
Operating Income                                       122.3       94.8
Income Before Income Tax Expense
  and Minority Interests                               100.0       80.4
Net Income                                              62.4       51.9
Pro Forma Basic Earnings Per Share                      1.23       1.02
Pro Forma Diluted Earnings Per Share                $   1.20   $   1.01

                                                        1998       1997
                                                    -------------------
Working Capital                                     $  193.6   $  189.6
Total Assets                                           653.7      627.2
Long-term Debt                                         204.8      243.2
Total Shareholders' Equity                          $  185.5   $  139.1

                                                                              1.

                            [PICTURE APPEARS HERE]

                             [GRAPH APPEARS HERE]


                               Sales and Revenues
                                  in millions


                              Adjusted Historical*
                                   Net Income
                                  in millions


                  Sales and Revenues to Unaffiliated Customers
                                  in millions


* See notes to consolidated financial statements

2.

                            [PICTURE APPEARS HERE]


PROFILE OF A MARKET LEADER

Hussmann International, Inc., serves the world's commercial food industry with a complete line of refrigeration products and systems. With 1998 revenues of $1.2 billion, Hussmann is the world's largest manufacturer of food store equipment. Including the Company's pending acquisition of Koxka in Spain, Hussmann has leading market share positions in many of the world's largest markets for such products, including the United States, Canada, Mexico, the United Kingdom, Spain, Portugal and China.

Hussmann products are sold in more than 80 countries around the globe.
The Company's product lines consist of a broad range of remote refrigerated display cases, self-contained merchandisers, a complete array of refrigeration systems, beverage coolers, commercial and industrial refrigeration equipment (including air handlers, condensers and coils) and walk-in storage coolers and freezers. The Company supports these products with an extensive network of service and installation facilities in key markets throughout the world. Hussmann's global manufacturing network consists of 21 plants in nine countries: U.S., Canada, Mexico, Brazil, Spain, U.K., Australia, New Zealand and China.

                                                                              3.
               HUSSMANN INTERNATIONAL, INC.   1998 ANNUAL REPORT


  There are many paths to growth, and all are part of the Hussmann strategy.
------------------------------------------------------------------------------
 growth efficiency consolidation restructuring expansion opportunity research

TO THRIVE IN A HIGHLY COMPETITIVE GLOBAL MARKETPLACE, A COMPANY MUST FOCUS ON THE FUTURE - FOCUS ON GROWTH. THE BEST PERFORMERS UNDERSTAND GROWTH IS NOT A SINGLE-MINDED ENDEAVOR. IT IS NOT JUST ABOUT INCREASING TOPLINE REVENUES. RATHER, IT IS A DYNAMIC PROCESS, INCORPORATING EVERY ASPECT OF THE COMPANY'S STRATEGY AND OPERATIONS.

THIS IS THE APPROACH BEING TAKEN AT HUSSMANN. AS THE WORLD'S LARGEST MANUFACTURER OF FOOD STORE EQUIPMENT, HUSSMANN LEADS THE INDUSTRY IN SALES VOLUME INCREASES - A REFLECTION OF HOW ITS SUPERIOR PRODUCTS FARE IN AN ATTRACTIVE, GROWING MARKET. BUT VOLUME IS JUST PART OF THE SUCCESS STORY.

THE COMPANY IS ALSO DRIVING GROWTH THROUGH NEW MANUFACTURING EFFICIENCIES. EXPANSION INTO NEW GEOGRAPHIES. THE RESTRUCTURING AND CONSOLIDATION OF KEY OPERATIONS. THE EXPLORATION OF ATTRACTIVE NEW MARKETS. AND RESEARCH AND DEVELOPMENT INTO THE TECHNOLOGIES THAT WILL DRIVE TOMORROW'S GROWTH. THIS ANNUAL REPORT SHOWS HOW THE COMPANY IS PURSUING ALL OF THESE AVENUES TO CREATE VALUE FOR HUSSMANN SHAREHOLDERS.

4.

                          LETTER TO THE SHAREHOLDERS
------------------------------------------------------------------------------
Hussmann's Pro Forma Net Income Improves 20 Percent in 1998; Stage Is Set For Future Growth

TO OUR FELLOW SHAREHOLDERS:

We are pleased to report Hussmann turned in a record setting performance in our inaugural year as an independent company. We made outstanding progress across all phases of our business.

Hussmann has been a leader in the refrigerated food store equipment business for more than 90 years, but for most of the past three decades, we have operated as a subsidiary of a holding company. That changed on January 30, 1998, when we were spun off from Whitman Corporation and were challenged to prove ourselves as a stand-alone business. Prove it, we did -- with strong year-over-year increases in sales and revenues and net income and other initiatives to position the Company for continued growth. Let's take a closer look at the highlights of our 1998 performance, starting with financial results.

During 1998, we posted sales and revenues of $1.2 billion, up 11 percent compared to 1997. Excluding a $2 million after-tax restructuring charge taken in the fourth quarter of 1998 and a $2 million adjustment to estimated tax benefits recorded during 1997, Hussmann's net income totaled $62.4 million in 1998, a 20 percent increase compared to the prior year. Pro forma diluted earnings per share reached $1.20, up 19 percent versus 1997's pro forma results.

Hussmann's 1998 numbers illustrate two important points about our business:

 . Solid revenue growth shows the fundamentals of our market are quite attractive. Demand for food store equipment remains high in key world areas.

 . Net income performance shows we were effective at pressing our advantage as the market leader. We strive to make smart, disciplined decisions and investments to improve our margins, increase operating efficiencies, win new business and create value for our customers and shareholders.

The year's results were driven by Hussmann's improved performance in North America (U.S. and Canada), a market which generated nearly 75 percent of the Company's sales and revenues and an even greater portion of our operating income. Our business in this core market benefited from a number of positive marketplace trends, such as expanded perishable sections in grocery stores, high levels of capital spending for both new store construction and remodels, and increasing competition among regional and national grocery chains.

We expect these trends to continue for some time to come, generating elevated demand for food store equipment. Hussmann stands to benefit more than most from today's outstanding selling environment because we offer the industry's highest value products, anchored by our Impact(R) line of refrigerated merchandisers. Hussmann has consistently gained market share in each of the last several years.

Our operations in Mexico enjoyed a record setting year. Sales of both supermarket cases, as well as refrigerated bottle coolers in Mexico and surrounding Latin American countries, grew substantially in 1998. In addition, we got our business back on track in the United Kingdom, where an aggressive restructuring effort turned 1997's $6.2 million operating loss into $1.2 million of operating income in 1998.

Beyond the successes we achieved in our established markets, we also made considerable progress in our efforts to develop new business in other key regions of the world.

 . We announced plans to acquire Koxka, the leading food store equipment manufacturer in Spain. This business gives us a strong base on which to build a more competitive position in Europe, the world's second largest market for food store equipment.

 . With our acquisition of 65 percent of McAlpine Investments, Ltd., we strengthened our presence in Australia and New Zealand, growing markets for our products and services.

 . We made substantial investments to transfer our world-class product technology to Fast Frio, our Brazilian joint venture acquired in 1997. Brazil is the tenth largest economy in the world, with a growing, modern population and an expanding need for products from our industry.

                                                                              5.
               HUSSMANN INTERNATIONAL, INC.   1998 ANNUAL REPORT

--------------------------------------------------------------------------------

 .  Our small business in Asia managed to post an operating profit in 1998.
   Despite immense economic turmoil in the region, sales grew by 9 percent in Asia-Pacific for the year. Long-term, we expect our Chinese operation will play a strategically important role in helping Hussmann serve emerging markets throughout the region.

 . Our improved manufacturing base in Brazil, combined with our purchase of Koxka, is allowing us to address difficulties with our Chilean operation. Throughout 1998, we experienced declining sales and operating results in Chile as that nation's economy was hit badly by weakening export sales to Asia and declining worldwide copper prices, its chief export. We announced a restructuring initiative at year end which will: 1) result in the closure of a small manufacturing plant and several service facilities; 2) combine our remaining Chilean sales operations with Koxka's existing sales and distribution business in Chile; and 3) shift a portion of the manufacturing requirements for Chile and other Andean nations to Hussmann Brazil.

No less significant than these international moves were the strides we made to enhance the performance of the business overall. Proof of our commitment can be seen in gross margins, which improved 1.5 points to 21.1 percent in 1998.

Some of this improvement resulted from our ability to secure favorable prices on key commodities such as copper, aluminum, sheet metal and glass. But the actions we took to boost productivity and reduce costs were equally important factors in our margin expansion. For example, we achieved lower manufacturing costs through investments in automation at our largest production facility. We consolidated our refrigeration systems operations to realize greater manufacturing efficiencies. And we are implementing company-wide purchasing and productivity programs making virtually all of our operations more profitable.

In our 1997 report, we told you about the ambitious "Target 2000" challenge adopted in 1995: to achieve annual sales and revenues of more than $1.5 billion and operating income of $165 million by the end of the year 2000. This goal was set at the end of 1994, when Hussmann posted sales of $860 million and $83 million in operating income.

Once Target 2000 is achieved, Hussmann will have grown sales by 75 percent and operating income will have more than doubled.

It's an aggressive goal. To get there, we'll need to increase sales by slightly greater than 11 percent annually and grow operating income at double that rate for the next two years. We are confident we can make it happen by focusing on a range of activities such as continued cost reductions, internally-generated growth initiatives, and assimilating recent acquisitions. We remain committed to delivering the returns you expect on your investment in Hussmann.

        [PICTURE OF J. LARRY VOWELL AND RICHARD G. CLINE APPEARS HERE]

J. Larry Vowell                              Richard G. Cline
President and Chief Executive Officer        Chairman of the Board of Directors

6.

                            [PICTURE APPEARS HERE]



Bridgeton, Missouri

                                                                              7.

               HUSSMANN INTERNATIONAL, INC.   1998 ANNUAL REPORT


                                  EFFICIENCY
--------------------------------------------------------------------------------
    Capital investments drive substantial improvements in operating margins

One of Hussmann's most important accomplishments in 1998 was margin expansion. Simply put, the Company is earning more on every dollar of sales -- 21.1 percent gross profit margin in 1998, compared to 19.6 percent in 1997. This outstanding performance reflects the impact of Hussmann's comprehensive initiatives to improve efficiency across its operations.

The effort began more than five years ago, with a concentrated focus on updating and automating production processes at Hussmann's flagship manufacturing plant in suburban St. Louis.

The Bridgeton, MO, plant is the largest food equipment manufacturing facility in the world -- with more than 1.6 million square feet of floor space under one roof. It's also one of the most efficient plants of its kind, thanks to capital investments totaling more than $50 million since 1993.

Computer operated machinery and robotics technology have been installed throughout the plant. These advanced technologies are having a dramatic impact on both production volumes and product quality. For example, sheet metal fabrication time has been cut from six weeks to three days on Hussmann's best-selling products, and the quality of the parts has improved ten-fold. As a direct result of new, more efficient manufacturing techniques, the Bridgeton plant has set a record for production volume each year since 1995.

Hussmann is now moving quickly to capture similar efficiencies at other manufacturing facilities around the world. The Company has established its market-leading Impact product line as a global product platform. Investments in plants in Brazil, the U.K. and China have allowed the Company to standardize this single product platform worldwide, driving continued improvements in operating efficiency.

An equally important opportunity is the investment Hussmann is making in a global information system referred to as ERP, Enterprise Resource Planning. In 2000, the Company will complete a $33 million effort to replace/enhance its computer and information systems worldwide. This new ERP infrastructure will link all Hussmann sites into a single, seamless system -- making it possible to achieve new efficiencies in purchasing, engineering design, financial controls and many other critical business functions.

By focusing on high-impact projects such as ERP and production automation, Hussmann continues to achieve an attractive return on invested capital, averaging more than 14 percent over the past five years on a pro forma basis. In short, these investments are paying off -- in the form of increased capacity, improved productivity and a strengthened reputation as the leader in product quality and innovation.

                            [PICTURE APPEARS HERE]

Robotics technology in use at the
      Company's flagship plant in Bridgeton, MO

8.

                                 CONSOLIDATION
-----------------------------------------------------------------------------
          A realigned manufacturing network promises ongoing savings

Two of Hussmann's most important product lines -- refrigerated display cases and refrigeration systems -- will benefit from a project announced in 1998 to realign and consolidate the Company's manufacturing operations in North America. The project will alleviate capacity issues in display case production caused by strong growth trends in recent years. It will also address a number of inefficiencies in Hussmann's existing manufacturing network.

The centerpiece of the consolidation project: a new 360,000 square foot manufacturing plant near Atlanta, GA, that began producing refrigeration systems in the third quarter of 1998. Formerly, these products were manufactured at five different plants in North America: Bridgeton, MO; Chino, CA; Montgomery, AL; Brantford, Ontario; and a smaller existing facility in Atlanta.

By consolidating the production of refrigeration systems at just two sites --the new, larger plant in Atlanta, and the current plant in Chino -- Hussmann expects to achieve significant new efficiencies and economies of scale. In fact, the project will ultimately produce ongoing cost savings of about $2.8 million annually.

Another major benefit of the plant consolidation project will be realized at Bridgeton, where Hussmann has experienced capacity issues for several years on its best-selling product line. Despite heavy investments which resulted in increased production capabilities, the Bridgeton plant has been operating at capacity since 1995 in the manufacturing of the Company's increasingly popular Impact line of refrigerated display cases.

A series of capital investments and projects to alleviate bottlenecks have led to incremental production capacity at Bridgeton. Even so, the demand for Impact cases continues to challenge the Company's ability to meet demand during peak periods. The new refrigeration systems plant in Atlanta will allow Hussmann to expand its case manufacturing capacity -- by freeing up the nearly 150,000 square feet of floor space in Bridgeton which was devoted to refrigeration systems. As a result, both product lines stand to benefit from the efficiencies created by the consolidation project.

The Company is now in the process of installing another production line for refrigerated display cases at the Bridgeton plant. This new line will expand production capacity by 20 percent, minimize lead time fluctuations and provide for future growth. In addition, the new capacity will allow the Company to begin to produce several new products and offer enhancements to existing lines. This new capacity will in effect make Bridgeton a dedicated facility for refrigerated display cases.

As a result of the consolidation project, several of Hussmann's manufacturing facilities in North America will achieve new efficiencies by specializing in particular product lines. In addition to the changes at Bridgeton, Atlanta and Chino, Hussmann's Montgomery plant will now focus on walk-in storage coolers and freezers, and the Brantford plant will strictly produce specialty display cases.

                            [PICTURE APPEARS HERE]

Large parallel refrigeration systems being produced and prepared for shipping at Hussmann's new facility near Atlanta

                                                                              9.

               HUSSMANN INTERNATIONAL, INC.  1998 ANNUAL REPORT



                            [PICTURE APPEARS HERE]

10.

                            [PICTURE APPEARS HERE]



London, England

                                                                             11.

                HUSSMANN INTERNATIONAL, INC. 1998 ANNUAL REPORT



                                 RESTRUCTURING
--------------------------------------------------------------------------------
         Decisive action restores profitability in a difficult market


Even healthy businesses can sometimes encounter external challenges which threaten their future success. That's exactly the situation Hussmann faced recently in the United Kingdom -- one of the world's larger markets for food store equipment and home to several of Europe's leading supermarket chains. But thanks to a broad-based restructuring initiative, Hussmann now has this part of its business back on track.

As recently as 1995, Hussmann's business in the U.K. was generating over $150 million in annual sales and nearly $6 million in operating income. Then came "greenspace" legislation: new laws in the U.K. which dramatically curtailed the construction of supermarkets on undeveloped tracts outside of established urban areas.

The new laws had an immediate impact on Hussmann's business. Demand for product dropped 30 percent within two years and 1995's operating income reversed to a $6 million loss in 1997. As reported last year, Hussmann launched an aggressive restructuring program to downsize its U.K. operations and effectively target a much smaller base of profitable business.

The overhaul included a range of actions:

 . Hussmann closed an oversized and inefficient manufacturing facility in Glasgow, Scotland, shrinking its manufacturing space in the U.K. by 73 percent, and significantly reducing fixed operating costs.

 .  The Company introduced new production capacity and processes at Milton
   Keynes, England, outfitting the plant to manufacture Impact display cases based on the global product platform established in the United States.

 . Hussmann's branch network was cut from 20 locations to just eight across the U.K. As a result, the Company's local resources and overhead expenses now more appropriately reflect the size of the business opportunities going forward.

 . Hussmann's marketing tactics have been revised, with an overall objective of improving the Company's sales mix -- reducing its dependence on lower-margin service and contracting business, while increasing the focus on higher-margin manufacturing sales. The introduction of Impact display cases has won new business for Hussmann, and the Company is building on the sales momentum generated by this key product line.

Initially, Hussmann expected it to take about two years to return the U.K. operations to profitability. By acting quickly and decisively, the timetable was cut in half. In 1998, Hussmann posted more than $1 million in operating income in the U.K. With this unit stabilized and with the recently announced acquisition of Koxka (a leading manufacturer headquartered in Spain with a significant presence on the European continent), Hussmann is well positioned to accelerate growth plans throughout all of Europe.

                            [PICTURE APPEARS HERE]

Hussmann has a large service and contracting business in the U.K.
   and a manufacturing plant in Milton Keynes, England.

12.


                                   EXPANSION
--------------------------------------------------------------------------------
        Acquisitions provide a rapid entry into attractive international markets

Hussmann has grown to become the world's largest food store equipment manufacturer in part by using a proven acquisition strategy to enter and develop promising new geographic markets.

Over the years, acquisitions have enabled Hussmann to build market-leading positions throughout the globe. More recently, the Company has used the same approach to set the stage for expansion into important world areas such as continental Europe, Latin America and Asia-Pacific.

Late in 1998, Hussmann announced plans to acquire Koxka, the largest commercial refrigeration manufacturer in Spain. Koxka currently has the number one market position in both Spain and Portugal and has a growing presence in France and Germany, among other attractive markets. This acquisition which will close in March or April of 1999, will give Hussmann an excellent opportunity to compete for business in continental Europe - the world's second largest market for refrigeration equipment. In the past, several dominant competitors, including Koxka, have blocked Hussmann's efforts to build a major European presence outside the U.K. By combining Koxka with its U.K. operations, Hussmann will immediately become Europe's third largest competitor.

The Koxka acquisition creates many other opportunities to capture synergies and generate growth globally. Hussmann can use its technology in product areas such as beverage coolers and refrigeration systems to strengthen Koxka's existing product lines. Likewise, Koxka's self-contained or superette products (sold primarily to smaller food markets and specialty stores) can now be offered through Hussmann's distribution network in the U.K., Latin America and Asia-Pacific.

To strengthen the Company's base of business in Australia and New Zealand, as well as among the island nations of the South Pacific, Hussmann acquired a majority interest in McAlpine Investments, Ltd. (MIL) in 1998. MIL is a leading distributor of commercial refrigeration products in Australia and New Zealand, two growing markets for Hussmann products. MIL also manufactures a limited range of products, including walk-in cooler panels and specialty display cases.

Hussmann made significant progress in developing new growth opportunities in Latin America during 1998. The Company completed the integration of Fast Frio, Brazil's second-largest case and refrigeration manufacturer. After acquiring a majority stake in the business in 1997, Hussmann invested several million dollars to transfer technology and install new production capabilities at Fast Frio's manufacturing plant in 1998. The Company also invested aggressively in sales promotion and marketing programs to introduce Hussmann's products and build an initial market share position.

Hussmann can now produce world-class Impact display cases, refrigeration systems and bottle coolers for customers in Brazil and surrounding nations. By the fourth quarter of 1998, the operation posted a small operating profit and is moving to gain the number one market share position in Brazil, home to the world's tenth largest economy.

                            [PICTURE APPEARS HERE]

In 1998, Hussmann began to aggressively introduce its products and technology into Brazil following the 1997 joint venture acquisition of Fast Frio.

                                                                             13.

                HUSSMANN INTERNATIONAL, INC. 1998 ANNUAL REPORT


                            [PICTURE APPEARS HERE]

14.

                            [PICTURE APPEARS HERE]










Mexico City, Mexico

                                                                             15.

                HUSSMANN INTERNATIONAL, INC. 1998 ANNUAL REPORT



                                  OPPORTUNITY
--------------------------------------------------------------------------------
       A Promising product line is poised to generate significant growth

Hussmann's mainstay product lines - supermarket display cases and refrigeration systems - are healthy, growing businesses. Even so, they don't represent the Company's only opportunities for growth. In fact, Hussmann is now making strategic investments in a part of its business - refrigerated bottle coolers - that may be poised for break-out gains in sales and market share.

Hussmann has proven strengths in this product segment. For example, its bottle cooler product line is competitively well positioned, and the Company has manufactured these products for 30+ years in Mexico, where it is the leading supplier to major soft drink companies and breweries. Recent developments are creating even more opportunities to sell these products to bottlers in Mexico and Latin America, as well as to affiliates of the world's largest soft drink companies, Coca-Cola and Pepsi.

Hussmann's independence led to one such opportunity. Under the Company's former corporate ownership structure, Hussmann was affiliated with Pepsi General Bottling - a relationship that caused Hussmann to lose millions of dollars in annual sales to Coca-Cola and its affiliates throughout the world. As a newly-independent company in 1998, Hussmann re-established contacts with Coca-Cola and started to recapture those lost sales.

Hussmann is exploring other opportunities to expand bottle cooler sales as well. The Company has strengthened or established relationships with major brewers such as Modelo, makers of Mexico's Corona beer, and Brahma, the largest brewery in Brazil and that country's largest Pepsi bottler.

In 1998, Hussmann added a key component to its market development effort by appointing a global product manager for the bottle cooler product line. The product manager will be responsible for extending Hussmann's base of business beyond Mexico and Latin America. Already, the Company is in discussions to serve as a preferred supplier to bottlers in developing markets around the globe, as well as to support both Coke and Pepsi's aggressive plans for international expansion.

To gear up for the expected growth in this product line, Hussmann is now building an additional bottle cooler manufacturing plant in Mexico, and is in the process of adding a bottle cooler production line at the Company's joint venture in Brazil. Over the next several years, Hussmann's goal is to more than double the revenues generated through the sale of bottle cooler products. Eventually, it could become Hussmann's next $100 million product line - a powerful engine driving the Company's continued growth.

                            [PICTURE APPEARS HERE]

Refrigerated bottle coolers are presenting new opportunities for growth in Latin America and elsewhere.

16.

                            [PICTURE APPEARS HERE]


Bridgeton, Missouri

                                                                             17.

               HUSSMANN INTERNATIONAL, INC.   1998 ANNUAL REPORT


                                   RESEARCH
--------------------------------------------------------------------------------
      Tomorrow's success is taking shape today in Hussmann design centers

Hussmann is recognized throughout the supermarket industry as the leader in product design and innovation. It is a reputation built on a combination of strategic investments and strong ties to the marketplace.

Each year, the Company invests millions of dollars in new product development at its technology design centers in the U.S., Canada and Mexico. Hussmann is careful to ensure this research and development work is rooted in real-world opportunities. The Company actively solicits input from customers at its annual Global Product Design Conference. Hussmann also gathers insights into emerging trends and market needs from its field sales force and from other key customers around the world.

The result of these efforts? In the past two years alone, Hussmann has introduced 22 new products, not including numerous enhancements and additions to its best-selling Impact line of merchandisers.

Impact's beauty is more than skin-deep. It offers customers important benefits such as the industry's best energy performance (up to a 30 percent improvement over previous generations of equipment), excellent design flexibility, and full compliance with both environmental and food storage regulations. This innovative product line, which was conceived, designed and engineered in Hussmann's research centers, creates manufacturing advantages for Hussmann, as well. Impact has been introduced as the Company's global product platform, providing a level of standardization and quality unmatched in the industry.

The industry's best merchandiser got even better in 1998, when Hussmann introduced a significant improvement to the Impact line. The Company's new, patent pending modular defrost technology squeezes out an additional 7 percent energy savings - on top of Impact's market-leading energy performance- through an ingenious defrost cycle. This new technology virtually eliminates peaks and valleys in power demand, permitting more efficient energy consumption and unparalleled stability in food temperatures.

Beyond advancing the state-of-the-art in its core business, Hussmann continues to develop products which target emerging consumer trends. For example, the Company is expanding its range of products designed to display prepared foods. These products appeal not only to Hussmann's traditional supermarket customers, but also to convenience stores, specialty food marts and the growing number of restaurants featuring take-out meals and gourmet groceries.

Other product lines benefiting from Hussmann's commitment to research and development include refrigeration systems, bottle coolers and self-contained display units.

To keep its products on the cutting edge, Hussmann employs more than 100 design professionals at its various research centers. The centers are equipped with computer-aided engineering tools and sophisticated testing labs, all of which combine to speed the Company's time-to-market with new products and extend Hussmann's position as the industry leader in product innovation.

                            [PICTURE APPEARS HERE]

Research and development employees construct equipment prototypes and test the operating efficiency of a refrigerated display merchandiser.

18.

                                                                 1998 FINANCIALS
--------------------------------------------------------------------------------

COMMUNITY COMMITMENT

Throughout its more than 90 years in business, Hussmann has worked actively to improve the quality of life in the communities where it has a corporate presence. The Company generously supports the United Way and other local charities through financial contributions, volunteer activities of its employees, and donations of food supplies and equipment. Hussmann also has long-standing relationships with the Boy Scouts of America and Junior Achievement, both at the national and local level. The Company's executives serve on each organization's Board of Directors, and support their leadership development programs through extensive employee involvement and major financial contributions.

Financial Contents
Five Year Summary                       19
Management's Discussion                 20
and Analysis
 Introduction                           20
 Pro Forma Financial Information        21
 Pro Forma Results of Operations        23
Non-recurring and                       23
Restructuring Charges
Consolidated Statements                 28
of Operations
Consolidated Balance Sheets             29
Consolidated Statements                 30
of Cash Flows
Consolidated Statements                 31
of Shareholders' Equity and
Comprehensive Income
Notes to Consolidated                   32
Financial Statements
Management's Responsibilities           42
for Financial Reporting
Independent Auditors' Report            42
General Information                     43

                                                                             19.

                 FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

     The following table presents selected historical consolidated and combined financial information of Hussmann International, Inc. and its subsidiaries ("Hussmann"or the "Company") or the group of companies that became wholly and majority-owned subsidiaries of Hussmann International, Inc. on January 30, 1998, which for all periods presented (except as of December 31, 1998), was composed of wholly-owned subsidiaries of Whitman Corporation ("Whitman"), including Hussmann Corporation and its wholly and majority-owned subsidiaries and other Hussmann companies owned by Whitman but directly managed by Hussmann Corporation. Prior to the formation of Hussmann, the historical financial statements were combined for financial reporting purposes. For all periods presented herein, the financial statements and financial information will be referred to as consolidated.

     The consolidated historical financial information for the years ended December 31, 1994 through 1997 may not necessarily reflect future results of operations or financial position of Hussmann or what the results of operations or financial position of Hussmann would actually have been had Hussmann operated as an independent, publicly held company during those periods.

                                                     PROFORMA (A)        AS OF AND FOR THE YEARS ENDED DECEMBER 31,
In millions, except per share data             -------------------    -----------------------------------------------
                                                   1998       1997    1998 (b)   1997 (b)      1996     1995     1994
----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATING RESULTS DATA:

 Sales and revenues                             $1,221.2   $1,096.2   $1,221.2   $1,096.2   $1,005.7   $921.7   $859.5
 Gross profit                                      258.2      215.2      257.2      206.7      203.9    179.3    178.1
 Gross profit percent                               21.1%      19.6%      21.1%      18.9%      20.3%    19.5%    20.7%
 Depreciation and amortization                      23.0       22.4       23.0       22.4       20.2     19.6     17.3
 Non-recurring charges                                 -          -        1.4       47.8          -        -        -
 Operating income                                  122.3       94.8      119.9       43.0       93.8     78.7     82.5
 Operating income percent                           10.0%       8.6%       9.8%       3.9%       9.3%     8.5%     9.6%
 Whitman charges                                       -          -        1.5       28.4       26.7     28.6     28.3
 Interest expense                                   18.9       15.6       18.8       18.9       18.0     16.8     15.6
 Net income (loss)                              $   62.4   $   51.9   $   57.5   $  (12.8)  $   34.1   $ 23.9   $ 23.6
 Pro forma basic earnings per share                 1.23       1.02       1.13          -          -        -        -
 Pro forma diluted earnings per share               1.20       1.01       1.11          -          -        -        -
 Dividends per share - Hussmann Common Stock         .08          -        .08          -          -        -        -

CONSOLIDATED BALANCE SHEET DATA:

 Working capital                                $  193.6   $  189.6   $  193.6   $  179.5   $  233.6   $194.2   $174.3
 Property and equipment, net                       168.4      161.0      168.4      159.9      138.4    127.3    117.2
 Total assets                                      653.7      627.2      653.7      614.0      611.4    547.4    503.6
 Loans and advances - Whitman                          -          -          -      173.8      211.4    186.9    150.6
 Long-term debt (including current portion)        204.8      243.2      204.8        3.2        2.2      1.2      0.5
 Total shareholders' equity                     $  185.5   $  139.1   $  185.5   $  186.6   $  192.6   $161.1   $173.2

CASH FLOWS PROVIDED BY (USED IN):

 Operating activities                                                 $   44.7   $   76.3   $   26.1   $ (4.0)  $  9.3
  Capital investments                                                    (30.6)     (38.6)     (33.5)   (29.3)   (32.7)
 Investing activities                                                    (33.4)     (63.0)     (27.3)   (36.7)   (32.6)
  Dividends paid to Whitman                                              (80.6)      (2.2)      (8.3)    (7.3)   (11.8)
 Financing activities                                                 $  (22.5)  $  (21.5)  $   14.3   $ 32.9   $  4.3
----------------------------------------------------------------------------------------------------------------------

(a) The 1998 and 1997 pro forma information reflects the adjustments as if Hussmann were an independent, publicly held company, excluding the effects of the non-recurring, restructuring charges and Whitman charges, and including the borrowings under the Credit Facility for 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this annual report.
(b) Included in the years ended December 31, 1998 and 1997 are non-recurring, restructuring charges of $2.4 million ($2.0 million after-tax) and $56.3 million ($47.0 million after-tax), respectively. Also included in 1998 is an adjustment to the estimated tax benefits recorded for the restructuring in the U.K. during 1997. See notes to consolidated financial statements.

20.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
INTRODUCTION

     Hussmann manufactures, sells, installs and services merchandising and refrigeration systems for the world's commercial food industry. Products include refrigerated and non-refrigerated display merchandisers, refrigeration systems and controls, beverage coolers, air handlers, evaporative condensers, heat exchange coils and walk-in storage coolers and freezers. Hussmann operates in three geographic segments: U.S. and Canada, Europe (U.K.) and Other International, which includes Mexico, Latin America, Asia-Pacific, New Zealand, and Australia. During 1998 and 1997, approximately 74% and 78% respectively, of consolidated sales and revenues were derived from the U.S. and Canada.

     In general, the markets in which Hussmann participates are highly competitive with competition based primarily on quality, technology, energy conservation and price. Hussmann's competitors vary according to product and geographic area, and include companies which manufacture a variety of products for the commercial food industry and those which specialize in a particular product. Hussmann sells its products primarily to supermarkets and convenience stores, including international, national and local retailers. In addition, Hussmann's sales are historically seasonal, with the greatest demand for its products occurring in the third and fourth quarters of the year. This demand results from customers' seasonal construction cycles and the desire to complete stores prior to the year-end holiday season. Approximately 2% and 3% of Hussmann's 1998 sales and revenues were generated in Brazil and the Asia-Pacific region, respectively. The recent economic volatility in these parts of the world is not expected to have a material effect on 1999 operating results. In Brazil, the majority of the Company's sales are to well-capitalized, national and international companies, with long-term commitments to the country and the surrounding regions. Further, despite the volatility in Asia-Pacific, Hussmann increased sales and revenues in that region during 1998 by 9%, excluding acquisitions.

     As previously stated, on January 30, 1998, Hussmann was spun off from Whitman and became an independent, publicly held company. The following pro forma consolidated statements of operations provide a reconciliation of what Management believes 1998 and 1997 operating results would have been had Hussmann been an independent, publicly held company for the periods presented, excluding the impact of the restructuring and non-recurring charges, and including the impact of the borrowings under the credit facility. Management believes the 1998 and 1997 pro forma consolidated operating results provide a more meaningful presentation for purposes of analyzing Hussmann's financial performance.

                                                                             21.

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------
For the year ended December 31, 1997 (Unaudited; in millions, except share data)

                                                                                                   Pro Forma
                                                                                    Historical   Adjustments     Pro Forma
--------------------------------------------------------------------------------------------------------------------------
Sales and revenues                                                                    $1,096.2    $    -       $   1,096.2
Cost of goods sold                                                                       889.5      (8.5) (a)        881.0
--------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                             206.7       8.5             215.2
Selling, general and administrative expenses                                             115.9       4.5  (b)        120.4
Non-recurring charges                                                                     47.8     (47.8) (a)            -
--------------------------------------------------------------------------------------------------------------------------
Operating income                                                                          43.0      51.8              94.8
--------------------------------------------------------------------------------------------------------------------------
Whitman charges                                                                           28.4     (28.4) (b)            -
Interest expense:
Whitman                                                                                   17.3     (17.3) (b)            -
Other                                                                                      1.6      14.0  (c)         15.6
--------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                    18.9      (3.3)             15.6
Other income, net                                                                          1.2         -               1.2
--------------------------------------------------------------------------------------------------------------------------
Income (loss) before income tax expense and minority interests                            (3.1)     83.5              80.4
Income tax expense                                                                         9.4      18.8  (d)         28.2
--------------------------------------------------------------------------------------------------------------------------
Income (loss) before minority interests                                                  (12.5)     64.7              52.2
Minority interests                                                                        (0.3)        -              (0.3)
--------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                     $  (12.8)   $ 64.7       $      51.9
--------------------------------------------------------------------------------------------------------------------------
Pro forma weighted average shares - Basic                                                    -         -        50,731,000
Pro forma basic earnings per share                                                           -         -       $      1.02
--------------------------------------------------------------------------------------------------------------------------
Pro forma weighted average shares - Diluted                                                  -         -        51,159,000
Pro forma diluted earnings per share                                                         -         -       $      1.01
--------------------------------------------------------------------------------------------------------------------------

(a) To eliminate restructuring related inventory write-downs and other non-recurring charges.
(b) To record the estimated additional administrative expenses that would have been incurred by Hussmann as a publicly held, independent company and to eliminate Whitman charges and interest paid to Whitman.
(c) To record the interest expense on funds assumed to be borrowed under Hussmann's credit facility. It was assumed $240 million was borrowed at an interest rate of 6%.
(d) To record the income tax effect of adjustments (a), (b) and (c).

22.

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------
For the year ended December 31, 1998 (Unaudited; in millions, except share data)

                                                                                                    Pro Forma
                                                                                     Historical   Adjustments     Pro Forma
---------------------------------------------------------------------------------------------------------------------------
Sales and revenues                                                                  $   1,221.2    $    -       $   1,221.2
Cost of goods sold                                                                        964.0      (1.0) (a)        963.0
---------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                              257.2       1.0             258.2
Selling, general and administrative expenses                                              135.9         -             135.9
Non-recurring charges                                                                       1.4      (1.4) (a)            -
---------------------------------------------------------------------------------------------------------------------------
Operating income                                                                          119.9       2.4             122.3
---------------------------------------------------------------------------------------------------------------------------
Whitman charges                                                                             1.5      (1.5) (b)            -
Interest expense:
Whitman                                                                                     1.0      (1.0) (b)            -
Other                                                                                      17.8       1.1  (c)         18.9
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                     18.8       0.1              18.9
Other expense, net                                                                         (3.4)        -              (3.4)
---------------------------------------------------------------------------------------------------------------------------
Income before income tax expense and minority interests                                    96.2       3.8             100.0
Income tax expense                                                                         39.0      (1.1) (d)         37.9
---------------------------------------------------------------------------------------------------------------------------
Income before minority interests                                                           57.2       4.9              62.1
Minority interests                                                                          0.3         -               0.3
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                          $      57.5    $  4.9       $      62.4
---------------------------------------------------------------------------------------------------------------------------
Pro forma weighted average shares - Basic                                            50,841,000         -        50,841,000
Pro forma basic earnings per share                                                  $      1.13    $  0.10      $      1.23
---------------------------------------------------------------------------------------------------------------------------
Pro forma weighted average shares - Diluted                                          52,006,000          -       52,006,000
Pro forma diluted earnings per share                                                $      1.11    $  0.09      $      1.20
---------------------------------------------------------------------------------------------------------------------------

(a) To eliminate the current year Chilean restructuring charge which includes inventory write-downs and other non-recurring charges.
(b) To eliminate Whitman charges and interest paid to Whitman.
(c) To record the interest expense on funds assumed to be borrowed under Hussmann's credit facility. It was assumed $240 million was borrowed at an interest rate of 6% for the period of January 1 through January 30, 1998.
(d) To record the income tax effect of adjustments (a), (b), and (c), and the adjustment to the estimated tax benefits recorded in prior year related to the restructuring in the U.K. of approximately $2 million.

                                                                             23.

-------------------------------------------------------------------------------
NON-RECURRING AND RESTRUCTURING CHARGES

     During the fourth quarter of 1998, due to an overall deterioration in the economy of Chile, Hussmann announced plans to restructure its Chilean operations. Ultimately, the jobs of 155 of 175 Chilean employees will be terminated, a small manufacturing operation will be closed, the Company will exit unprofitable service and contracting businesses and certain assets will be written down to their estimated market value. Hussmann's remaining sales operation in Chile will merge with Koxka C.E., S.A. ("Koxka"; see note 21 of the notes to consolidated financial statements), a pending acquisition with a sales and distribution business in Chile, to form a new regional sales center. The sales center will serve the Andean countries of Chile, Peru, Ecuador, Colombia and Bolivia. Much of the product supply for Chile, Peru and Bolivia will shift to Brazil, now that Hussmann's Brazilian operation is fully functional and producing Hussmann product lines. The ability to economically supply product out of Brazil, as well as the pending acquisition of Koxka, will allow Hussmann to move quickly to strategically address the redefined market in Chile and improve the profitability in Brazil.

     In addition, during 1998, the Company adjusted its estimates of tax benefits originally recorded for the 1997 restructuring of the U.K. operations. The approximate $2.0 million adjustment to the income tax provision has been reflected as a pro forma adjustment to the December 31, 1998, historical information and has been included in the pro forma financial statements above.

     In the second half of 1997, Hussmann recorded charges totaling $56.3 million (substantially all of which were non-cash) related to the recognition of goodwill impairment, the closure of certain sales and service branches in the U.K., the restructuring of its U.K. operations and the consolidation of certain operations in North America. Hussmann's 1997 operating loss in the U.K. was $6.2 million, excluding the aforementioned charges. The declining sales in the U.K. were attributable to changes in legislation in the U.K., which significantly limited new grocery store construction outside of existing urban areas.

     Of the total, $30.7 million ($29.6 million on an after-tax basis) related to the recognition of goodwill impairment and the closure of sales and service branches in the U.K. The remaining portion related to Management's decision during the fourth quarter of 1997 to restructure the U.K. operations and the consolidation of certain North American operations. The U.K. restructuring plan included closing a manufacturing facility in Glasgow, Scotland, and the consolidation of two other manufacturing facilities in Milton Keynes, England. These actions resulted in the elimination of approximately 320 jobs, primarily in the U.K. The total costs were approximately $25.6 million ($17.4 million on an after-tax basis) which includes $12.6 million for the write-down of inventory and equipment, $10.9 million in severance and termination benefits, and $2.1 million for lease termination and other closing costs. The U.K. restructuring was completed by the second quarter of 1998 and resulted in lower employee costs and improved manufacturing productivity.

PRO FORMA RESULTS OF OPERATIONS - 1998 COMPARED TO 1997

     Sales and Revenues. Sales and revenues to unaffiliated customers in 1998 of $1,221.2 million were $125.0 million or 11% over 1997 sales and revenues of $1,096.2 million. The U.S. and Mexico had record years, with solid volume growth particularly in the production and sale of supermarket cases, and the U.K. experienced a remarkable turnaround following last year's extensive restructuring. Acquisitions in Mexico and New Zealand/Australia also contributed to sales growth in 1998. The following is a summarized analysis of the increase in sales and revenues (in millions).

                               1998 Sales               Increase
                                      and      Change  (Decrease)
                                 revenues   from 1997  from 1997
----------------------------------------------------------------------
U.S. and Canada                $  901.7    $ 49.0         6%
Europe (U.K.)                     144.8      21.2        17
Other International               174.7      54.8        46
----------------------------------------------------------------------
Total                          $1,221.2    $125.0        11%
----------------------------------------------------------------------


UNITED STATES AND CANADA
     Sales and revenues in the United States and Canada grew 6% during the year to a record $901.7 million. The majority of this growth was in supermarket cases produced in the Company's largest manufacturing facility located in Bridgeton, Missouri. Total supermarket case growth for Hussmann was approximately 10% for the year. The Company's sales growth in the U.S. and Canada was partially mitigated by flat sales in refrigeration systems, as the Company implemented its planned manufacturing consolidation of refrigeration systems in 1998.

EUROPE (U.K.)

     The 17% increase in sales and revenues in the Company's U.K. operations came on the heels of the substantial restructuring efforts announced in the last half of 1997. Additionally in 1998, volume improvement was driven by increased equipment orders (which typically have higher margins than service and contracting) from the Company's newly reconfigured U.K. plant which began production in March 1998.

OTHER INTERNATIONAL

     Other International sales and revenues improved $54.8 million or 46% during the year, driven by record setting sales in Mexico and recent acquisitions in this segment. Sales and revenues in Other International increased $43.9 million from the acquisitions of Industrias Gilvert in Mexico and McAlpine Investments Ltd. ("MIL", see note 4 of

24.

--------------------------------------------------------------------------------
the notes to consolidated financial statements) in New Zealand/ Australia, partially offset by a decline in Chilean sales. Sales and revenues in Asia-Pacific, excluding acquisitions, increased 9% during 1998, despite the economic turmoil in that region.

     GROSS PROFIT. Gross profit increased 20% or $43.0 million in 1998. This increase is partly related to the 11% overall improvement in sales and revenues. In addition, gross profit margins improved 1.5 points, driven mainly by leverage over fixed manufacturing costs, gains from other operating efficiencies and a favorable market for purchased raw materials.

     TOTAL SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES . Total SG&A increased $15.5 million to $135.9 or 13% over the comparable 1997 period. The increase was related to acquisitions, increased bonuses and commissions for the record setting year in 1998, compensation costs related to a restricted stock program implemented by Whitman and additional costs and expenses associated with Hussmann's implementation of a company-wide information system.

     OPERATING INCOME. Operating income in 1998 of $122.3 million was $27.5 million or 29% over 1997 operating income of $94.8 million. Increases in the U.S., the U.K. and Mexico drove the overall improvement in operating income during 1998. The following is a summarized analysis of operating income by business segment (in millions).

                            1998                Increase
                       Operating      Change   (Decrease)
                          income   from 1997   from 1997
---------------------------------------------------------
U.S. and Canada           $135.6       $27.8          26%
Europe (U.K.)                1.2         7.4         Fav
Other International         12.5        (4.7)        (27)
Corporate                  (27.0)       (3.0)          -
---------------------------------------------------------
Total                     $122.3       $27.5          29%
---------------------------------------------------------

UNITED STATES AND CANADA

     Operating income in the United States and Canada increased 26% during the year to $135.6 million. This improvement was driven by substantially higher volume and margins at the Company's largest manufacturing plant in Bridgeton, Missouri, and substantial improvements in margins at the Company's specialty case manufacturing operation.

EUROPE (U.K.)

     The Company's European segment recorded operating income in three of the four quarters in 1998 and returned to profitability for the full year in 1998. Restructuring efforts announced in the last half of 1997, as well as increased volume, helped the segment attain operating income of $1.2 million in 1998, compared to an operating loss of $6.2 million in 1997. Volume improvements at the Company's reconfigured manufacturing facility in Milton Keynes, England, were driven by increased equipment orders from a major retail customer. Increased capacity at the Milton Keynes facility brought on increased production in March 1998, after the Company closed its larger manufacturing facility in Glasgow, Scotland, which occupied 300,000 square feet of manufacturing space. The new operationally efficient facility in Milton Keynes now services substantially the same market with 80,000 square feet of manufacturing capacity.

OTHER INTERNATIONAL

     Operating income in Other International was down $4.7 million or 27% to $12.5 million for the year. Operating income was significantly impacted during the year by hyperinflationary accounting in Mexico and an overall operating decline in the Company's Chilean operation. Hussmann, like all U.S. based companies, is required to report results from a foreign operation in U.S. dollars if the country in question has experienced cumulatively high levels of inflation over the previous three years. This accounting convention reduced earnings significantly in this year's fourth quarter and for the year. Despite the effects of dollar functional accounting on its results, Hussmann Mexico still recorded in excess of a 20% improvement in operating income for the full year on the strength of improved sales of supermarket cases and refrigerated bottle coolers.

     Losses in Chile were heavily weighted in the final half of 1998, in particular the fourth quarter as a deteriorating Chilean economy accounted for a decrease in sales from $11.7 million in 1997 to $5.1 million in 1998. Additionally, operating income in Other International was reduced by start-up losses in Brazil relating to the required spending to introduce Hussmann technology and products into the Brazilian market. In Brazil, Hussmann began producing Impact cases and refrigeration systems in 1998 and invested aggressively throughout the year to establish its market position. The product introduction plan is progressing, with Brazilian sales up more than 12% for the year.

     INTEREST EXPENSE. Interest expense of $18.9 million in 1998 increased $3.3 million or 21% from 1997. This increase relates primarily to higher levels of debt and interest rates in the Company's international operations and the negative effects of the timing of cash flow.

     EFFECTIVE INCOME TAX RATE. Hussmann's effective income tax rate, excluding the aforementioned adjustment to U.K.'s 1997 restructuring charges and the Chilean restructuring reserve, was 37.9% in 1998, or 2.7 percentage points higher than the 1997 effective tax rate of 35.2%. This increase relates primarily to higher levels of taxable income being generated in the U.S., (which typically has higher effective tax rates), the effects of hyperinflationary accounting in Mexico, and lower taxable income or net losses in countries having lower effective tax rates.

                                                                             25.

                HUSSMANN INTERNATIONAL, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS - ACTUAL 1997 COMPARED TO ACTUAL 1996

     SALES AND REVENUES. Sales and revenues in 1997 of $1,096.2 million were $90.5 million or 9% over 1996 sales and revenues of $1,005.7 million. Sales and revenue increases in the U.S., Brazil and Mexico drove the overall improvement. The following is a summarized analysis of the increase in sales and revenues (in millions).

                                              1997                Increase
                                         Sales and       Change  (Decrease)
                                          revenues    from 1996  from 1996
---------------------------------------------------------------------------
U.S. and Canada                           $  852.7     $ 54.4        7%
Europe (U.K.)                                123.6      (16.0)     (11)
Other International                          119.9       52.1       77
---------------------------------------------------------------------------
Total                                     $1,096.2     $ 90.5        9%
---------------------------------------------------------------------------

     The 7% increase in sales and revenues in the U.S. and Canada was principally driven by continued strong U.S. supermarket demand. The decrease in sales and revenues in the U.K. of 11% was due to a continued soft market in the U.K., plus start-up delays at the plant in Milton Keynes, England. The increase in sales and revenues of 77% or $52.1 million in Other International was principally due to the acquisition of Fast Frio in Brazil in January 1997, (which had $24.0 million of sales and revenues in 1997), and increased sales in Mexico which were 31% or $20.5 million above 1996.

     GROSS PROFIT AND OPERATING INCOME. As a percent of sales and revenues, 1997 gross profit margin was 19% compared to 20% in 1996. U.S. and Canada gross profit percentage in 1997 of approximately 20% was consistent with 1996. The U.S. market has been particularly price competitive since 1995. Productivity improvements from the new Impact product line were mostly offset by inflation in material costs which was not offset by customer price increases. Gross profit percentages in both the U.K. and Other International were below 1996 levels due to lower sales volume, manufacturing inefficiencies, inventory write-downs related to the restructuring in the U.K. and a negative change in sales mix in Mexico driven by strong growth in exports from bottle coolers.

     Total selling, general and administrative ("SG&A") expenses, (including amortization expense), increased by 5% from $110.1 million in 1996 to $115.9 million in 1997. The increase in SG&A expenses is primarily due to operating costs in Brazil.

     Operating income in 1997 of $43.0 million would have been $99.3 million excluding non-recurring charges of $47.8 million and U.K. restructuring-related inventory write-downs of $8.5 million. This would have represented an increase of $5.5 million or 6% from 1996 operating income of $93.8 million. The U.K. operations had an operating loss of $55.4 million in 1997 compared to $0.0 in 1996. The recognition of goodwill impairment ($26.0 million), restructuring ($18.5 million), and the consolidation of sales and service branches ($4.7 million), were the primary contributing factors to the decrease. Lower volume combined with start-up driven manufacturing inefficiencies at the Milton Keynes plant also contributed to the decrease. Operating income for Other International of $17.2 million increased $2.9 million or 20% over 1996 operating income of $14.3 million, attributable mainly to increased exports from Mexico in 1997 compared to 1996 and the inclusion of the acquisition of Fast Frio in Brazil.

     INTEREST EXPENSE. Interest expense of $18.9 million increased $0.9 million or 5% from 1996 to 1997 primarily due to additional funds advanced from Whitman to support capital expenditures and acquisitions. Effective Income Tax Rate. Hussmann's pro forma effective income tax rate, excluding non-recurring charges, was 35.2% in 1997, or 1.2 points higher than the 1996 effective rate of 34.0%, due principally to a one-time Mexican deferred tax adjustment in 1996, offset in part by slightly higher effective state income tax rates in the U.S.

LIQUIDITY, FINANCIAL CONDITION AND CAPITAL RESOURCES

     CASH FLOWS FROM OPERATIONS. Hussmann generated net cash from operations of $44.7 million, $76.3 million, and $26.1 million during the years ended December 31, 1998, 1997 and 1996, respectively. The decrease in 1998 cash flow from operations is attributable to the use of cash to fund working capital (inventory, receivables and payables) requirements during 1998 compared to 1997. The $50.2 million improvement in 1997 cash flows from operating activities was principally driven by improvement in cash flow from working capital.

     CASH FLOWS FROM INVESTING ACTIVITIES. Net cash used in investing activities was $33.4 million, $63.0 million and $27.3 million during the years ended December 31, 1998, 1997 and 1996, respectively. Capital investments of $30.6 million, $38.6 million and $33.5 million, respectively, were the principal component of investing activities. Additionally, in 1997 Hussmann paid $26.4 million, net for acquisitions, including a 70% interest in Fast Frio in Brazil, 100% of Industrias Gilvert in Mexico, and the remaining 25% interest in Frio-Lux in Chile. In 1998 and 1996, there were no material acquisitions.

     Management expects capital investments to approximate $40 million per year during 1999 and 2000, excluding any net cash used for acquisitions and capital investments made with respect to any such acquisitions. As previously mentioned, Hussmann has recently entered into a definitive agreement to purchase Koxka. The acquisition of Koxka should be consummated late in first quarter 1999, with a purchase price of approximately $145 million. Subsequent to the

26.

--------------------------------------------------------------------------------
consolidation of Koxka, Management will continue to evaluate potential acquisitions that fit Management's strategies for growth. During 1998, approximately 29% of capital investments represents the cost of converting to an integrated company-wide information system and approximately 16% represents the cost of expanding production of refrigerated display cases at the Bridgeton, Missouri, plant and consolidating production of refrigeration systems.

     CASH FLOWS FROM FINANCING ACTIVITIES. Net cash (used in) provided by financing activities was $(22.5) million, $(21.5) million and $14.3 million during the years ended December 31, 1998, 1997 and 1996, respectively. The significant activity during 1998 related to the settlement of obligations with Whitman and replacing the intercompany financing with additional borrowings. During the spin-off, Hussmann repaid the Whitman obligations with $240 million borrowed from its $350 million Credit Facility (defined below). In addition, in June 1998, the Company issued $125 million of its $250 million principal amount shelf registration of senior notes (the "Senior Notes"). The proceeds from the offering were used to pay down the existing Credit Facility. Prior to the Spin-off, Whitman served as the primary source of financing for Hussmann. Under Whitman's cash management system, Hussmann advanced cash not needed for current operations to Whitman at the then current commercial bank prime lending rate and Whitman advanced cash to Hussmann on the same basis. For 1997, there was a decrease in advances from Whitman of $37.6 million due to improved cash flow resulting from higher sales volumes and improved working capital management. Prior to 1997, due to Hussmann's investing activities, such as capital investments, and the allocation of expenses by Whitman to Hussmann, Hussmann was a net cash user and, accordingly, there was a net increase in advances from Whitman of $24.5 million during the year ended December 31, 1996. These advances are included in loans and advances - Whitman on Hussmann's consolidated balance sheets.

     AVAILABLE CASH AND BORROWINGS. Hussmann's cash and cash equivalents totaled $26.1 million as of December 31, 1998, compared to $38.4 million as of December 31, 1997.

     Prior to the spin-off, Hussmann entered into a five-year unsecured revolving credit facility (the "Credit Facility") with a syndicate of commercial banks and financial institutions that enables Hussmann to borrow funds at variable interest rates on a revolving credit basis up to an aggregate principal amount of $350 million. At December 31, 1998, $280 million was available for additional borrowings under the Credit Facility.

     In June 1998, Hussmann issued $125 million 6-3/4% Senior Notes due June 2008. The $125 million Senior Notes were part of the $250 million shelf registration filed by Hussmann with the Securities and Exchange Commission (the "SEC")on May 29, 1998 (the "Shelf Registration"). The proceeds from the Senior Notes were used to repay borrowings incurred under the Credit Facility.

      Management believes cash flows from operations, unused amounts available under the Credit Facility and the Shelf Registration will be sufficient to satisfy Hussmann's working capital, capital investments, acquisitions and other financing requirements for the foreseeable future. Management believes Hussmann will be able to access capital markets on satisfactory terms, although there can be no assurance that will be the case.

     Hussmann's products use copper wiring and tubing. As a result, Hussmann's results are subject to fluctuations in the price of copper. Hussmann uses hedging instruments to mitigate a portion of these risks.

     In February 1998, the Board of Directors of Hussmann approved a plan to expand production capacity of refrigerated display cases at its Bridgeton, Missouri plant by 20% and consolidate the production of refrigeration systems from five to two North American manufacturing locations. The reconfiguration of the Bridgeton plant and realignment of refrigeration production will require $12.6 million of capital investment. The Bridgeton refrigeration production has been split between a new 360,000 square foot plant in Suwanee, Georgia, and an existing facility in Chino, California. The new Bridgeton case line is scheduled to begin production during the second or third quarter of 1999. The new plant in Suwanee began production of refrigeration systems in the third quarter of 1998.

     NON-U.S. OPERATIONS. The most significant non-U.S. operations are located in Canada, Mexico and the U.K., with smaller operations located in, among other countries, New Zealand, Australia, Brazil, Chile, China and Singapore. Because Hussmann's non-U.S. entities conduct the majority of their business in their respective local currencies, Hussmann is subject to foreign currency risks when translating its non-U.S. entity financial statements into U.S. dollars for financial reporting purposes. In addition to the foreign currency translation risks faced by Hussmann, other risks associated with non-U.S. operations include the potential for restrictive actions taken by host country governments, the risks relating to non-U.S. economic and political conditions, and the risks relating to limits on the transfer of funds from non-U.S. entities to Hussmann. Hussmann did not use foreign currency risk management instruments to manage its exposure to changes in currency exchange rates in 1998. However, as the significance of Hussmann's foreign operations grows, Management will continue to monitor whether it would be appropriate to use foreign currency risk management instruments to mitigate its larger exposures.

                                                                             27.

               HUSSMANN INTERNATIONAL, INC.  1998 ANNUAL REPORT

--------------------------------------------------------------------------------
YEAR 2000

     The Company has assessed the Year 2000 ("Y2K") issue as it relates to information technology ("IT") and has determined it must modify or upgrade certain portions of the hardware and software in its information systems. The Company is utilizing both internal and external resources to complete the reprogramming, upgrades and testing necessary to complete this modification and replacement process. The Company's Y2K efforts are being carried out by the Company's Y2K Team which has created a plan to complete Y2K reprogramming and testing of the Company's information systems ("the Plan") by June 30, 1999. Progress against the Plan is monitored and reported to Management and to the Audit and Finance Committee of the Board of Directors on a regular basis. The Y2K Team believes it remains on schedule, according to the Plan. As of December 31, 1998, the Company has incurred approximately $2.0 million related to Y2K work and anticipates the cost of its remaining Y2K work (which will be incurred over the next 12 months) to total about $5.0 million. This amount will not have a material adverse effect on Hussmann's results of operations, financial condition or cash flows.

     The Company is continuing to address its non-IT Y2K issues. The Company's Y2K Team is reviewing equipment embedded with microprocessors, products sold and service contracts entered into to determine what exposure, if any, the Company has in this area. At this time the Company is unable to estimate the total costs related to its non-IT Y2K issues, however, based upon results of reviews performed to date, Management does not believe such costs will be material.

     Also as part of the non-IT Y2K Plan, the Company is in the process of determining and assessing the Y2K compliance status of third parties with which it does business. The Company has contacted its key suppliers and customers to evaluate their Y2K readiness. Contingency plans to help protect the Company's business from Y2K-related interruptions have been developed. The Company will reassess its contingency plans as it completes its review process.

     The expected costs of the projects and the date on which Hussmann plans to complete all of the Y2K work are based on Management's best estimates, which are derived from numerous assumptions about future events, including the availability of certain resources, third-party modification plans, and other factors. However, there can be no guarantee these estimates will be achieved and actual results could differ materially from those plans. Certain of the non-IT Y2K issues have far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in this area, and the ability to identify and correct all relevant computer codes. In addition, there can be no assurances the systems or products of third parties on which the Company relies will be timely converted or that a failure by a third party, or a conversion incompatible with the Company's systems, would not have a material adverse effect on the Company.

NEW ACCOUNTING STANDARD

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. Specifically, it addresses when and what types of costs associated with internally developed software should be expensed or capitalized. The SOP addresses both internal costs and external costs and the stages of completion of the entire project. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Management believes the costs being incurred on the company-wide integrated computer system are being properly accounted for in accordance with SOP 98-1. This SOP should not have a material impact on the consolidated financial statements of the Company going forward, other than which has already been disclosed.

SAFE HARBOR STATEMENT

     Management has made and will make certain forward-looking statements in its reports filed with the SEC, reports to shareholders and in certain other contexts relating to future revenues, costs, expenses, production schedules, profitability, financial resources, and the Y2K issue, among others. These statements are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Management's beliefs and assumptions using information currently available. Accordingly, Hussmann's actual results may differ materially from those projected, expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in Hussmann's operations and business environment, including among other factors: 1) the failure by Hussmann to produce anticipated cost savings or improve productivity; 2) the timing and magnitude of capital investments; 3) economic and market conditions in the U.S. and worldwide; 4) currency exchange rates; 5) changes in customer spending levels and demand for new products; 6) cost and availability of raw materials; 7) the continuation of growth in significant developing markets such as in Latin American and Asia-Pacific; 8) overall competitive activities; 9) failure of the Company, its suppliers or vendors to achieve Y2K compliance in a timely manner and 10) other risks described in the Company's filings with the SEC.

28.


                     CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
For the years ended December 31 (in millions, except share data)

                                                          1998               1997          1996
-------------------------------------------------------------------------------------------------
Sales and revenues                                       $    1,221.2      $1,096.2      $1,005.7
Cost of goods sold                                              964.0         889.5         801.8
-------------------------------------------------------------------------------------------------
Gross profit                                                    257.2         206.7         203.9
Selling, general and administrative expenses                    134.7         114.4         108.6
Amortization expense                                              1.2           1.5           1.5
Non-recurring charges                                             1.4          47.8             -
-------------------------------------------------------------------------------------------------
Operating income                                                119.9          43.0          93.8
-------------------------------------------------------------------------------------------------
Whitman charges                                                   1.5          28.4          26.7

Interest expense:
  Whitman                                                         1.0          17.3          16.7
  Other                                                          17.8           1.6           1.3
-------------------------------------------------------------------------------------------------
Total interest expense                                           18.8          18.9          18.0

Other income (expense), net                                      (3.4)          1.2           2.9
-------------------------------------------------------------------------------------------------
Income (loss) before income tax expense and minority interests   96.2          (3.1)         52.0

Income tax expense                                               39.0           9.4          17.6
-------------------------------------------------------------------------------------------------
Income (loss) before minority interests                          57.2         (12.5)         34.4

Minority interests                                                0.3          (0.3)         (0.3)
-------------------------------------------------------------------------------------------------
Net income (loss)                                        $       57.5      $  (12.8)     $   34.1
-------------------------------------------------------------------------------------------------
Pro forma weighted average shares - Basic*                 50,841,000             -             -
Pro forma basic - EPS*                                   $       1.13             -             -
-------------------------------------------------------------------------------------------------
Pro forma weighted average shares - Diluted*               52,006,000             -             -
Pro forma diluted - EPS*                                 $       1.11             -             -
-------------------------------------------------------------------------------------------------

* Discussion regarding the computation of pro forma earnings per share is contained in note 2 of notes to consolidated financial statements.



See accompanying notes to consolidated financial statements.

                                                                             29.

                HUSSMANN INTERNATIONAL, INC. 1998 ANNUAL REPORT


                          CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
As of December 31 (in millions, except share data)

ASSETS                                                                                  1998        1997
---------------------------------------------------------------------------------------------------------
Current assets:
 Cash and cash equivalents                                                          $    26.1     $   38.4
 Receivables, net of allowance for doubtful accounts
  of $2.7 and $1.9, respectively                                                        285.3        208.8
 Inventories                                                                            106.9        146.7
 Other current assets                                                                    11.5          7.4
----------------------------------------------------------------------------------------------------------
Total current assets                                                                    429.8        401.3
Property and equipment, net                                                             168.4        159.9
Goodwill, net                                                                            29.4         25.1
Other assets                                                                             26.1         27.7
----------------------------------------------------------------------------------------------------------
Total assets                                                                        $   653.7     $  614.0
----------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Short-term debt and current maturities long-term debt                               $   16.9     $    6.2
 Accounts payable                                                                       137.5        126.8
 Income taxes payable                                                                     9.1         14.2
 Accrued expenses                                                                        72.7         74.6
----------------------------------------------------------------------------------------------------------
Total current liabilities                                                               236.2        221.8
Loans and advances - Whitman                                                                -        173.8
Long-term debt                                                                          200.7          3.2
Other liabilities                                                                        31.3         28.6
----------------------------------------------------------------------------------------------------------
Total liabilities                                                                       468.2        427.4
Shareholders' equity:
Preferred stock, $.001 par value, 20,000,000
 shares authorized, none issued or outstanding                                              -            -
Common stock, $.001 par value, 150,000,000
 shares authorized, 51,006,000 issued, 50,763,000
 shares outstanding                                                                       0.1            -
Additional paid-in capital                                                               90.6         52.3
Retained earnings                                                                       161.0        188.1
Cumulative translation adjustment                                                       (59.3)       (53.8)
Minimum pension liability adjustment, net of tax                                         (2.9)           -
Treasury stock, at cost: 243,000 shares                                                  (4.0)           -
----------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                              185.5        186.6
----------------------------------------------------------------------------------------------------------
Total liabilities and shareholders` equity                                           $  653.7     $  614.0
----------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

30.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

For the years ended December 31 (in millions)
                                                                                                 1998          1997          1996
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income (loss)                                                                          $      57.5      $  (12.8)     $   34.1
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization                                                                   23.0          22.4          20.2
  Non-recurring charges                                                                            1.4          47.8             -
  Changes in assets and liabilities, exclusive of acquisitions:
   Receivables, net                                                                              (68.1)         (3.6)        (13.9)
   Inventories                                                                                    40.9          11.6         (30.4)
   Accounts payable                                                                               (0.3)         10.0           4.4
   Income taxes payable                                                                           (5.1)          3.8           6.7
   Other assets and liabilities                                                                   (4.6)         (2.9)          5.0
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                         44.7          76.3          26.1
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Capital investments                                                                              (30.6)        (38.6)        (33.5)
Proceeds from sales of property and equipment                                                      0.5           2.0           6.2
Companies acquired, net of cash                                                                   (3.3)        (26.4)            -
----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                            (33.4)        (63.0)        (27.3)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase (decrease) in short-term debt                                                         9.9           4.3          (1.9)
Net increase (decrease) in loans and advances from Whitman                                           -         (37.6)         24.5
Settlement of Whitman obligations, net                                                          (221.7)            -             -
Proceeds from issuance of long-term debt                                                         430.4             -             -
Principal payments on long-term debt                                                            (234.1)            -             -
Acquisition of treasury stock                                                                     (4.0)            -             -
Capital contribution from Whitman                                                                    -          14.0             -
Dividends paid                                                                                    (3.0)         (2.2)         (8.3)
----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                              (22.5)        (21.5)         14.3
----------------------------------------------------------------------------------------------------------------------------------
Effects of foreign exchange rate changes on cash and cash equivalents                             (1.1)         (0.5)         (0.1)
----------------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                                          (12.3)         (8.7)         13.0
Cash and cash equivalents, beginning of year                                                      38.4          47.1          34.1
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                     $      26.1      $   38.4      $   47.1
----------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                                                                             31.

               HUSSMANN INTERNATIONAL, INC.  1998 ANNUAL REPORT



                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
                        EQUITY AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

For the years ended December 31 (in millions)
                                                Common                                                  Minimum
                                              Stock No.         Additional                Cumulative    Pension   Treasury
                                             of Shares   Common    Paid-in    Retained   Translation  Liability,     Stock,
                                         (in thousands)   Stock    Capital    Earnings    Adjustment        net    at cost   Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                    -           -      $  38.3     $ 176.0      $ (53.2)        -        -      $161.1
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                                                                      34.1                                        34.1
  Cumulative translation adjustment                                                             4.7                            4.7
----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                      -           -            -        34.1          4.7         -        -        38.8
----------------------------------------------------------------------------------------------------------------------------------
  Dividends paid to Whitman                                                       (8.3)                                       (8.3)
  Stock plans, net                                                                 1.0                                         1.0
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                    -           -         38.3       202.8        (48.5)        -        -       192.6
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net loss                                                                       (12.8)                                      (12.8)
  Cumulative translation adjustment                                                            (5.3)                          (5.3)
----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive loss                        -           -            -       (12.8)        (5.3)        -        -       (18.1)
----------------------------------------------------------------------------------------------------------------------------------
  Dividends paid to Whitman                                                       (2.2)                                       (2.2)
  Capital contribution from Whitman                                   14.0                                                    14.0
  Stock plans, net                                                                 0.3                                         0.3
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                    -           -         52.3       188.1        (53.8)        -        -       186.6
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
  Net income                                                                      57.5                                        57.5
  Cumulative translation adjustment                                                            (5.5)                          (5.5)
  Minimum pension
   liability adjustment, net                    -                                                        (2.9)                (2.9)
----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                      -           -            -        57.5         (5.5)     (2.9)       -        49.1
----------------------------------------------------------------------------------------------------------------------------------
  Issuance of common stock                 50,731         0.1                                                                  0.1
  Dividends declared                                                              (4.0)                                       (4.0)
  Settlement with Whitman                                             34.5       (80.6)                                      (46.1)
  Repurchase of common stock                 (243)                                                                (4.0)       (4.0)
  Stock plans, net                            275                      3.8                                                     3.8
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998               50,763        $0.1       $ 90.6     $ 161.0      $ (59.3)    $(2.9)   $(4.0)     $185.5
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

32.

(In millions, except share data)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(1)  NATURE OF BUSINESS

     Hussmann manufactures, sells, installs and services merchandising and refrigeration systems for the commercial food industry throughout the world. Hussmann operates manufacturing facilities in the U.S., Canada, the U.K., Mexico, Brazil, China, New Zealand and Australia.

     On January 30, 1998, Whitman Corporation ("Whitman") distributed (the "Distribution") 50.7 million shares of common stock of Hussmann ("Hussmann Common Stock") to Whitman's shareholders at the rate of one share of Hussmann Common Stock and associated Right (as defined below) for every two shares of Whitman common stock. As a result of the spin-off (the "Spin-off"), Hussmann became an independent, publicly held company.

     These financial statements present the operations of Hussmann International, Inc. and its subsidiaries (as required by the context, "Hussmann"or the "Company"refers to Hussmann International, Inc. or to the group of companies that became wholly and majority-owned subsidiaries of Hussmann International, Inc. on January 30, 1998), which for all periods presented (except as of December 31, 1998), was composed of wholly-owned subsidiaries of Whitman Corporation, including Hussmann Corporation and its wholly-owned subsidiaries and other Hussmann companies owned by Whitman but directly managed by Hussmann Corporation. Prior to the formation of Hussmann, the historical financial statements were combined for financial reporting purposes. For all periods presented herein, the financial statements will be referred to as consolidated financial statements.

(2)  SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to current year presentation.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include accounts of Hussmann and its wholly and majority-owned subsidiaries. Investments of less than 50% in joint ventures are accounted for using the equity method. All significant intercompany transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of deposits with banks and financial institutions which are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

INVENTORIES

     Inventories are valued at the lower of cost (principally determined on the first-in, first-out or average methods) or net realizable value.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. The approximate ranges of annual depreciation rates are 2% to 5% for buildings and improvements and 8% to 33% for machinery and equipment. Gains or losses from the sale of property and equipment are reported in other income (expense), net.

GOODWILL

     Goodwill represents the excess of cost over fair market value of the net assets of businesses acquired. Such amounts are amortized on a straight-line basis over the periods estimated to be benefited. Amortization periods range from 10 to 40 years. Goodwill is stated net of accumulated amortization of $10.0 and $8.8 as of December 31, 1998 and 1997, respectively.

CARRYING VALUES OF LONG-LIVED ASSETS

     Hussmann evaluates the carrying values of long-lived assets and identifiable intangibles used in the business whenever events and circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of the asset is measured by a comparison of the carrying amount of the asset to the future net cash flows expected to be generated. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less disposal costs.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     Assets and liabilities of non-U.S. operations whose functional currency is other than the U.S. dollar are translated to U.S. dollars using exchange rates in effect at the balance sheet date. Results from operations are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recorded as a component of shareholders' equity. For those non-U.S. entities of Hussmann operating in countries where economies are considered to be highly inflationary, foreign currency translation gains and losses are included in results from operations as other income (expense), net.

                                                                             33.

                   HUSSMANN INTERNATIONAL, INC.  1998 REPORT

--------------------------------------------------------------------------------
REVENUE RECOGNITION

     Revenue is recognized when products are shipped or when services are performed. Revenue for installation projects is recognized generally upon the completion of the project and acceptance by the customer. Generally, products sold carry a one-year warranty while installation projects carry a three-month warranty. Hussmann estimates and records provisions for warranties in the period the sale is reported, based on historical experience.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. These costs amounted to $6.4, $5.6 and $6.0 in 1998, 1997 and 1996, respectively.

INCOME TAXES

     Hussmann's U.S. operations have been included in the consolidated U.S. Federal and certain state unitary income tax returns of Whitman for the years ended December 31, 1997 and 1996, and for the period ended January 30, 1998. For those periods in which Hussmann was part of Whitman, Hussmann's income tax expense was allocated to Hussmann as if Hussmann had filed separate income tax returns.

     No provision has been made for U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries (approximately $73.0 at December 31, 1998) which currently is not intended to be remitted to the U.S., primarily because retention of a significant portion of these earnings is considered essential for continuing operations and the additional taxes are considered to be immaterial based upon available foreign tax credits. No deferred tax liability has been recognized with regard to the potential remittance of such undistributed income.

PRO FORMA EARNINGS PER SHARE

     Hussmann adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" ("SFAS 128"), effective January 1, 1998. In accordance with SFAS 128, basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the weighted average number of common shares outstanding during the period plus shares issuable upon the assumed exercise of dilutive common stock options using the treasury stock method.

     Although the Spin-off did not occur until January 30, 1998, for purposes of presentation, Hussmann has calculated earnings per share on a pro forma basis assuming the Spin-off occurred January 1, 1998, for both basic and diluted earnings per share. The number of shares of Hussmann Common Stock used in the calculation of pro forma earnings per share for the year ended December 31, 1998, is as follows (in thousands):

                                                            1998
Pro forma weighted average shares outstanding - Basic      50,841
------------------------------------------------------------------
Dilutive effect of stock options                            1,165
------------------------------------------------------------------
Pro forma weighted average shares outstanding - Diluted    52,006
------------------------------------------------------------------

     Options to purchase 482,000 shares of Hussmann Common Stock at $17.94 per share were outstanding since June 1998, but were not included in the computation of pro forma diluted - EPS, due to the exercise price of these options being greater than the average market price of Hussmann Common Stock. These options expire in 2008.

STOCK-BASED COMPENSATION

     Hussmann measures the compensation cost of equity instruments issued under employee compensation plans under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations, in accounting for its fixed stock option plans. Compensation expense related to restricted stock awards is recognized over the applicable vesting periods.

COMPREHENSIVE INCOME

     On January 1, 1998, Hussmann adopted SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. This statement requires Hussmann to report separately, the translation adjustments of SFAS 52, Foreign Currency Translation and changes to the minimum pension liability adjustment as components of comprehensive income. Management has chosen to disclose the requirements of this statement within the consolidated statements of shareholders' equity and comprehensive income.

(3) TRANSACTIONS WITH WHITMAN

CASH MANAGEMENT AND ADVANCES

     Prior to the Spin-off, Whitman managed all excess cash for Hussmann. Cash balances owed to Whitman were advanced at the then current commercial bank prime lending rate. All advances to or from Whitman are included in loans and advances - Whitman in the consolidated balance sheets. Interest expense on such advances is included in interest expense: Whitman in the consolidated statements of operations.

DIVIDENDS PAID TO / CAPITAL CONTRIBUTIONS FROM WHITMAN

     For the years ended December 31, 1998, 1997 and 1996, Hussmann paid dividends to Whitman and Whitman made capital contributions to Hussmann, as summarized in the consolidated statements of shareholders' equity and comprehensive income.

34.

--------------------------------------------------------------------------------
NOTE PAYABLE TO WHITMAN

     Included in loans and advances - Whitman at December 31, 1997, is a junior subordinated note in the amount of $117.3 which was repaid in conjunction with the Spin-off.

WHITMAN CHARGES

     Whitman allocated portions of its general and administrative expenses to its subsidiaries. Hussmann's share of such costs were $1.5, $28.4, and $26.7 in 1998, 1997 and 1996, respectively. Such charges represent an allocation of Whitman's estimated total expenses, and were charged to Whitman's subsidiaries based on budgeted revenues. Whitman considered this method to be a reasonable basis for allocation.

(4)  ACQUISITIONS

     As previously reported on Form 8-k, filed on August 31, 1998, with the Securities and Exchange Commission (the "SEC"), Hussmann acquired a 65% interest in Mcalpine Investments, Ltd. ("MIL") on August 17, 1998, for approximately $3.5. Mil consists of two separate operating companies engaged in the sale, installation, manufacture and service of commercial refrigeration products for the retail food industries in New Zealand, Australia and various island nations throughout the South Pacific. MIL's headquarters are located in Auckland, New Zealand. Mil has been an independent distributor and licensee of the company for several years, with combined sales and revenues of approximately $64.0 for the year ended December 31, 1997.

     This acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations are reflected in the consolidated statements of operations since the date of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed of MIL based upon their estimated fair market value, and the excess cost over net tangible assets (approximately $5.9) is being amortized on a straight line basis over ten years.

     In 1997, Hussmann acquired a 70% interest in Fast Frio, a refrigeration manufacturer and distributor in Brazil, 100% of Industrias Gilvert, a manufacturer of refrigeration coils and related equipment located in Mexico, and the remaining 25% interest in Frio-Lux, an equipment distributor in Chile. The amount paid for 1997 acquisitions totaled $26.4, net of cash acquired. These acquisitions are individually and in the aggregate, immaterial to Hussmann consolidated. There were no significant acquisitions completed in 1996.

(5)  INVENTORIES

Inventories consist of the following at December 31:

                                                                                        1998       1997
--------------------------------------------------------------------------------------------------------
Raw materials and work in process                                                      $  81.2   $ 118.9
Finished goods                                                                            25.7      27.8
--------------------------------------------------------------------------------------------------------
                                                                                       $ 106.9   $ 146.7
--------------------------------------------------------------------------------------------------------

(6)  PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following at December 31:

                                                                                          1998      1997
--------------------------------------------------------------------------------------------------------
Land                                                                                   $   5.3   $   5.4
Buildings and improvements                                                                81.8      80.3
Machinery and equipment                                                                  212.3     193.9
--------------------------------------------------------------------------------------------------------
Total property and equipment                                                             299.4     279.6
Accumulated depreciation                                                                (157.6)   (135.4)
Construction in progress                                                                  26.6      15.7
--------------------------------------------------------------------------------------------------------
                                                                                       $ 168.4   $ 159.9
--------------------------------------------------------------------------------------------------------

(7)  ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

                                                                                          1998      1997
--------------------------------------------------------------------------------------------------------
Salaries and wages                                                                     $  25.0   $  16.8
Restructuring                                                                             10.4      29.3
Other                                                                                     37.3      28.5
--------------------------------------------------------------------------------------------------------
                                                                                       $  72.7   $  74.6
--------------------------------------------------------------------------------------------------------

(8)  SHORT-TERM BORROWINGS
     AND LINES-OF-CREDIT

Short-term borrowings at December 31, consist primarily of various short-term international bank borrowings as follows:

                                                                                        1998     1997
--------------------------------------------------------------------------------------------------------
Short-term borrowings                                                                  $12.8    $ 6.2
Weighted average interest rate at December 31                                            7.7%     6.4%
--------------------------------------------------------------------------------------------------------

     Hussmann also has additional unsecured, uncommitted lines-of-credit available under agreements with various commercial banks and financial institutions for short-term borrowings up to $60.0 domestically, of which $0.0 is outstanding at December 31, 1998, and up to $30.0 internationally, of which $12.8 is outstanding at December 31, 1998.

(9)    LONG-TERM DEBT

Long-term debt consists of the following at December 31:

                                                                 1998    1997
-----------------------------------------------------------------------------
6-3/4% senior notes, due 2008                                  $125.0   $   -
Revolving credit facility, due 2003                              70.0       -
Other                                                             9.8     3.2
Less current maturities                                          (4.1)      -
-----------------------------------------------------------------------------
                                                               $200.7   $ 3.2
-----------------------------------------------------------------------------

                                                                             35.

               HUSSMANN INTERNATIONAL, INC.  1998 ANNUAL REPORT

--------------------------------------------------------------------------------
6-3/4% Senior Notes

     In June 1998, Hussmann issued $125.0 aggregate principal amount 6-3/4% Senior Notes. This issuance represents one-half of the $250.0 Shelf Registration filed by Hussmann with the SEC on May 29, 1998. The Senior Notes are senior unsecured obligations of Hussmann. The Senior Notes are redeemable at Hussmann's option at amounts equal to the greater of 100% of the principal amount of the Senior Notes or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the date of redemption on a semi-annual basis, plus any accrued but unpaid interest to the date of redemption. Interest is paid semi-annually on June 1 and December 1 until maturity in June 2008.

REVOLVING CREDIT FACILITY

     On January 23, 1998, Hussmann entered into a five-year, unsecured revolving credit facility (the "Credit Facility") with a syndicate of commercial banks and financial institutions for borrowings up to $350.0. At December 31, 1998, there were $70.0 in borrowings outstanding under the Credit Facility, with $280.0 available for additional borrowings. The debt bears interest at variable rates, which ranged from 5.3% to 5.9% during 1998. An annual commitment fee of 0.1125% is payable quarterly on the entire amount of the facility. Hussmann paid approximately $0.4 in commitment fees under the Credit Facility during 1998.

     Borrowings under the Credit Facility are subject to certain financial and non-financial covenants and restrictions, including leverage, interest coverage, limitations on subsidiary indebtedness, and certain other general business restrictions.

(10)  OPERATING LEASES

     Hussmann leases certain facilities and equipment under non-cancelable operating leases. Rent expense incurred under such leases during 1998, 1997 and 1996 was $11.9, $9.5 and $9.6, respectively. Future minimum lease obligations under operating leases having original and remaining terms of one year or more at December 31, 1998 are as follows:

--------------------------------------------------
1999                                    $ 9.0
2000                                      6.1
2001                                      4.7
2002                                      4.4
2003                                      4.1
Thereafter                               37.7
--------------------------------------------------
                                        $66.0
--------------------------------------------------

(11)  SHAREHOLDERS' EQUITY

PREFERRED STOCK
     Hussmann has 20,000,000 authorized shares of $.001 per share par value preferred stock. There are no shares of preferred stock issued or outstanding. The Board of Directors may authorize the issuance of preferred stock in one or more series, without further action by the shareholders.

COMMON STOCK

     On January 8, 1998, the Board of Directors of Whitman declared a distribution of one share of Hussmann Common Stock for every two shares of Whitman common stock outstanding. As previously stated, on January 30, 1998, Hussmann was spun off from Whitman and 50,731,000 shares of Hussmann Common Stock were distributed to Whitman shareholders. Effective January 29, 1998, Hussmann's Board of Directors authorized 150,000,000 shares of Hussmann Common Stock with a par value of $.001 per share. As of December 31, 1998, 51,006,000 shares of common stock are issued and there are 50,763,000 shares outstanding.

     Holders of Hussmann Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Subject to the rights of any holder of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or wind up of the Company, holders of Hussmann Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of the holders of preferred stock.

     During the second quarter of fiscal 1998, the Company's Board of Directors authorized the repurchase of shares of HussmannCommon Stock at a level sufficient to offset any dilution caused by the exercise of stock options. As of December 31, 1998, 243,000 shares of Hussmann Common Stock have been repurchased into the treasury.

(12)  STOCK-BASED COMPENSATION

STOCK OPTIONS AND RESTRICTED STOCKUP

     In connection with the Spin-off, Hussmann adopted, and Whitman, as then sole shareholder of Hussmann, approved the Hussmann International Stock Incentive Plan (the "Plan"). The Plan authorizes the issuance of up to 5,512,945 shares of Hussmann Common Stock pursuant to the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance awards.

     On January 30, 1998, outstanding stock options and restricted stock granted under the Whitman Stock Incentive Plan (the "Whitman Plan") were replaced with new non-qualified Hussmann stock options and restricted stock of equivalent value, with necessary adjustments made to the number and exercise price of the Hussmann options to preserve the economic value of the prior Whitman options and restricted stock as of the Spin-off.

36.

--------------------------------------------------------------------------------
     Option grants under the Plan are at the market price on the date of grant. The options granted to replace those granted under the Whitman Plan are generally exercisable over a period of three years. The majority of options issued during 1998 under the Plan are exercisable at the end of a seven-year period, or sooner if certain shareholder return targets are met. The earliest these options may fully vest is in three years, and only if total shareholder return (as defined within the option agreement) meets or exceeds 15% for the three-year period. Once vested, the options are exercisable over a period of ten years from the grant date.

     As of December 31, 1998, there were 55,000 shares of restricted stock in which the restrictions had not lapsed. The restricted share awards vest over a three-year period from the date of grant. Compensation cost is recognized over the vesting period. No further shares of restricted stock have been awarded under the Plan.

     As stated in note 2, Hussmann applies APB 25 in accounting for its stock based incentive plan. Had compensation costs for the stock options issued during 1998 under the Plan been determined based upon the fair value methodology prescribed under SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), Hussmann's net income for the year ended December 31, 1998, would have been impacted as follows:

------------------------------------------------------------------------
Reported net income                                               $57.5
Pro forma net income                                              $54.9
Reported earnings per share - Diluted                             $1.11
Pro forma earnings per share - Diluted                            $1.06
------------------------------------------------------------------------

     The weighted average fair value of options granted (which is amortized to expense over the estimated option vesting period) was estimated on the date of grant using the Black-Scholes option-pricing model for a peer group of companies. Hussmann used data from a peer group of companies because of a lack of historical information for Hussmann Common Stock. The following assumptions were used:

                                                                 1998
------------------------------------------------------------------------
Risk-free interest rate                                          5.45%
Expected life of option                                         6 Yrs.
Expected volatility                                              26.5%
Expected dividend yield                                           1.0%
Weighted average fair market value of options granted in 1998  $ 5.87
------------------------------------------------------------------------

     In accordance with SFAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model using the assumptions noted above. Because stock options do not trade on a secondary market, employees receive no benefit and derive no value from holding stock options without an increase in the market price of Hussmann Common Stock, not unlike all shareholders.

     The following table summarizes stock option activity under the Plan for the period ending December 31, 1998:

                                                                                            Weighted-
                                                                                             Average
                                                                  Shares                    Exercise
                                                              (in thousands)                  Price
------------------------------------------------------------------------------------------------------
Outstanding, January 30, 1998                                         3,056                    $11.40
Granted                                                               3,205                     15.12
Exercised                                                              (178)                    10.02
Canceled                                                                (46)                    13.34
------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998                                        6,037                    $13.40
------------------------------------------------------------------------------------------------------

Options Outstanding
---------------------------------------------------------------------------------------------------------
                                                       Weighted-
                                                       Average       Weighted-                 Weighted-
         Range of                       Number of     Remaining       Average   Exercisable     Average
         Exercise                          Shares        Life        Exercise    Shares (in    Exercise
         Prices                         (in thousands  in Years)      Price     thousands)      Price
---------------------------------------------------------------------------------------------------------
       $6.07-$7.68                          461         3.0          $ 6.94        461         $ 6.94
       $8.49-$9.87                          493         6.0            9.38        485           9.38
       $12.48-$13.69                      2,723         8.2           13.27        946          13.31
       $15.06-$17.94                      2,360         9.2           15.65          2          16.86
---------------------------------------------------------------------------------------------------------
       Total Options                      6,037         8.0          $13.40      1,894         $10.75
---------------------------------------------------------------------------------------------------------

SHAREHOLDER RIGHTS AGREEMENT AND SERIES A JUNIOR
PARTICIPATING PREFERRED STOCK

     In 1997, Hussmann adopted a Rights Agreement providing for the issuance of one Preferred Stock Purchase Right (a "Right") with each share of Hussmann Common Stock. Each Right entitles the registered holder to purchase from Hussmann one one-hundredth of a share of Series A Junior Preferred Stock (a "Preferred Share") at a price of $150 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights will become exercisable on the Rights Distribution Date, which is the earlier of the tenth day following a public announcement that a person(s) has acquired beneficial ownership of 15% or more of the outstanding shares of Hussmann Common Stock (an "Acquiring Person"), or ten business days after the commencement of a tender offer or exchange offer that would result in a person(s) acquiring beneficial ownership of 15% or more of the outstanding shares of Hussmann Common Stock.

     If a person becomes an Acquiring Person, each Right holder (other than the Acquiring Person) will be entitled to receive, upon exercise of the Right, a number of shares of Hussmann Common Stock having a market value of two times the exercise price of the Right. If Hussmann is acquired in a merger or other business combination, each Right holder (other than the Acquiring Person) will be entitled to receive,

                                                                             37.

               HUSSMANN INTERNATIONAL, INC.  1998 ANNUAL REPORT

--------------------------------------------------------------------------------
upon exercise of a Right, a number of the acquiring company's common shares having a market value at that time of two times the exercise price of the Right.

     In general, Hussmann can redeem all Rights for one cent per Right at any time until 10 days following the first public announcement that a person has become an Acquiring Person. The Hussmann Board of Directors, without the consent of the Rights holders, is also authorized to reduce the stock ownership thresholds to 10% or increase them to not more than 20%. The Rights will expire on December 31, 2007. Until a Right is exercised, the holder of a Right (merely by being a Right holder) will not have rights as a shareholder of Hussmann including voting or dividend rights.

     Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of at least $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Hussmann Common Stock. Each Preferred Share will have 100 votes, to be voted together with the Hussmann Common Stock. In the event of a merger or other transaction in which shares of Hussmann Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Hussmann Common Stock.


(13) INCOME TAXES

Income tax expense (benefit) as of December 31 consists of the following:

                                                        1998    1997    1996
-----------------------------------------------------------------------------
Current:
  U.S. Federal                                          $24.8  $ 12.2   $10.1
  Non-U.S.                                                9.4     5.5     5.6
  U.S. state and local                                    4.0     1.8     1.2
-----------------------------------------------------------------------------
Total current                                            38.2    19.5    16.9
-----------------------------------------------------------------------------
Deferred:
  U.S. Federal                                            0.4    (2.2)    0.1
  Non-U.S.                                                0.3    (7.5)    0.6
  U.S. state and local                                    0.1    (0.4)      -
-----------------------------------------------------------------------------
Total deferred                                            0.8   (10.1)    0.7
-----------------------------------------------------------------------------
                                                        $39.0  $  9.4   $17.6
-----------------------------------------------------------------------------

     The items which give rise to differences between the income tax expense in the consolidated statements of operations and income taxes computed at the U.S. statutory rate are summarized as follows:

                                               1998    1997    1996
-------------------------------------------------------------------
Income tax expense computed
 at U.S. statutory rate                        $33.7  $(1.2)  $18.1
State and local taxes, net of U.S. benefit       2.7    0.9     0.8
Higher (lower) non-U.S. effective tax rates      2.3   (0.3)   (1.7)
Non-deductible non-recurring charges               -    9.7       -
Other items, net                                 0.3    0.3     0.4
-------------------------------------------------------------------
                                               $39.0  $ 9.4   $17.6
-------------------------------------------------------------------

   Pretax income (loss) from non-U.S. operations amounted to $11.5, $(30.3), and $23.3 for the years ended December 31, 1998, 1997 and 1996, respectively.
   Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

                                                                 1998     1997
--------------------------------------------------------------------------------
Deferred tax assets attributable to:
 Postretirement benefit accruals                                 $  6.3  $  5.6
 Restructuring accrual                                              5.3    10.8
 Other accruals                                                     9.9     7.6
 Net operating losses                                               6.3       -
 Other                                                              4.5       -
--------------------------------------------------------------------------------
Total deferred tax assets                                          32.3    24.0
--------------------------------------------------------------------------------
Deferred tax liabilities attributable to:
 Property and equipment, principally depreciation
  method differences                                               (8.5)   (7.2)
 Pensions                                                          (5.1)   (7.2)
 Inventories                                                       (7.8)   (5.9)
 Other                                                             (0.7)   (0.9)
-------------------------------------------------------------------------------
Total deferred tax liabilities                                    (22.1)  (21.2)
-------------------------------------------------------------------------------
Net deferred tax assets                                          $ 10.2  $  2.8
-------------------------------------------------------------------------------
Net deferred tax assets included in:
Other current assets                                             $  3.9  $    -
Other assets                                                        6.3     2.8
-------------------------------------------------------------------------------
Net deferred tax assets                                          $ 10.2  $  2.8
-------------------------------------------------------------------------------

Management believes it is more likely than not that all deferred tax assets will be realized and accordingly, no valuation allowance has been recorded.

(14)  DEFINED BENEFIT AND DEFINED
      CONTRIBUTION PLANS

HUSSMANN-SPONSORED DEFINED BENEFIT PENSION PLANS

     Substantially all of Hussmann's U.S. employees are covered under various defined benefit pension plans sponsored and primarily funded by Hussmann. Plans covering salaried employees provide a normal

38.

--------------------------------------------------------------------------------
retirement benefit of 1% of covered compensation for each year of credited service (excluding the years 1989 - 1991) up to a maximum of 20 years. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. Plan assets are invested primarily in common stocks, corporate bonds and government securities. The Company utilizes information available at September 30 to measure its pension obligation and the funded status of its pension plans.

     The following tables detail the change in the projected pension benefit obligation, the change in plan assets, and the funded status of the pension plans at December 31, 1998 and 1997:

CHANGE IN BENEFIT OBLIGATION
                                                 1998     1997
----------------------------------------------------------------
Benefit obligation, beginning of year           $151.3   $137.3
Change in foreign currency exchange rate          (1.1)    (1.4)
Service cost                                       5.2      4.8
Interest cost                                     11.0     11.2
Plan amendments                                    1.3        -
Actuarial loss                                    14.9      9.2
Plan spin-off                                     (0.2)       -
Benefits paid                                    (10.6)    (9.8)
-----------------------------------------------------------------
Benefit obligation, end of year                 $171.8   $151.3
-----------------------------------------------------------------

CHANGE IN PLAN ASSETS
                                                  1998     1997
-----------------------------------------------------------------
Fair value of plan assets, beginning of year    $172.0   $148.3
Change in foreign currency exchange rate          (0.9)    (1.5)
Actual return on plan assets                       6.8     31.0
Plan spin-off                                     (0.2)       -
Company contribution                               2.5      4.0
Plan participants' contributions                   0.9        -
Benefits paid                                    (10.6)    (9.8)
-----------------------------------------------------------------
Fair value of plan assets, end of year           170.5    172.0
-----------------------------------------------------------------
Funded status                                     (1.3)    20.7
Unrecognized transition asset                     (0.1)    (0.2)
Unrecognized net actuarial loss (gain)             2.0    (19.2)
Unrecognized prior service cost                   11.9     12.0
-----------------------------------------------------------------
Prepaid benefit cost                            $ 12.5   $ 13.3
-----------------------------------------------------------------
Net amount recognized in the balance
  sheet consists of:
Prepaid pension cost                            $ 14.9   $ 15.7
Accrued pension liability                        (14.0)    (6.4)
Intangible asset                                   6.9      4.0
 Minimum pension liability                         4.7        -
-----------------------------------------------------------------
                                                $ 12.5   $ 13.3
-----------------------------------------------------------------

  The following tables provide the actuarial assumptions used in the determination of net periodic pension cost for Hussmann-sponsored pension plans:

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31

U.S. Plans                                                               1998              1997            1996
---------------------------------------------------------------------------------------------------------------
Discount rate                                                            6.5%              7.0%            7.5%
Expected return on plan assets                                           9.5               9.5             9.5
Rate of compensation increase                                            4.0               4.5             6.0
--------------------------------------------------------------------------------------------------------------

                                                                  1998                      1997                      1996
                                                         ----------------------   ------------------------   -----------------------

Non-U.S. Plans                                           Canada   U.K.   Mexico   Canada     U.K.   Mexico   Canada   U.K.   Mexico
------------------------------------------------------------------------------------------------------------------------------------
Discount Rate                                               6.3%   8.5%    19.2%     6.5%     9.5%    18.7%     8.0%   9.5%    23.9%
Expected return on
  plan assets                                               9.0    8.5     20.4      9.0      9.5     20.4      9.0    9.5     25.7
Rate of compensation
  increase                                                  4.0    4.0     14.7      4.0      4.5     14.7      5.5    7.0     20.1
------------------------------------------------------------------------------------------------------------------------------------

     The following table details the components of net periodic pension cost as of December 31:

COMPONENTS OF NET PERIODIC PENSION COST
                                                                                         1998              1997            1996
------------------------------------------------------------------------------------------------------------------------------------
Service cost                                                                             $  5.2            $  4.8          $  4.2
Interest cost                                                                              11.0              11.2            10.4
Expected return on plan assets                                                            (13.5)            (12.8)          (11.6)
Amortization of transition asset                                                           (0.1)             (0.1)           (0.1)
Amortization of prior service cost                                                          1.3               1.3             0.9
Amortization of actuarial loss                                                             (0.8)             (0.1)           (0.5)
Plan spin-off                                                                              (0.2)                -               -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         $  2.9            $  4.3          $  3.3
------------------------------------------------------------------------------------------------------------------------------------

     The aggregate benefit obligation, and aggregate fair value of plan assets for Hussmann pension plans with accumulated benefit obligations in excess of plan assets are as follows at December 31:

                                  1998             1997
--------------------------------------------------------
Projected benefit obligation      $49.5            $35.2
Accumulated benefit obligation     49.0             33.5
Fair value of plan assets          38.2             30.1
--------------------------------------------------------

MULTI-EMPLOYER PENSION PLANS

     Hussmann participates in a number of multi-employer pension plans which provide benefits to certain union employees. Benefits are determined and funded annually based on terms of the plans or as stipulated in collective bargaining agreements. Amounts contributed to these plans totaled $3.6, $3.7 and $3.4 in 1998, 1997 and 1996, respectively.

                                                                             39.

                HUSSMANN INTERNATIONAL, INC. 1998 ANNUAL REPORT

--------------------------------------------------------------------------------
HUSSMANN-SPONSORED DEFINED CONTRIBUTION PLANS

     Substantially all U.S. salaried employees, certain U.S. hourly employees and certain Canadian employees who meet certain eligibility requirements may elect to participate in voluntary, contributory defined contribution plans to which Hussmann makes full or partial matching contributions. The Company's matching contributions to these plans amounted to $3.6, $3.7 and $3.1 during 1998, 1997 and 1996, respectively.

(15)  POSTRETIREMENT PLANS

     Hussmann provides substantially all former U.S. salaried employees who retired prior to July 1, 1989, and selected other employees in the U.S. and Canada with certain life and health care benefits. U.S. salaried employees retiring after July 1, 1989, are generally required to pay the full cost of these benefits. Eligibility for these benefits varies with the employee's classification prior to retirement. The postretirement benefit plans are unfunded plans, and as such, there are no plan assets. Benefits paid under Hussmann's postretirement benefit plans are independent of participant compensation levels. As such, the projected benefit obligation is equivalent to the accumulated benefit obligation.

     The following table details the change in the accumulated post-retirement benefit obligation plans at December 31, 1998 and 1997:

CHANGE IN BENEFIT OBLIGATION
                                          1998    1997
------------------------------------------------------
Benefit obligation, beginning of year    $15.3   $13.7
Service cost                               0.1     0.1
Interest cost                              1.0     1.0
Participant contributions                  0.4       -
Actuarial (gain) loss                     (0.4)    1.8
Benefits paid                             (1.3)   (1.3)
------------------------------------------------------
Benefit obligation, end of year          $15.1   $15.3
------------------------------------------------------
Unamortized prior service cost             0.1     0.1
Unrecognized net actuarial loss           (0.8)   (0.9)
------------------------------------------------------
Accrued benefit cost                     $14.4   $14.5
------------------------------------------------------

     The discount rates used in the determination of net periodic benefit cost for Hussmann-sponsored postretirement benefit plans for the years ended December 31, 1998, 1997 and 1996 are 7.0%, 7.0%, and 7.5%, respectively.

     For 1999 measurement purposes, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for U.S. non-Medicare eligible plan participants, a 6.5% rate of increase was assumed for Medicare eligible U.S. plan participants and an 8.3% rate of increase was assumed for all other plan participants. The rates used for non-Medicare eligible and Medicare eligible plan participants were assumed to decrease gradually until reaching 6.0% and 4.5%, respectively, in 2003, and remain at those levels thereafter. The rates used for all other plan participants were assumed to decrease gradually until reaching 5.5% in 2006, and remain at that level thereafter.

COMPONENTS OF NET PERIODIC BENEFIT COST
                                                                            1998    1997       1996
----------------------------------------------------------------------------------------------------
Service cost                                                               $ 0.1    $ 0.1     $ 0.1
Interest cost                                                                1.0      1.0       1.0
-----------------------------------------------------------------------------------------------------
                                                                           $ 1.1    $ 1.1     $ 1.1
-----------------------------------------------------------------------------------------------------

     Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement benefits plan. A one-percentage point change in assumed health care cost trend rates would have the following effects at December 31, 1998:

                                                                                 1-Percentage     1-Percentage
                                                                                     Point            Point
                                                                                    Increase         Decrease
----------------------------------------------------------------------------------------------------------------
Effect on service and interest cost components                                       $ 0.1            $(0.1)
Effect on postretirement benefit obligation                                            0.6              0.8
----------------------------------------------------------------------------------------------------------------

MULTI-EMPLOYER POSTRETIREMENT MEDICAL AND LIFE INSURANCEUP

     Hussmann also participates in a number of multi-employer postretirement plans designed to provide health care and survivor benefits to union employees during their working lives and after retirement. Amounts contributed to these plans totaled $4.6, $5.2 , and $5.1 during 1998, 1997 and 1996, respectively.

(16)  NON-RECURRING CHARGES

     The 1998 non-recurring charge relates to the recognition of employee termination costs and the write-down of certain assets in Chile. The 1997 charge recognizes goodwill impairment, the closure of certain sales and service branches in the U.K., the restructuring of the U.K. operations, and the consolidation of certain North American operations.

     During the fourth quarter of 1998, due to an increasingly weakening economy in Chile and the pending acquisition of Koxka, Management decided to restructure its operations and terminate a substantial portion of its employees located in Chile, close a small manufacturing operation and write-down certain assets to their estimated fair market value. Therefore, during the fourth quarter of 1998, Hussmann recorded a non-recurring charge of $2.4 ($2.0 on an after-tax basis) to restructure operations in Chile. The $2.4 charge consisted of an inventory write-down of $1.0, and the remaining portion related to employee termination costs and the write-down of certain assets.

40.

--------------------------------------------------------------------------------
     During the third quarter of 1997, Hussmann recorded non-recurring charges of $30.7 ($29.6 on an after-tax basis) consisting of approximately $26.0 relating to the recognition of goodwill impairment and $4.7 related to the closure of sales and service branches in the U.K.

     In addition, during the fourth quarter of 1997, Management decided to restructure the U.K. operations. The restructuring plan included closing a manufacturing facility in Scotland and the consolidation of two manufacturing facilities in Milton Keynes, England. Additionally, the charge also included the consolidation of certain North American operations. These actions resulted in the elimination of approximately 320 jobs, primarily in the U.K. The total costs were approximately $25.6 ($17.4 on an after-tax basis) which includes $8.5 for the write-down of inventory, $4.1 for the write-down of equipment, $10.9 in severance and termination benefits, and $2.1 for lease termination and other closing costs. Other than severance cost, the majority of the charges recorded for the restructuring were non-cash. Also during 1998, Hussmann adjusted its estimates of the tax benefits to be realized from the U.K. restructuring. The approximate $2.0 adjustment was reflected in the 1998 tax provision.

(17)  OTHER FINANCIAL INFORMATION

Other financial information is as follows:

                                                                     1998    1997   1996
-----------------------------------------------------------------------------------------
Interest paid                                                      $ 17.7  $ 18.3  $ 18.0
Income taxes paid                                                    28.3    15.7     8.5
Capitalized interest                                                  0.8       -       -
Interest income                                                       2.1     1.8     2.1
Foreign exchange gain (loss)                                        $(4.3)  $ 0.4  $  0.3
-----------------------------------------------------------------------------------------

(18)  CONTINGENCIES

     Hussmann is involved in certain claims and legal proceedings arising in the normal course of business. Although it is impossible to predict the ultimate outcome of these matters, in the opinion of Management, after appropriate consultation with legal counsel, the outcome of any such proceedings individually or in the aggregate will not have a material adverse effect on Hussmann's results of operations or financial condition.

(19)  BUSINESS SEGMENT INFORMATION

     As the products and services sold by Hussmann are similar throughout the world, Hussmann manages the business with separate senior management teams responsible for geographic regions. Therefore, the following segments correspond to these geographic regions.

     Summarized information about Hussmann's operations in each of these business segments as of December 31 is as follows:

                               Sales and revenues               Operating income
                            -------------------------      -------------------------
                            1998       1997      1996      1998      1997      1996
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
U.S. and Canada           $  901.7  $  852.7  $  798.3    $135.6    $102.8    $ 94.4
Europe (U.K)                 144.8     123.6     139.6       1.2     (55.4)        -
Other Interantional          174.7     119.9      67.8      10.1      17.2      14.3
------------------------------------------------------------------------------------
Total before corporate
 and other expenses       $1,221.2  $1,096.2  $1,005.7    $146.9    $ 64.6    $108.7
------------------------------------------------------------------------------------
Corporate adminis-
 trative expenses                                          (27.0)    (21.6)    (14.9)
------------------------------------------------------------------------------------
Total operating income                                     119.9      43.0      93.8
Whitman charges                                             (1.5)    (28.4)    (26.7)
Interest expeses)                                          (18.8)    (18.9)    (18.0)
Other (expense), net                                        (3.4)      1.2       2.9
------------------------------------------------------------------------------------
Income (loss) before
income tax expense
and minority interests                                    $ 96.2    $ (3.1)   $ 52.0
------------------------------------------------------------------------------------

                                                                 Depreciation and
                                   Identifiable assets             amortization             Capital Investments
                                ------------------------      ------------------------    -----------------------
                                1998      1997      1996      1998      1997      1996    1998      1997     1996
------------------------------------------------------------------------------------------------------------------
U.S. and Canada              $  358.3  $  332.1  $  350.3    $ 13.6    $ 13.8    $ 12.5  $ 14.9    $ 16.3   $ 19.4
Europe (U.K.)                    79.4      77.1     115.0       1.6       2.7       2.9     2.7       1.1      6.2
Other International             160.9     134.8      84.1       4.3       2.8       2.0     4.8       9.5      6.8
Corporate                        55.1      70.0      62.0       3.5       3.1       2.8     8.2      11.7      1.1
------------------------------------------------------------------------------------------------------------------
                             $  653.7  $  614.0  $  611.4  $   23.0    $ 22.4    $ 20.2  $ 30.6    $ 38.6   $ 33.5
------------------------------------------------------------------------------------------------------------------

     During the years presented, no individual customer accounted for more than 10% of Hussmann's consolidated sales and revenues. Sales and revenues, long-lived assets, and deferred tax assets related to Hussmann operations located in the U.S. consist of the following:

                                                                 1998    1997    1996
--------------------------------------------------------------------------------------
Sales and revenues                                              $829.9  $779.8  $727.5
Long-lived assets                                                118.1   109.8    99.8
Deferred tax assets                                               18.7    22.1    12.2
--------------------------------------------------------------------------------------

     Sales and revenues, long-lived assets, and deferred tax assets related to Hussmann operations located outside of the United States consist of the following:

                                                                 1998    1997    1996
--------------------------------------------------------------------------------------
Sales and revenues                                              $391.3  $316.4  $278.2
Long-lived assets                                                 79.7    75.2    77.3
Deferred tax assets                                               13.6     1.9     1.6
--------------------------------------------------------------------------------------

     Sales and revenues are attributed to the location from which products are shipped or services are provided.

                                                                             41.

               HUSSMANN INTERNATIONAL, INC.  1998 ANNUAL REPORT

--------------------------------------------------------------------------------
(20) SELECTED QUARTERLY FINANCIAL DATA
     (UNAUDITED)

FINANCIAL RESULTS

     The following table presents Hussmann's sales and revenues, gross profit and net income (loss) on a quarterly basis:

                       First    Second    Third   Fourth     Full
                      Quarter   Quarter  Quarter  Quarter    Year
-------------------------------------------------------------------
1998
Sales and revenues     $245.9    $292.9   $333.2   $349.2  $1,221.2
Gross profit             40.8      63.6     75.3     77.5     257.2
Net income             $  4.2    $ 15.7   $ 20.2   $ 17.4  $   57.5
-------------------------------------------------------------------
1997
Sales and revenues     $198.6    $250.8   $283.8   $363.0  $1,096.2
Gross profit             34.9      48.4     62.6     60.8     206.7
Net income (loss)      $ (0.7)   $  5.7   $(15.9)   $(1.9)   $(12.8)
-------------------------------------------------------------------
1996
Sales and revenues     $194.6    $226.0   $261.5   $323.6  $1,005.7
Gross profit             34.5      48.1     56.0     65.3     203.9
Net income (loss)      $ (1.8)   $  6.6   $ 13.2   $ 16.1  $   34.1
-------------------------------------------------------------------

STOCK PRICES

     Hussmann's stock is traded on the New York Stock Exchange (the "NYSE") under the ticker symbol "HSM". Hussmann Common Stock began trading on the NYSE on January 30, 1998, following the Spin-off. The following table presents the high and low market closing prices for Hussmann Common Stock and cash dividend information for each quarter of 1998.

                                     Dividends
1998                   High    Low    Declared
----------------------------------------------
First quarter         $18.75  $13.63    $0.02
Second quarter         19.50   17.00     0.02
Third quarter          18.94   12.63     0.02
Fourth quarter        $19.38  $12.00    $0.02
----------------------------------------------

(21) SUBSEQUENT EVENT

     As previously reported on Form 8-K, filed with the SEC on January 8, 1999, Hussmann signed a definitive agreement on January 6, 1999, to acquire Koxka for approximately $145.0. Koxka, a company headquartered in Spain and listed on the Madrid Stock Exchange, is the leading commercial refrigeration company in Spain and Portugal. The acquisition is expected to be completed in March 1999.

42.

--------------------------------------------------------------------------------
MANAGEMENT'S RESPONSIBILITIES
FOR FINANCIAL REPORTING

     The integrity and objectivity of the consolidated financial statements included herein are the responsibility of Management. The statements have been prepared in conformity with generally accepted accounting principles and, where appropriate, include certain estimates based on the informed judgment of Management. Financial information appearing elsewhere in this annual report is consistent with the consolidated financial statements.

     In meeting its responsibility for the reliability of the consolidated financial statements, Management relies on a system of internal accounting controls. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with Management's authorization and recorded properly to permit the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The design of this system recognizes errors and irregularities may occur and estimates and judgments are required to assess the relative cost and expected benefits of such controls. Management believes the accounting controls provide reasonable assurance that errors and irregularities which could be material to the consolidated financial statements are prevented or would be detected within a reasonable period of time.

     For all periods presented (except as of December 31, 1998), Hussmann International, Inc. and its subsidiaries, or the group of companies that became subsidiaries of Hussmann International, Inc. on January 30, 1998, was composed of wholly and majority-owned subsidiaries of Whitman Corporation, including Hussmann Corporation and other Hussmann companies owned by Whitman but directly managed by Hussmann Corporation. While under Whitman ownership, the Board of Directors of Whitman, acting through its Audit Committee, had the responsibility for determining that Management fulfilled its duties in connection with the preparation of the consolidated financial statements of Whitman. As a separate, stand-alone, public company, Hussmann's Board of Directors and Audit and Finance Committee have assumed those responsibilities.

     Hussmann's independent auditors, KPMG LLP, were engaged to audit the consolidated financial statements of Hussmann and to issue their report thereon. To express their opinion on the consolidated financial statements and issue their report in conformity with generally accepted auditing standards, the independent auditors must review and evaluate Hussmann's accounting controls and conduct such tests and other procedures as they deem necessary. KPMG's report appears on the following column.

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
HUSSMANN INTERNATIONAL, INC.:

     We have audited the accompanying consolidated balance sheet of Hussmann International, Inc. (Hussmann) as of December 31, 1998, and the combined balance sheet of Hussmann as of December 31, 1997, and the related combined statements of operations, cash flows, and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of Hussmann's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Hussmann as of December 31, 1998 and 1997, respectively, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


KPMG LLP
January 29, 1999
St. Louis, Missouri

                                                                             43.

               HUSSMANN INTERNATIONAL, INC.   1998 ANNUAL REPORT


                              GENERAL INFORMATION
--------------------------------------------------------------------------------
GENERAL OFFICES
Hussmann International, Inc.
12999 St. Charles Rock Road
Bridgeton, MO 63044-2483
314/291-2000
www.hussmann.com

DATE AND STATE OF INCORPORATION
Hussmann Corporation - 1929  -- Missouri
Hussmann International, Inc. - August 1997 -- Delaware

NUMBER OF SHAREHOLDERS
14,485 as of March 5, 1999

NUMBER OF EMPLOYEES
9,100 worldwide

NOTICE OF ANNUAL MEETING
May 13, 1999
Hyatt Regency - Union Station
One St. Louis Union Station
St. Louis, MO 63103

INDEPENDENT ACCOUNTANTS
KPMG LLP
St. Louis, MO

FISCAL YEAR END
December 31, 1998

FORM 10-K INFORMATION AND INVESTOR INQUIRIES

Shareholders may obtain, without charge, an additional copy of the Company's most recent Annual Report or a copy of the Form 10-K as filed with the Securities and Exchange Commission, excluding exhibits, by directing inquiries to:
HUSSMANN INTERNATIONAL, INC.
ATTN: INVESTOR RELATIONS
12999 ST. CHARLES ROCK ROAD
BRIDGETON, MO 63044-2483
314/291-2000

TRANSFER AGENT AND REGISTRAR
Shareholder inquiries should be directed as indicated below.
For address changes and other miscellaneous inquiries:
FIRST CHICAGO TRUST COMPANY OF NEW YORK
C/O EQUISERVE
P.O. BOX 2500
JERSEY CITY, NJ 07303-2500
201/324-1225
800/446-2617
201/222-4955 (TDD Hearing Impaired)

Shareholders may also communicate with First Chicago through the Internet.
WWW.EQUISERVE.COM
FCTC@EM.FCNBD.COM

EXCHANGE LISTING
New York Stock Exchange, Inc.
(Ticker Symbol-HSM)