Form 10-K405, Exhibit 13
period 1999-12-31
HUSSMANN INTERNATIONAL INC
filed 2000-03-30
CIK 1046128

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
The following table presents selected historical consolidated and combined financial information of Hussmann International, Inc. and its subsidiaries ("Hussmann" or the "Company") or the group of companies that became wholly and majority-owned subsidiaries of Hussmann on January 30, 1998, which for all periods prior to December 31, 1998, was composed of wholly-owned subsidiaries of Whitman Corporation ("Whitman"), including Hussmann Corporation and its wholly and majority-owned subsidiaries and other Hussmann companies owned by Whitman but directly managed by Hussmann Corporation. Prior to Hussmann becoming an independent, publicly held company on January 30, 1998, the historical financial statements were combined for financial reporting purposes.
For all periods presented herein, the financial statements and financial information will be referred to as consolidated.
     The consolidated historical financial information for the years ended December 31, 1995 through 1997 may not necessarily reflect future results of operations or financial position of Hussmann or what the results of operations or financial position of Hussmann would actually have been had Hussmann operated as an independent, publicly held company during those periods.

AS OF & FOR THE YEARS ENDED DECEMBER 31,                 1999 <Fa>     1998 <Fb><Fc>   1997 <Fb><Fc>   1996 <Fb>       1995 <Fb>
--------------------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED OPERATING RESULTS DATA                                   DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA
--------------------------------------------------------------------------------------------------------------------------------
Revenues                                                  $1,315.0       $1,221.2       $1,096.2       $1,005.7         $921.7
--------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                 279.7          257.2          206.7          203.9          179.3
--------------------------------------------------------------------------------------------------------------------------------
Gross profit percent                                          21.3%          21.1%          18.9%          20.3%          19.5%
================================================================================================================================
Depreciation and amortization                                 28.9           23.0           22.4           20.2           19.6
--------------------------------------------------------------------------------------------------------------------------------
Non-recurring charges                                           --            1.4           47.8             --             --
--------------------------------------------------------------------------------------------------------------------------------
Operating income                                             126.3          119.9           43.0           93.8           78.7
--------------------------------------------------------------------------------------------------------------------------------
Operating income percent                                       9.6%           9.8%           3.9%           9.3%           8.5%
================================================================================================================================
Whitman charges                                                 --            1.5           28.4           26.7           28.6
--------------------------------------------------------------------------------------------------------------------------------
Interest expense                                              22.5           18.8           18.9           18.0           16.8
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                         $   60.2       $   57.5       $  (12.8)      $   34.1         $ 23.9
================================================================================================================================
Diluted earnings per share                                $    1.16      $    1.11            --             --             --
--------------------------------------------------------------------------------------------------------------------------------
Dividends paid per share                                        .08            .08            --             --             --
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED BALANCE SHEET DATA
--------------------------------------------------------------------------------------------------------------------------------
Working capital                                           $  250.2       $  193.6       $  179.5       $  233.6         $194.2
--------------------------------------------------------------------------------------------------------------------------------
Property and equipment, net                                  199.5          168.4          159.9          138.4          127.3
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                                 816.4          653.7          614.0          611.4          547.4
--------------------------------------------------------------------------------------------------------------------------------
Loans and advances - Whitman                                    --             --          173.8          211.4          186.9
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt (including current portion)                   301.0          204.8            3.2            2.2            1.2
--------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                $  235.6       $  185.5       $  186.6       $  192.6         $161.1
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED CASH FLOWS DATA
--------------------------------------------------------------------------------------------------------------------------------
Provided by (used in):

   Operating activities                                   $   95.0       $   44.7       $   76.3       $   26.1         $ (4.0)
--------------------------------------------------------------------------------------------------------------------------------
   Investing activities                                     (162.7)         (33.4)         (63.0)         (27.3)         (36.7)
--------------------------------------------------------------------------------------------------------------------------------
   Financing activities                                   $   77.9       $  (22.5)      $  (21.5)      $   14.3         $ 32.9
--------------------------------------------------------------------------------------------------------------------------------

<Fa> For the year ended December 31, 1999, Hussmann recognized a non-
recurring pretax loss of $10.3 on foreign exchange contracts used to hedge the Koxka acquisition purchase price. See Management's Discussion and Analysis of Financial Condition and Results of Operations for further information.

<Fb> Hussmann was a wholly-owned subsidiary of Whitman until January 30,
1998. Accordingly, financial information for prior periods includes allocations of certain general and administrative expenses and interest costs, and does not include costs associated with being an independent, publicly held company.

<Fc> Included in the years ended December 31, 1998 and 1997, are non-
recurring restructuring charges of $2.4 ($2.0 after-tax) and $56.3 ($47.0 after-tax), respectively. See Management's Discussion and Analysis of Financial Condition and Results of Operations for further information.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /17/   1 9 9 9   A n n u a l   R e p o r t

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION  All dollar amounts are presented in millions

Hussmann International, Inc. ("Hussmann" or the "Company") manufactures, sells, installs and services merchandising and refrigeration systems for the commercial food industry throughout the world. Products include refrigerated and non-refrigerated display merchandisers, refrigeration systems and controls, beverage coolers, air handlers, evaporative condensers, heat exchange coils and walk-in storage coolers and freezers. Hussmann operates in three geographic segments: U.S. and Canada, Europe, and Other International which includes Mexico, Latin America and Asia-Pacific. During 1999, 1998 and 1997, approximately 71%, 74% and 78%, respectively, of consolidated revenues were derived from the U.S. and Canada.
     In general, the markets in which Hussmann participates are highly competitive, focusing primarily on quality, technology, energy conservation and price. Hussmann's competitors vary according to product and geographic area, and include companies that manufacture a variety of products for the commercial food industry, and those that specialize in a particular product. Hussmann sells its products primarily to supermarkets and convenience stores, including international, national and local retailers. Hussmann's revenues are historically seasonal, with the greatest demand for its products occurring in the third and fourth quarters. This seasonality is the result of retailers' construction cycles and the desire to complete stores prior to the year-end holiday season.
     As previously stated, on January 30, 1998, Hussmann was spun off from Whitman Corporation ("Whitman") and became an independent, publicly held company (the "Spin-off"). The year ended December 31, 1999, represents the first full year of Hussmann's operations reported on a stand-alone basis.

RESULTS OF OPERATIONS: 1999 COMPARED TO 1998

REVENUES
Revenues for the year ended December 31, 1999, of $1,315.0 were $93.8 over the same period 1998 revenues of $1,221.2. Revenue increases in the U.S. and Canada, and Europe drove the overall 8% increase.

------------------------------------------------------------------------------------------------------
                                               1999 REVENUES    CHANGE FROM 1998  INCREASE (DECREASE)
------------------------------------------------------------------------------------------------------
U.S. and Canada                                  $  937.2            $ 35.5               4%
------------------------------------------------------------------------------------------------------
Europe                                              203.2              58.4              40
------------------------------------------------------------------------------------------------------
Other International                                 174.6              (0.1)             --
======================================================================================================
Total                                            $1,315.0            $ 93.8               8%
======================================================================================================

U.S. AND CANADA The 4% increase in revenues in the U.S. and Canada was principally the result of continued strong U.S. supermarket case demand and an improvement in refrigeration systems sales. Revenues from refrigeration systems increased over prior years as the Company completed the consolidation of its refrigeration manufacturing facilities. The Company's revenue growth in the U.S. and Canada was partially mitigated by flat sales in the fourth quarter due to certain customers delaying major capital expenditure programs. Given our current backlogs and continuing discussions with major customers, Management expects sales growth of 5% - 7% in 2000.

EUROPE The 40% increase in revenues in Europe was due to the acquisition of Koxka C.E., S.A. ("Koxka"; see note 4 of the notes to consolidated financial statements) in March 1999. This increase was partially offset by lower sales to major U.K. food retailers. Wal-Mart's entrance into the U.K. market through the acquisition of Asda Group plc. caused U.K. retailers to curtail 1999 capital expenditures. During the fourth quarter of 1999, the Company made the decision to concentrate its U.K. operations on higher-margin equipment sales and to integrate its U.K. operations with those of Koxka. Koxka is quickly becoming the centerpiece of Hussmann's European strategy on the strength of its products, efficient manufacturing operations and the quality of its management team. Management expects improved equipment sales in the U.K. in 2000.

OTHER INTERNATIONAL Revenues in Other International were flat compared to 1998. Increased revenues in China and the impact of the third quarter 1998 acquisition of McAlpine Investments Ltd. ("MIL"; see note 4 of the notes to consolidated financial statements) were offset by significantly lower beverage cooler export sales from Hussmann Mexico which posted record setting revenues during 1998. In addition, despite a nearly 40% volume increase, 1999 revenues in Brazil were down due to the substantial devaluation of the Brazilian Real which occurred during the first quarter of 1999.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /18/   1 9 9 9   A n n u a l   R e p o r t

GROSS PROFIT
Gross profit increased mainly due to the 8% increase in revenue. Gross profit as a percent of revenue was up slightly to 21.3%, reflecting improvements in the U.S. and Canada, and the addition of higher-margin sales from Koxka. These improvements were partially offset by significantly lower margins in Mexico due to decreased beverage cooler demand and an increased mix of lower-margin revenues in the U.K. and at MIL.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Total selling, general and administrative ("SG&A") expenses increased 13% to $153.4 in 1999, from $135.9 in 1998. The increase in SG&A expenses relates to the acquisitions of Koxka and MIL, as well as an increase in the Company's information technology costs.
     Corporate administrative expenses increased $7.7 or 29% to $34.7. This increase is largely the result of additional costs related to information technology systems, including costs associated with Hussmann's conversion to a company-wide, fully integrated information system ("ERP") and Year 2000 ("Y2K") costs. As the Company migrates to the new ERP system, operating costs may remain at these levels until all legacy systems have been completely replaced. In addition, corporate expenses increased over prior year due to increases in certain costs accounted for at corporate including pension, postretirement and medical expenses.

OPERATING INCOME
Operating income of $126.3 in 1999 was 5% or $6.4 greater than the comparable period in 1998. This was mainly attributable to the 11% increase in operating income in the U.S. and Canada, and the increase in Europe related to the Koxka acquisition. The following table summarizes the fluctuations in operating income by segment:

--------------------------------------------------------------------------------------------------------
                                           1999 OPERATING INCOME  CHANGE FROM 1998  INCREASE (DECREASE)
--------------------------------------------------------------------------------------------------------
U.S. and Canada                                    $151.1             $15.5                 11%
--------------------------------------------------------------------------------------------------------
Europe                                                8.9               7.7                Fav
--------------------------------------------------------------------------------------------------------
Other International                                   1.0              (9.1)               (90)
--------------------------------------------------------------------------------------------------------
Corporate                                           (34.7)             (7.7)               (29)
========================================================================================================
Total                                              $126.3             $ 6.4                 5%
========================================================================================================

The increase in the U.S. and Canada was due to increased volume, improved productivity and efficiencies, continued favorable markets for material prices and completion of the consolidation of its refrigeration operations. The significant improvement in Europe related to the acquisition of Koxka, offset by lower revenues and lower-margin revenues in the U.K. Operating income for Other International decreased $9.1 from the $10.1 operating income recorded during 1998. This decrease is mainly due to lower 1999 volume in Mexico caused by decreased demand for beverage coolers, and a difficult comparison to a record setting 1998 performance. Although revenues increased significantly in Asia-Pacific, the majority of the increase occurred at MIL, a distribution company, which typically has lower operating margins. See discussion of corporate administrative expenses under selling, general and administrative expenses above.

INTEREST EXPENSE
Interest expense of $22.5 increased $3.7 or 20% from 1998 as a result of financing the Koxka acquisition. Excluding interest expense attributable to the purchase of Koxka, interest expense for the comparable period would have decreased by approximately 15% as a result of strong cash flows from operations and better management of international debt. Interest expense for 1998 includes $1.0 of interest expense allocated by Whitman.

OTHER INCOME/OTHER EXPENSE
The Company recognized a non-recurring pretax loss of $10.3 on foreign exchange contracts used to hedge the Koxka acquisition purchase price. Since Koxka was a publicly traded company in Spain, the purchase price was denominated in Spanish Pesetas. In order to avoid foreign currency exposure over the extended period involved in completing the acquisition, Management hedged the Company's Peseta exposure. The realized loss of $10.3 from settling the financial instruments has been reflected in the consolidated statements of operations as foreign exchange loss on purchase price hedge.

EFFECTIVE INCOME TAX RATE
Hussmann's effective income tax rate of 36.0% for the year ended December 31, 1999, was 4.6 percentage points lower than 1998's effective rate of 40.6%. This lower effective rate is the result of tax strategies relating to both domestic and international operations, a lower statutory rate in Spain than in the U.S. and the unfavorable impact of hyper-inflationary accounting in Mexico during 1998. In addition, 1998's income tax expense included a $2.0 adjustment related to estimated tax benefits associated with the restructuring in the U.K.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /19/   1 9 9 9   A n n u a l   R e p o r t

RESULTS OF OPERATIONS: 1998 COMPARED TO 1997

REVENUES
Revenues of $1,221.2 in 1998 were $125.0 or 11% over 1997 revenues of $1,096.2. The U.S. and Mexico had record years, with solid volume growth particularly in the production and sale of supermarket cases, and the U.K. experienced a significant turnaround following 1997's extensive restructuring. Acquisitions in Other International also contributed to sales growth in 1998. The following is a summarized analysis of the increase in revenues.

--------------------------------------------------------------------------------------------------------
                                               1998 REVENUES    CHANGE FROM 1997    INCREASE (DECREASE)
--------------------------------------------------------------------------------------------------------
U.S. and Canada                                  $  901.7            $ 49.0                 6%
--------------------------------------------------------------------------------------------------------
Europe                                              144.8              21.2                17
--------------------------------------------------------------------------------------------------------
Other International                                 174.7              54.8                46
========================================================================================================
Total                                            $1,221.2            $125.0                11%
========================================================================================================

U.S. AND CANADA Revenues in the U.S. and Canada grew 6% during the year, to a record $901.7. The majority of this growth was in supermarket cases produced at the Company's largest manufacturing facility located in Bridgeton, Missouri. The Company's revenue growth in the U.S. and Canada was partially mitigated by flat sales in refrigeration systems as the Company implemented its planned manufacturing consolidation of refrigeration systems during 1998.

EUROPE The 17% increase in revenues in the Company's U.K. operations came on the heels of the substantial restructuring efforts announced in the last half of 1997. Additionally in 1998, volume improvement was driven by increased equipment orders (which typically have higher margins than service and contracting) from the Company's newly reconfigured U.K. plant, which resumed production in March 1998.

OTHER INTERNATIONAL Revenues improved $54.8 or 46% during the year, driven by record-setting sales in Mexico and recent acquisitions in this
segment.   Revenue increases from the acquisitions of Industrias Gilvert in Mexico and MIL were partially offset by a decline in sales at Hussmann Chile. Revenues in Asia-Pacific, excluding acquisitions, increased 9% during 1998, despite the economic turmoil in that region.

NON-RECURRING AND RESTRUCTURING CHARGES
The 1998 non-recurring charge relates to the recognition of employee termination costs and the write-down of certain assets at the Company's operation in Chile. The 1997 non-recurring charge includes the recognition of goodwill impairment, the closure of certain sales and service branches in the U.K., the restructuring of the U.K. operations and the consolidation of certain operations in the U.S. and Canada.
     During the fourth quarter of 1998, due to an increasingly weakening economy in Chile and the pending acquisition of Koxka, Management decided to restructure its operations in Chile. A substantial number of employees located in Chile were terminated, a small manufacturing operation was closed and certain assets were written down to their estimated fair market value. Hussmann recorded a non-recurring charge of $2.4 ($2.0 after-tax) related to the restructuring in Chile. The $2.4 charge consisted of an inventory write-down of $1.0, and the remaining portion related to employee termination costs and the write-down of certain other assets. In addition to this non-recurring charge in Chile, Hussmann adjusted its estimates of the tax benefits to be realized from the U.K. restructuring. The approximate $2.0 adjustment was reflected in the 1998 tax provision.
     During the third quarter of 1997, Hussmann recorded non-recurring charges of $30.7 ($29.6 after-tax) consisting of approximately $26.0 relating to the recognition of goodwill impairment and $4.7 related to the closure of sales and service branches in the U.K.
     Also, during the fourth quarter of 1997, Management decided to restructure the U.K. operations and consolidate certain operations in the U.S. and Canada. The restructuring plan included closing a manufacturing facility in Scotland and consolidating two manufacturing facilities in Milton Keynes, England. These actions resulted in the elimination of approximately 320 jobs, primarily in the U.K. Total costs were approximately $25.6 ($17.4 after-tax) which included $8.5 for the write-down of inventory, $4.1 for the write-down of equipment, $10.9 in severance and termination benefits and $2.1 for lease termination and other closing costs. Other than severance cost, the majority of the charges recorded for the restructuring were non-cash.

GROSS PROFIT
Gross profit increased 24% or $50.5 in 1998. This increase was partly related to the 11% overall improvement in revenues. In addition, excluding the restructuring charge for inventory write-downs, gross profit margins improved 1.5 percentage points, driven mainly by leverage over fixed manufacturing costs, gains from other operating efficiencies and a favorable market for purchased raw materials.


        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /20/   1 9 9 9   A n n u a l   R e p o r t

SG&A EXPENSES
SG&A expenses increased $20.0 to $135.9 or 17% over the comparable 1997 period. The increase primarily related to acquisitions, increased bonuses and commissions for the record setting year in 1998, compensation costs related to a restricted stock program and costs associated with the implementation of the ERP system.

OPERATING INCOME
Operating income of $119.9 in 1998 was $76.9 or 179% over 1997 operating income of $43.0. Increases in the U.S., the U.K. and Mexico drove the overall improvement. Excluding the 1997 restructuring costs, operating income would have increased $20.6 or 21% in 1998. The following table summarizes the fluctuations in operating income by segment:

--------------------------------------------------------------------------------------------------------
                                           1998 OPERATING INCOME  CHANGE FROM 1997  INCREASE (DECREASE)
--------------------------------------------------------------------------------------------------------
U.S. and Canada                                    $135.6              $32.8                32%
--------------------------------------------------------------------------------------------------------
Europe                                                1.2               56.6                Fav
--------------------------------------------------------------------------------------------------------
Other International                                  10.1               (7.1)               (41)
--------------------------------------------------------------------------------------------------------
Corporate                                           (27.0)              (5.4)               (25)
========================================================================================================
Total                                              $119.9              $76.9                179%
========================================================================================================

Operating income in the U.S. and Canada increased 32% during the year to $135.6. Substantially higher volume in supermarket cases and improved margins in supermarket and specialty cases drove this improvement. Excluding restructuring charges recorded in the U.S. and Canada in 1997, operating income would have increased $27.8 or 26% during 1998.
     Europe recorded operating income in three of four quarters in 1998 and was profitable for the full year in 1998. Restructuring efforts announced in the last half of 1997, as well as increased volume helped the segment attain operating income of $1.2 in 1998, compared to an operating loss of $6.2 in 1997, excluding restructuring charges. Volume improvements at the Company's reconfigured manufacturing facility in Milton Keynes, England were driven by increased equipment orders from a major retail customer.
     Operating income in Other International was down $7.1 or 41% to $10.1 for the year. Operating income was negatively impacted by hyper-inflationary accounting in Mexico and an overall operating decline in the Company's Chilean operation. Despite the effects of dollar functional accounting on its results, Hussmann Mexico still recorded in excess of a 20% improvement in operating income for the full year on the strength of improved sales of supermarket cases and refrigerated bottle coolers. Losses in Chile were heavily weighted in the final half of 1998, in particular the fourth quarter, as a deteriorating Chilean economy accounted for a $6.6 decrease in revenues from 1997. Additionally, operating income in Other International was reduced by start-up losses in Brazil relating to the required spending to introduce Hussmann technology and products into the Brazilian market. Hussmann invested aggressively to establish its market position in Brazil.

INTEREST EXPENSE
Interest expense of $18.8 in 1998 was flat with that recorded during 1997. Interest expense includes amounts allocated to Hussmann from Whitman of $1.0 and $17.3 for 1998 and 1997, respectively.

EFFECTIVE INCOME TAX RATE
Hussmann's effective income tax rate was 40.6% in 1998. This higher effective rate is the result of higher levels of taxable income in the U.S., (which typically has a higher effective tax rate), the effects of hyper-inflationary accounting in Mexico, lower taxable income or net losses in countries having lower effective tax rates, and the $2.0 adjustment to the estimated tax benefits related to the restructuring in the U.K.

LIQUIDITY, FINANCIAL CONDITION AND CAPITAL RESOURCES

CASH FLOWS FROM OPERATIONS
Hussmann generated net cash from operations of $95.0, $44.7, and $76.3 during the years ended December 31, 1999, 1998 and 1997, respectively. Improved working capital management and the collection of accounts receivable associated with the late fourth quarter 1998 sales drove the overall improvement in cash flows from operations when compared with prior periods. The decrease in 1998 cash flows from operations when compared to 1997, was attributable to the use of cash to fund additional working capital (inventory, receivables and payables) requirements during 1998 due to record setting volumes in the U.S. and Mexico.

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities was $162.7, $33.4 and $63.0 during the years ended December 31, 1999, 1998 and 1997, respectively. The main components of 1999 cash usage from investing activities were the purchase of Koxka and capital investments. The increase in capital investments relates primarily to spending on the ERP


        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /21/   1 9 9 9   A n n u a l   R e p o r t
project and productivity and efficiency programs in the U.S. and Canada. Included in other cash flows from investing activities were cash proceeds from the sale of the Company's interest in an airplane and the sale of two manufacturing facilities located in Scotland and Chile. These facilities were part of the respective restructuring programs in those countries. In 1998 and 1997, Hussmann paid $3.3 and $26.4, respectively, for several acquisitions. Excluding acquisitions, Management expects capital investments to approximate $40.0 per year during 2000 and 2001. Management will continue to evaluate potential acquisitions that fit its strategies for growth. During 1999 and 1998, approximately 8% and 29%, respectively, of capital investments were associated with the ERP project.

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by (used in) financing activities was $77.9, $(22.5) and $(21.5) for the years ended December 31, 1999, 1998 and 1997, respectively. The significant increase in 1999's reported balance represents borrowings incurred to finance the acquisition of Koxka. The significant activity during 1998 related to the settlement of the Company's intercompany obligations with Whitman. At the time of the Spin-off, Hussmann repaid the Whitman obligations with $240.0 borrowed from its $350.0 Credit Facility (defined below). In addition, in June 1998, the Company issued $125.0 of Senior Notes (defined below) under its $250.0 Shelf Registration (defined below). Prior to the Spin-off, Whitman served as the primary source of financing for Hussmann. Under Whitman's cash management system, Hussmann advanced cash not needed for current operations to Whitman at the then current commercial bank prime lending rate and Whitman advanced cash to Hussmann on the same basis.

AVAILABLE CASH AND BORROWINGS
Hussmann's cash and cash equivalents were $34.9 and $26.1 as of December 31, 1999 and 1998, respectively.
     In January 1998, Hussmann entered into a committed credit facility with a syndicate of commercial banks and financial institutions, which enables Hussmann to borrow funds at variable interest rates on a revolving credit basis up to an aggregate principal amount of $350.0 (the "Credit Facility"). The Company borrowed $270.0 under the Credit Facility in January 1998, the majority of which was used to settle the Company's obligations with Whitman.
     In June 1998, Hussmann issued $125.0 Senior Notes due June 2008 bearing interest at 6 3/4% (the "Senior Notes"). The $125.0 Senior Notes were part of the $250.0 Shelf Registration filed by Hussmann with the Securities and Exchange Commission (the "SEC") on May 29, 1998 (the "Shelf Registration"). Proceeds from the Senior Notes were used to repay borrowings incurred under the Credit Facility.
     On March 22, 1999, Hussmann borrowed approximately $145.0 under the Credit Facility to fund the acquisition of Koxka and pay related expenses. At December 31, 1999, $110.0 was outstanding under the Credit Facility. In addition, at December 31, 1999, Hussmann had $86.2 and $22.5 of uncommitted domestic lines-of-credit available and outstanding, respectively, and $32.0 and $4.6 of uncommitted international lines-of-credit available and outstanding, respectively.
     On June 2, 1999, the Company borrowed $46.0 in the form of a seven-year amortizing note. The interest rate is established semi-annually based on LIBOR (London Interbank Offer Rate). The current interest rate is approximately 6.9%. The Company used the proceeds of the note to repay amounts borrowed under the Credit Facility.
     Management believes cash flows from operations, unused amounts available under the Credit Facility and the Shelf Registration, and access to capital markets will be sufficient to satisfy Hussmann's future working capital, capital investment, acquisitions, share repurchase program and other financing requirements for the foreseeable future. Management also believes Hussmann will be able to access capital markets on satisfactory terms, although there can be no assurance this will be the case.

OTHER
In January 2000, Hussmann's Board of Directors authorized a stock repurchase program for up to 2.5 million of the Company's common shares outstanding. Under the authorization, which was effective immediately, the Company may repurchase shares from time to time in the open market or in private transactions, depending on market price and other considerations. As of February 29, 2000, the Company had purchased approximately 248,000 shares at an average purchase price of $13.39 per share.

FINANCIAL RISKS AND NON-U.S. OPERATIONS
Hussmann has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage the more significant foreign currency and commodity price risks.

FOREIGN CURRENCY RISK
Hussmann's most significant non-U.S. operations are located in Canada, Mexico, Spain, and the U.K., with smaller operations located in, among other countries, New Zealand, Australia, Brazil and China. Because the majority of Hussmann's non-U.S. entities conduct business in their respective local currencies, Hussmann is subject to foreign currency risk when translating its non-U.S. entity financial statements into U.S. Dollars for financial reporting purposes.


        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /22/   1 9 9 9   A n n u a l   R e p o r t

     Hussmann uses foreign currency risk management instruments to manage its more significant exposures to changes in foreign currency exchange rates with respect to certain foreign currency transactions. Management continually monitors its use of foreign currency risk management instruments in order to mitigate the Company's exposures.
     In January 1999, the Company announced it had entered into a definitive agreement to purchase Koxka. The purchase price established in the agreement, (approximately $145.0) was denominated in Spanish Pesetas. Hussmann hedged the Peseta exposure to lock in a U.S. Dollar purchase price of $145.0 using forward currency exchange contracts. Realized gains or losses from settling forward currency exchange contracts must be reflected in the consolidated statements of operations for the corresponding period. As such, Hussmann recognized a non-recurring pretax loss of approximately $10.3 in the first quarter of 1999.

INTEREST RATE RISK
As of December 31, 1999, Hussmann had $301.0 in long-term debt outstanding, $125.0 of which represented senior note obligations with a fixed rate of 6 3/4%. The majority of the remaining balance represents amounts outstanding on the Company's Credit Facility and the amortizing note, both with interest based on LIBOR. Given the current mix of the Company's outstanding indebtedness, the Company does not believe its exposure to short-term interest rate changes would be material.

COMMODITY RISK
Hussmann uses copper wiring and tubing in the manufacture of its products. As a result, the Company's operating results are subject to fluctuations in the price of copper. Hussmann uses various hedging instruments to mitigate a portion of these risks. Overall, this hedging activity is not considered to be material to the Company's consolidated results of operations, financial condition or cash flows.

OTHER RISKS
In addition to foreign currency translation and transaction risks, the Company faces other risks associated with its non-U.S. operations including the potential for restrictive actions taken by host country governments, risks relating to non-U.S. economic and political conditions, and risks relating to limits on the transfer of funds from non-U.S. entities to Hussmann. Management believes it has sufficient insurance coverage to protect it from significant losses associated with these risks.

YEAR 2000
Hussmann completed the necessary work to ensure its global information technology systems were Y2K compliant prior to the end of 1999. The Company has not experienced any major disruptions of its business due to Y2K issues. The Company will continue to monitor its critical systems over the next several months, but it does not anticipate any significant issues arising from such systems. As of December 31, 1999, the Company incurred approximately $4.0 related to Y2K work and does not anticipate additional Y2K costs to be significant.

NEW ACCOUNTING PRONOUNCEMENT
In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, SFAS 133 was amended whereby the effective date was deferred one year, to fiscal years beginning after June 15, 2000. Management is continuing to assess the effects of this statement on the Company's consolidated financial statements and notes thereto. Management does not believe SFAS 133 will have a significant impact on the Company's consolidated results of operations, financial condition or cash flows.

SAFE HARBOR STATEMENT
Management has made and will make certain forward-looking statements in its reports filed with the SEC, reports to shareholders and in certain other contexts relating to future revenues, costs, expenses, production schedules, profitability and financial resources among others. These statements are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Management's beliefs and assumptions using information currently available. Accordingly, Hussmann's actual results may differ materially from those projected, expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in Hussmann's operations and business environment, including among other factors: 1) failure of the Company to produce anticipated cost savings or improve productivity; 2) timing and magnitude of capital investments; 3) economic and market conditions in the U.S. and worldwide; 4) currency exchange rates; 5) changes in customer spending levels and demand for new products; 6) cost and availability of raw materials; 7) continuation of growth in significant developing markets such as Latin America and Asia-Pacific;
8) overall competitive activities; 9) and other risks described in the Company's filings with the SEC.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /23/   1 9 9 9   A n n u a l   R e p o r t

CONSOLIDATED STATEMENTS OF OPERATIONS
                                        For the years ended December 31 (in millions, except share data)
---------------------------------------------------------------------------------------------------------
                                                   1999              1998                 1997
---------------------------------------------------------------------------------------------------------
Revenues                                         $1,315.0          $1,221.2             $1,096.2
---------------------------------------------------------------------------------------------------------
Cost of goods sold                                1,035.3             964.0                889.5
=========================================================================================================
Gross profit                                        279.7             257.2                206.7
---------------------------------------------------------------------------------------------------------

Selling, general and administrative expenses        153.4             135.9                115.9
---------------------------------------------------------------------------------------------------------
Non-recurring charges                                 --                1.4                 47.8
=========================================================================================================
Operating income                                    126.3             119.9                 43.0
---------------------------------------------------------------------------------------------------------

Whitman charges                                       --                1.5                 28.4
---------------------------------------------------------------------------------------------------------
Interest expense:
      Whitman                                         --                1.0                 17.3
---------------------------------------------------------------------------------------------------------
      Other                                          22.5              17.8                  1.6
=========================================================================================================
Total interest expense                               22.5              18.8                 18.9
---------------------------------------------------------------------------------------------------------

Foreign exchange loss on purchase price hedge       (10.3)              --                   --
---------------------------------------------------------------------------------------------------------
Other income (expense), net                           1.9              (3.4)                 1.2
=========================================================================================================
Total other income (expense), net                    (8.4)             (3.4)                 1.2
---------------------------------------------------------------------------------------------------------

Income (loss) before income tax expense and
   minority interests                                95.4              96.2                 (3.1)
---------------------------------------------------------------------------------------------------------
Income tax expense                                   34.4              39.0                  9.4
=========================================================================================================
Income (loss) before minority interests              61.0              57.2                (12.5)
---------------------------------------------------------------------------------------------------------

Minority interests                                   (0.8)              0.3                 (0.3)
=========================================================================================================
Net income (loss)                                $   60.2          $   57.5             $  (12.8)
=========================================================================================================

Weighted average shares - Basic<F*>
   (in thousands)                                  50,859            50,841                   --
---------------------------------------------------------------------------------------------------------
Basic - EPS<F*>                                  $   1.18          $   1.13                   --
---------------------------------------------------------------------------------------------------------
Weighted average shares - Diluted<F*>
   (in thousands)                                  51,867            52,006                   --
---------------------------------------------------------------------------------------------------------
Diluted - EPS<F*>                                $   1.16          $   1.11                   --
---------------------------------------------------------------------------------------------------------

<F*> Discussion regarding the computation of 1998 earnings per share is contained in note 2 of the notes to consolidated financial statements.


See accompanying note to consolidated financial statements.


        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /24/   1 9 9 9   A n n u a l   R e p o r t

CONSOLIDATED BALANCE SHEETS
                                                                          As of December 31 (in millions, except share data)
-----------------------------------------------------------------------------------------------------------------------------
 ASSETS                                                                                    1999           1998
-----------------------------------------------------------------------------------------------------------------------------
Current assets:

   Cash and cash equivalents                                                              $ 34.9         $ 26.1
-----------------------------------------------------------------------------------------------------------------------------
   Receivables, net of allowance for doubtful accounts of $4.3 and $2.7, respectively      290.5          285.3
-----------------------------------------------------------------------------------------------------------------------------
   Inventories                                                                             139.3          106.9
-----------------------------------------------------------------------------------------------------------------------------
   Other current assets                                                                     19.8           11.5
=============================================================================================================================
Total current assets                                                                       484.5          429.8
-----------------------------------------------------------------------------------------------------------------------------

Property and equipment, net                                                                199.5          168.4
-----------------------------------------------------------------------------------------------------------------------------
Intangible assets, net                                                                     109.1           29.4
-----------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                23.3           26.1
=============================================================================================================================
Total assets                                                                              $816.4         $653.7
=============================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------
 LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------

Current liabilities:

   Short-term debt and current maturities long-term debt                                  $ 18.4         $ 16.9
-----------------------------------------------------------------------------------------------------------------------------
   Accounts payable                                                                        149.5          137.5
-----------------------------------------------------------------------------------------------------------------------------
   Income taxes payable                                                                      1.7            9.1
-----------------------------------------------------------------------------------------------------------------------------
   Accrued expenses                                                                         64.7           72.7
=============================================================================================================================
Total current liabilities                                                                  234.3          236.2
-----------------------------------------------------------------------------------------------------------------------------

Long-term debt                                                                             294.6          200.7
-----------------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                           51.9           31.3
=============================================================================================================================
Total liabilities                                                                          580.8          468.2
-----------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:

   Preferred stock, $.001 par value, 20,000,000 shares authorized,
   none issued or outstanding                                                                --             --
-----------------------------------------------------------------------------------------------------------------------------
   Common stock, $.001 par value,150,000,000 shares authorized, 51,166,000
   and 51,006,000 issued; 50,909,000 and 50,763,000 shares outstanding, respectively         0.1            0.1
-----------------------------------------------------------------------------------------------------------------------------
   Additional paid-in capital                                                               92.8           90.6
-----------------------------------------------------------------------------------------------------------------------------
   Retained earnings                                                                       217.1          161.0
-----------------------------------------------------------------------------------------------------------------------------
   Accumulated other comprehensive loss                                                    (70.2)         (62.2)
-----------------------------------------------------------------------------------------------------------------------------
   Treasury stock, at cost: 257,000 and 243,000 shares, respectively                        (4.2)          (4.0)
=============================================================================================================================
Total shareholders' equity                                                                 235.6          185.5
=============================================================================================================================
Total liabilities and shareholders' equity                                                $816.4         $653.7
=============================================================================================================================

See accompanying notes to consolidated financial statements.


        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /25/   1 9 9 9   A n n u a l   R e p o r t

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             For the years ended December 31 (in millions, except share data)
-----------------------------------------------------------------------------------------------------------------------------
                                                                         1999              1998               1997
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                                       $  60.2           $  57.5            $(12.8)
-----------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:

   Depreciation and amortization                                           28.9              23.0              22.4
-----------------------------------------------------------------------------------------------------------------------------
   Non-recurring charges                                                    --                1.4              47.8
-----------------------------------------------------------------------------------------------------------------------------
   Changes in assets and liabilities, exclusive of acquisitions:

      Receivables, net                                                     31.0             (68.1)             (3.6)
-----------------------------------------------------------------------------------------------------------------------------
      Inventories                                                          (6.0)             40.9              11.6
-----------------------------------------------------------------------------------------------------------------------------
      Accounts payable                                                     (8.5)             (0.3)             10.0
-----------------------------------------------------------------------------------------------------------------------------
      Income taxes payable                                                (15.2)             (5.1)              3.8
-----------------------------------------------------------------------------------------------------------------------------
      Other assets and liabilities                                          4.6              (4.6)             (2.9)
=============================================================================================================================
Net cash provided by operating activities                                  95.0              44.7              76.3
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Capital investments                                                    (40.0)            (30.6)            (38.6)
-----------------------------------------------------------------------------------------------------------------------------
   Companies acquired, net of cash                                       (133.6)             (3.3)            (26.4)
-----------------------------------------------------------------------------------------------------------------------------
   Other                                                                   10.9               0.5               2.0
=============================================================================================================================
Net cash used in investing activities                                    (162.7)            (33.4)            (63.0)
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Net increase (decrease) in short-term debt                             (14.1)              6.7               4.3
-----------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in loans and advances from Whitman               --                --              (37.6)
-----------------------------------------------------------------------------------------------------------------------------
   Settlement of Whitman obligations, net                                   --             (221.7)              --
-----------------------------------------------------------------------------------------------------------------------------
   Net borrowings on revolving credit facility and lines-of-credit         53.3              75.4               --
-----------------------------------------------------------------------------------------------------------------------------
   Proceeds from issuance of long-term debt                                46.0             124.1               --
-----------------------------------------------------------------------------------------------------------------------------
   Principal payments on long-term debt                                    (3.0)              --                --
-----------------------------------------------------------------------------------------------------------------------------
   Acquisition of treasury stock                                           (0.2)             (4.0)              --
-----------------------------------------------------------------------------------------------------------------------------
   Capital contribution from Whitman                                        --                --               14.0
-----------------------------------------------------------------------------------------------------------------------------
   Dividends paid                                                          (4.1)             (3.0)             (2.2)
=============================================================================================================================
Net cash provided by (used in) financing activities                        77.9             (22.5)            (21.5)
-----------------------------------------------------------------------------------------------------------------------------

Effects of foreign exchange rate changes on cash and cash equivalents      (1.4)             (1.1)             (0.5)
=============================================================================================================================

Net change in cash and cash equivalents                                     8.8             (12.3)             (8.7)
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                               26.1              38.4              47.1
=============================================================================================================================
Cash and cash equivalents, end of year                                  $  34.9           $  26.1            $ 38.4
=============================================================================================================================

See accompanying notes to consolidated financial statements.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /26/   1 9 9 9   A n n u a l   R e p o r t

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                                    For the years ended December 31 (in millions, except share data)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                            ACCUMULATED OTHER
                                                                                            COMPREHENSIVE LOSS
                                                                                         -----------------------
                                               COMMON                                                  MINIMUM
                                              STOCK NO.            ADDITIONAL            CUMULATIVE    PENSION   TREASURY
                                              OF SHARES   COMMON    PAID-IN   RETAINED   TRANSLATION  LIABILITY,  STOCK,
                                           (IN THOUSANDS) STOCK     CAPITAL   EARNINGS   ADJUSTMENT      NET      AT COST  TOTAL
=================================================================================================================================
BALANCE AT DECEMBER 31, 1996                      --      $ --       $38.3     $202.8     $(48.5)       $  --     $  --   $192.6
=================================================================================================================================
Comprehensive income:
   Net loss                                                                     (12.8)                                     (12.8)
---------------------------------------------------------------------------------------------------------------------------------
   Cumulative translation adjustment                                                        (5.3)                           (5.3)
=================================================================================================================================
Total comprehensive loss                          --        --         --       (12.8)      (5.3)          --        --    (18.1)
---------------------------------------------------------------------------------------------------------------------------------
Dividends paid to Whitman                                                        (2.2)                                      (2.2)
---------------------------------------------------------------------------------------------------------------------------------
Capital contribution from Whitman                                     14.0                                                  14.0
---------------------------------------------------------------------------------------------------------------------------------
Stock plans, net                                                                  0.3                                        0.3
=================================================================================================================================
BALANCE AT DECEMBER 31, 1997                      --        --        52.3      188.1      (53.8)          --        --    186.6
=================================================================================================================================
Comprehensive income:

   Net income                                                                    57.5                                       57.5
---------------------------------------------------------------------------------------------------------------------------------
   Cumulative translation adjustment                                                        (5.5)                           (5.5)
---------------------------------------------------------------------------------------------------------------------------------
   Minimum pension liability adjustment, net                                                             (2.9)              (2.9)
=================================================================================================================================
Total comprehensive income                        --        --         --        57.5       (5.5)        (2.9)       --     49.1
---------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                       50,731      0.1                                                               0.1
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared ($.08 per share)                                              (4.0)                                      (4.0)
---------------------------------------------------------------------------------------------------------------------------------
Settlement with Whitman                                               34.5      (80.6)                                     (46.1)
---------------------------------------------------------------------------------------------------------------------------------
Repurchase of common stock                       (243)                                                             (4.0)    (4.0)
---------------------------------------------------------------------------------------------------------------------------------
Stock plans, net                                  275                  3.8                                                   3.8
=================================================================================================================================
BALANCE AT DECEMBER 31, 1998                   50,763      0.1        90.6      161.0      (59.3)        (2.9)     (4.0)   185.5
=================================================================================================================================
Comprehensive income:

   Net income                                                                    60.2                                       60.2
---------------------------------------------------------------------------------------------------------------------------------
   Cumulative translation adjustment                                                       (10.9)                          (10.9)
---------------------------------------------------------------------------------------------------------------------------------
   Minimum pension liability adjustment, net                                                              2.9                2.9
=================================================================================================================================
Total comprehensive income                        --        --         --        60.2      (10.9)         2.9        --     52.2
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared ($.08 per share)                                              (4.1)                                      (4.1)
---------------------------------------------------------------------------------------------------------------------------------
Repurchase of common stock                        (14)                                                             (0.2)    (0.2)
---------------------------------------------------------------------------------------------------------------------------------
Stock plans, net                                  160                  2.2                                                   2.2
=================================================================================================================================
BALANCE AT DECEMBER 31, 1999                   50,909     $0.1       $92.8     $217.1     $(70.2)       $  --     $(4.2)  $235.6
=================================================================================================================================

See accompanying notes to consolidated financial statements.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /27/   1 9 9 9   A n n u a l   R e p o r t

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS In millions, except share data

1.  NATURE OF BUSINESS
Hussmann International, Inc. manufactures, sells, installs and services merchandising and refrigeration systems for the commercial food industry throughout the world. Hussmann operates manufacturing facilities in the U.S., Canada, Spain, Mexico, the U.K., Brazil, China, New Zealand and Australia.
     On January 30, 1998, Whitman Corporation ("Whitman") distributed 50,731,000 shares of common stock of Hussmann ("Hussmann Common Stock") to Whitman's shareholders (the "Spin-off"). As a result of the Spin-off, Hussmann became an independent, publicly held company.
     These financial statements present the operations of Hussmann and its subsidiaries (as required by the context, "Hussmann" or the "Company" refers to Hussmann International, Inc. or to the group of companies that became wholly and majority-owned subsidiaries of Hussmann International, Inc. on January 30, 1998), which for all periods prior to December 31, 1998, was composed of wholly-owned subsidiaries of Whitman, including Hussmann Corporation and its wholly-owned subsidiaries and other Hussmann companies owned by Whitman but directly managed by Hussmann Corporation. Prior to the Spin-off, the historical financial statements were combined for financial reporting purposes. For all periods presented herein, the financial statements will be referred to as consolidated financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     The carrying amount of the Company's financial instruments approximates their respective fair values. Certain prior year amounts have been reclassified to conform to current year presentation.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include accounts of Hussmann and its wholly and majority-owned subsidiaries. Investments of 50% or less in joint ventures are accounted for using the equity method. All significant intercompany transactions have been eliminated.

CASH AND CASH EQUIVALENTS Cash and cash equivalents consist of deposits with banks and financial institutions which are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

INVENTORIES Inventories are valued at the lower of cost (principally determined on the first-in, first-out or average method) or net realizable value. Inventories include the cost of materials, direct labor and applicable manufacturing overhead.

PROPERTY AND EQUIPMENT Property and equipment are recorded at cost. Depreciation is computed using the straight-line method. Expenditures for maintenance and repairs are expensed as incurred. The approximate ranges of annual depreciation rates are 2% to 5% for buildings and improvements and 8% to 33% for machinery and equipment. Accumulated costs associated with the Company's conversion to a company-wide, fully integrated information system ("ERP") are being expensed at an annual depreciation rate of 10%. Gains or losses from the sale of property and equipment are reported in Other income (expense), net, in the consolidated statements of operations.

INTANGIBLE ASSETS, NET Intangible assets consist of goodwill and the Koxka trademark. Goodwill represents the excess of cost over fair market value of the net assets of businesses acquired. Such amounts are amortized on a straight-line basis over the periods estimated to be benefited. Amortization periods range from 3 to 40 years. Goodwill is stated net of accumulated amortization of $12.5 and $10.0 as of December 31, 1999 and 1998, respectively. Trademark represents the cost allocated to the Koxka tradename. See note 4 of the notes to consolidated financial statements. Trademark is stated net of accumulated amortization of $0.6 and $0.0 as of December 31, 1999 and 1998, respectively.

CARRYING VALUES OF LONG-LIVED ASSETS Hussmann evaluates the carrying values of long-lived assets and identifiable intangibles whenever events and circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of an asset is measured by a comparison of the carrying amount of such asset to the future net cash flows expected to be generated. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less disposal costs.


        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /28/   1 9 9 9   A n n u a l   R e p o r t

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS Assets and liabilities of non-U.S. operations whose functional currency is other than the U.S. Dollar are translated to U.S. Dollars using exchange rates in effect at the balance sheet date. Results from operations are translated using average exchange rates during the period. The resulting translation adjustments are recorded as a component of shareholders' equity. For those non-U.S. entities of Hussmann operating in countries where economies are considered to be highly inflationary, foreign currency translation gains and losses are reported in Other income (expense), net, in the consolidated statements of operations.

REVENUE RECOGNITION Revenue is recognized when products are shipped or when services are performed. Revenue for installation projects is generally recognized upon the completion of the project and acceptance by the customer. Generally, products sold carry a one-year warranty while installation projects carry a three-month warranty. Hussmann estimates and records provisions for warranties in the period the sale is reported, based on historical experience.

RESEARCH AND DEVELOPMENT Research and development costs are expensed as incurred. These costs amounted to $6.3, $6.4 and $5.6 in 1999, 1998 and 1997, respectively.

INCOME TAXES Hussmann's U.S. operations have been included in the consolidated U.S. Federal and certain state unitary income tax returns of Whitman for the period ended January 30, 1998 and the year ended December 31, 1997. For those periods in which Hussmann was part of Whitman, Hussmann's income tax expense was allocated to Hussmann as if Hussmann had filed separate income tax returns.
     No U.S. income tax provision has been made on the undistributed earnings of non-U.S. subsidiaries (approximately $77.2 at December 31, 1999) which currently is not intended to be remitted to the U.S. primarily because retention of a significant portion of these earnings is considered essential for continuing operations, and the additional taxes are considered to be immaterial based on the ability to claim foreign tax credits. No deferred tax liability has been recognized with regard to the potential remittance of such undistributed income.

EARNINGS PER SHARE Hussmann adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), effective January 1, 1998. In accordance with SFAS 128, basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the weighted average number of common shares outstanding during the period, plus shares issuable upon the assumed exercise of dilutive common stock options using the treasury stock method.
     Although the Spin-off did not occur until January 30, 1998, for purposes of 1998's presentation, Hussmann has calculated earnings per share assuming the Spin-off occurred January 1, 1998, for both basic and diluted earnings per share. The number of shares of Hussmann Common Stock used in the calculation of earnings per share for the years ended December 31, is as follows (in thousands):

----------------------------------------------------------------------------------------------
                                                                      1999              1998
----------------------------------------------------------------------------------------------
Weighted average shares outstanding - Basic                          50,859            50,841
----------------------------------------------------------------------------------------------
Dilutive effect of stock options                                      1,008             1,165
==============================================================================================
Weighted average shares outstanding - Diluted                        51,867            52,006
==============================================================================================

Options to purchase 545,000 shares of Hussmann Common Stock at prices ranging from $16.28 to $17.94 per share were outstanding during the year ended December 31, 1999, but were not included in the computation of diluted earnings per share due to the exercise price of these options being greater than the average market price of Hussmann Common Stock. These options begin to expire in 2008.
     Options to purchase 482,000 shares of Hussmann Common Stock at $17.94 per share were outstanding during the year ended December 31, 1998, but were not included in the computation of diluted earnings per share due to the exercise price of these options being greater than the average market price of Hussmann Common Stock. These options expire in 2008.

STOCK-BASED COMPENSATION Hussmann measures the compensation cost of equity instruments issued under employee compensation plans under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, in accounting for its fixed stock option plans. Compensation expense related to restricted stock awards is recognized straight-line over the applicable vesting periods.

COMPREHENSIVE INCOME On January 1, 1998, Hussmann adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. This statement requires Hussmann to report separately, the translation adjustments of SFAS No. 52, "Foreign Currency Translation" and changes to the minimum pension liability adjustment as components of comprehensive income. Management has chosen to disclose the requirements of this statement within the consolidated statements of shareholders' equity and comprehensive income.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /29/   1 9 9 9   A n n u a l   R e p o r t

DERIVATIVE FINANCIAL INFORMATION The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage the more significant foreign currency and commodity price risks.
     The Company uses copper wiring and tubing in the manufacture of its products. The Company utilizes various commodity hedging instruments to protect itself against fluctuations in market prices for a portion of its purchases. Realized gains and losses on the hedges are recognized as components of cost of goods sold when the related finished products are sold.
     The Company also uses certain foreign currency hedging instruments to hedge its more significant exposures to changes in foreign currency exchange rates with respect to foreign currency transactions. Realized gains or losses from the settlement of hedged items are recorded in Other income (expense), net, in the consolidated statements of operations.

3.  TRANSACTIONS WITH WHITMAN
CASH MANAGEMENT AND ADVANCES Prior to Spin-off, Whitman managed all excess cash for Hussmann. Cash balances owed to Whitman were advanced at the then current commercial bank prime lending rate. Interest expense on such advances is included in Interest expense: Whitman in the consolidated statements of operations.

CAPITAL TRANSACTIONS AND WHITMAN CHARGES For the years ended December 31, 1998 and 1997, capital transactions with Whitman are summarized in the consolidated statements of shareholders' equity and comprehensive income.
     Whitman allocated portions of its general and administrative expenses to its subsidiaries. Hussmann's share of such costs was $1.5 and $28.4 in 1998 and 1997, respectively. Such charges represent an allocation of Whitman's estimated total expenses, and were charged to Whitman's subsidiaries based on budgeted revenues. Whitman considered this method to be a reasonable basis for allocation. These amounts are included as Whitman charges in the consolidated statements of operations.

4.  ACQUISITIONS
Hussmann completed its acquisition of Koxka C.E., S.A. ("Koxka") on March 23, 1999. Hussmann acquired virtually 100% of the outstanding stock of Koxka through a cash tender offer. Koxka manufactures a complete line of commercial and industrial refrigeration products at five manufacturing facilities located throughout Spain.
     Hussmann paid approximately $135.0 in cash for the acquisition. This excludes the $10.3 loss related to the purchase price hedge used by the Company to lock-in the U.S. Dollar purchase price of $145.0. The purchase price was principally funded with borrowings under Hussmann's 5-year unsecured revolving credit facility (the "Credit Facility"). The acquisition of Koxka was accounted for using the purchase method of accounting, and accordingly, the results of operations are reflected in the consolidated statements of operations since the date of acquisition. The purchase price was allocated to the assets acquired and the liabilities assumed based upon their estimated fair market values. Goodwill and the trademark associated with the Koxka acquisition of approximately $53.5 and $33.3, respectively, are being amortized over the period to be benefited, (40 years). The purchase price allocation has not yet been finalized, although Management does not expect amounts to differ materially.
     In July 1999, Hussmann acquired the remaining interest in its Brazilian operation for approximately $2.5. In August 1998, Hussmann acquired a 65% interest in McAlpine Investments, Ltd. ("MIL") for approximately $3.5. MIL consists of two separate operating companies engaged in the sale, installation, manufacture and service of commercial refrigeration products for the retail food industries in New Zealand, Australia and various island nations throughout the South Pacific. MIL was an independent distributor and licensee of the Company for several years prior to the acquisition.
     The acquisition of MIL was accounted for using the purchase method of accounting, and accordingly, the results of operations are reflected in the consolidated statements of operations since the date of acquisition. The purchase price was allocated to the assets acquired and the liabilities assumed of MIL based upon their estimated fair market value. Goodwill associated with this acquisition (approximately $5.9) is being amortized over ten years.
     The following unaudited pro forma information presents the consolidated results of operations of the Company as if Koxka had been acquired on January 1, 1999 and 1998, respectively, and as if MIL had been acquired on January 1, 1998. The 1999 pro forma information below excludes the $10.3 hedge loss described above.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /30/   1 9 9 9   A n n u a l   R e p o r t

                                                                    YEARS ENDED DECEMBER 31
----------------------------------------------------------------------------------------------
                                                                     1999              1998
----------------------------------------------------------------------------------------------
Revenues                                                           $1,344.6          $1,398.0
----------------------------------------------------------------------------------------------
Net income                                                             66.5              60.0
----------------------------------------------------------------------------------------------
Net income per share:

   Basic                                                              $1.30            $ 1.17
----------------------------------------------------------------------------------------------
   Diluted                                                            $1.28            $ 1.15
----------------------------------------------------------------------------------------------

5.  INVENTORIES
Inventories consist of the following at December 31:

----------------------------------------------------------------------------------------------
                                                                      1999              1998
----------------------------------------------------------------------------------------------
Raw materials and work in process                                    $102.7           $  81.2
----------------------------------------------------------------------------------------------
Finished goods                                                         36.6              25.7
==============================================================================================
                                                                     $139.3           $ 106.9
==============================================================================================

6.  PROPERTY AND EQUIPMENT, NET
Property and equipment consist of the following at December 31:

----------------------------------------------------------------------------------------------
                                                                     1999              1998
----------------------------------------------------------------------------------------------
Land                                                                $  12.0           $   5.3
----------------------------------------------------------------------------------------------
Buildings and improvements                                             84.4              81.8
----------------------------------------------------------------------------------------------
Machinery and equipment                                               267.3             212.3
==============================================================================================
Total property and equipment                                          363.7             299.4
----------------------------------------------------------------------------------------------
Accumulated depreciation                                             (168.2)           (157.6)
----------------------------------------------------------------------------------------------
Construction in progress                                                4.0              26.6
==============================================================================================
                                                                    $ 199.5           $ 168.4
==============================================================================================

7.  ACCRUED EXPENSES
Accrued expenses consist of the following at December 31:

----------------------------------------------------------------------------------------------
                                                                      1999              1998
----------------------------------------------------------------------------------------------
Salaries and wages                                                    $22.6             $25.0
----------------------------------------------------------------------------------------------
Restructuring                                                           0.8              10.4
----------------------------------------------------------------------------------------------
Other                                                                  41.3              37.3
==============================================================================================
                                                                      $64.7             $72.7
==============================================================================================

8.  SHORT-TERM BORROWINGS AND LINES-OF-CREDIT
Short-term borrowings at December 31 consist primarily of various short-term international bank borrowings as follows:

----------------------------------------------------------------------------------------------
                                                                      1999              1998
----------------------------------------------------------------------------------------------
Short-term borrowings                                                 $12.0             $12.8
----------------------------------------------------------------------------------------------
Weighted average interest rate at December 31                           5.9%              7.7%
----------------------------------------------------------------------------------------------

Short-term borrowings generally represent foreign currency denominated borrowings of non-U.S. subsidiaries. Hussmann also has additional unsecured, uncommitted lines-of-credit available under agreements with various commercial banks and financial institutions for short-term borrowings up to $32.0 internationally, of which $4.6 was outstanding at December 31, 1999.

9.  LONG-TERM DEBT
Long-term debt consists of the following at December 31:

----------------------------------------------------------------------------------------------
                                                                      1999              1998
----------------------------------------------------------------------------------------------
6 3/4% senior notes, due 2008                                        $125.0            $125.0
----------------------------------------------------------------------------------------------
Revolving credit facility, due 2003                                   110.0              70.0
----------------------------------------------------------------------------------------------
Amortizing note, due 2006                                              42.9               --
----------------------------------------------------------------------------------------------
Other                                                                  23.1               9.8
----------------------------------------------------------------------------------------------
Less current maturities                                                (6.4)             (4.1)
==============================================================================================
                                                                     $294.6            $200.7
==============================================================================================

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /31/   1 9 9 9   A n n u a l   R e p o r t

6 3/4% SENIOR NOTES In June 1998, Hussmann issued $125.0 aggregate principal amount 6 3/4% Senior Notes (the "Senior Notes"). This issuance represents one-half of the $250.0 Shelf Registration (the "Shelf Registration") filed by Hussmann with the Securities and Exchange Commission (the "SEC") on May 29, 1998. The Senior Notes are senior unsecured obligations of Hussmann. The Senior Notes are redeemable at Hussmann's option at amounts equal to the greater of 100% of the principal amount of the Senior Notes or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the date of redemption on a semi-annual basis, plus any accrued but unpaid interest to the date of redemption. Interest is paid semi-annually on June 1 and December 1 until maturity in June 2008.

REVOLVING CREDIT FACILITY In January 1998, Hussmann entered into a five-year, unsecured revolving credit facility with a syndicate of commercial banks and financial institutions for borrowings up to $350.0. The debt bears interest at variable rates, which ranged from 6.1% to 6.9% during 1999. An annual commitment fee of 0.1125% is payable quarterly on the entire amount of the facility. Hussmann paid approximately $0.4 in commitment fees under the Credit Facility during 1999 and 1998.
     Borrowings under the Credit Facility are subject to certain financial and non-financial covenants and restrictions, including leverage, interest coverage, limitations on subsidiary indebtedness and certain other general business restrictions.
     On March 22, 1999, Hussmann borrowed approximately $145.0 under the Credit Facility to fund the acquisition of Koxka and pay related expenses. At December 31, 1999, $110.0 was outstanding under the Credit Facility with $240.0 available for additional borrowings. In addition, at December 31, 1999, Hussmann had $86.2 and $22.5 of uncommitted, domestic lines-of-credit available and outstanding, respectively.

AMORTIZING NOTE In June 1999, the Company borrowed $46.0 in the form of a seven-year amortizing note. The interest rate is established semi-
annually based on LIBOR (London Interbank Offer Rate).   The current
interest rate is approximately 6.9%. The Company used the proceeds of the note to repay amounts borrowed under the Credit Facility.

Based on the amount of long-term debt outstanding at December 31, 1999, aggregate future principal payments for each of the five years subsequent to December 31, 1999, are as follows: 2000, $6.4; 2001, $5.9; 2002, $6.3; 2003, $6.8; 2004, $7.2.

10.  OPERATING LEASES
Hussmann leases certain facilities and equipment under non-cancelable operating leases. Rent expense incurred under such leases during 1999, 1998 and 1997 was $14.5, $11.9 and $9.5, respectively. Future minimum lease obligations under operating leases having original and remaining terms of one year or more at December 31, 1999, are as follows:

-----------------------------------------------------------------------

-----------------------------------------------------------------------
2000                                                $11.1
-----------------------------------------------------------------------
2001                                                  9.8
-----------------------------------------------------------------------
2002                                                  8.9
-----------------------------------------------------------------------
2003                                                  7.5
-----------------------------------------------------------------------
2004                                                  7.0
-----------------------------------------------------------------------
Thereafter                                           45.3
=======================================================================
                                                    $89.6
=======================================================================

11.  SHAREHOLDERS' EQUITY
PREFERRED STOCK Hussmann has 20,000,000 authorized shares of $.001 per share par value preferred stock. There are no shares of preferred stock issued or outstanding. The Board of Directors may authorize the issuance of preferred stock in one or more series, without further action by the shareholders.

COMMON STOCK Effective January 29, 1998, Hussmann's Board of Directors authorized 150,000,000 shares of Hussmann common stock with a par value of $.001 per share. As previously discussed, on January 30, 1998, Hussmann was spun off from Whitman and 50,731,000 shares of Hussmann Common Stock were distributed to Whitman shareholders. As of December 31, 1999, there were 51,166,000 and 50,909,000 shares of Hussmann Common Stock issued and outstanding, respectively.
     Holders of Hussmann Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Subject to the rights of any holder of preferred stock, holders of Hussmann Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors. In the event of liquidation,

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /32/   1 9 9 9   A n n u a l   R e p o r t
dissolution or wind-up of the Company, holders of Hussmann Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of the holders of preferred stock.
     During the second quarter of 1998, the Company's Board of Directors authorized the repurchase of shares of Hussmann Common Stock at a level sufficient to offset any dilution caused by the exercise of stock options. As of December 31, 1999, 257,000 shares of Hussmann Common Stock had been repurchased into the treasury. See additional information regarding the Company's stock repurchase program at note 21 of the notes to consolidated financial statements.

12.  STOCK-BASED COMPENSATION
STOCK OPTIONS AND RESTRICTED STOCK The Hussmann International Stock Incentive Plan (the "Hussmann Plan") authorizes the issuance of up to 7,187,000 shares of Hussmann Common Stock pursuant to the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards and performance awards. Awards granted under the Hussmann Plan include those used to replace outstanding stock options and restricted stock granted under the Whitman Stock Incentive Plan (the "Whitman Plan"), as of the Spin-off date.
     On January 30, 1998, outstanding stock options and restricted stock granted under the Whitman Plan were replaced with new non-qualified Hussmann stock options and restricted stock of equivalent value, with necessary adjustments made to the number and exercise price of the Hussmann options to preserve the economic value of the Whitman options and restricted stock as of the Spin-off.
     Option grants under the Hussmann Plan are at the market price on the date of grant. The options granted to replace those granted under the Whitman Plan are generally exercisable over a period of three years. The majority of options issued under the Hussmann Plan during 1999 and 1998 are exercisable at the end of a seven-year period, or sooner if certain shareholder return targets are met. The earliest these options may fully vest is three years, and only if total shareholder return meets or exceeds 15% for the three-year period (as defined within the option agreement). Once vested, the options are exercisable over a period of ten years from the grant date.
     As of December 31, 1999 and 1998, there were approximately 17,000 and 55,000 shares, respectively, of restricted stock on which the restrictions had not lapsed. The restricted share awards vest over a three-year period from the date of grant. No further shares of restricted stock have been awarded under the Plan.
     As stated in note 2, Hussmann applies APB 25 in accounting for its stock based incentive plan. Had compensation costs for the stock options issued under the Hussmann Plan during 1999 and 1998 been determined based upon the fair value methodology prescribed under SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), Hussmann's net income for the years ended December 31, would have been impacted as follows:

----------------------------------------------------------------------------------
                                                          1999              1998
----------------------------------------------------------------------------------
Reported net income                                       $60.2             $57.5
----------------------------------------------------------------------------------
Pro forma net income                                       57.5              54.9
----------------------------------------------------------------------------------
Reported earnings per share - Diluted                     $ 1.16            $ 1.11
----------------------------------------------------------------------------------
Pro forma earnings per share - Diluted                    $ 1.11            $ 1.06
----------------------------------------------------------------------------------

The weighted average fair value of options granted (which is amortized to expense over the estimated option vesting period) was estimated on the date of grant using the Black-Scholes option-pricing model for a peer group of companies. Hussmann used data from a peer group of companies because of a lack of historical information for Hussmann Common Stock. The following assumptions were used:

----------------------------------------------------------------------------------
                                                          1999              1998
----------------------------------------------------------------------------------
Risk-free interest rate                                    6.5%              5.5%
----------------------------------------------------------------------------------
Expected life of option                                  6 Yrs.            6 Yrs.
----------------------------------------------------------------------------------
Expected volatility                                       41.6%             26.5%
----------------------------------------------------------------------------------
Expected dividend yield                                    1.0%              1.0%
----------------------------------------------------------------------------------
Weighted average fair market value of options granted   $  7.92           $  5.87
----------------------------------------------------------------------------------

In accordance with SFAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model using the assumptions noted above. Because stock options do not trade on a secondary market, employees receive no benefit and derive no value from holding stock options without an increase in the market price of Hussmann Common Stock.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /33/   1 9 9 9   A n n u a l   R e p o r t

The following table summarizes stock option activity under the Hussmann Plan for the years ended December 31:

---------------------------------------------------------------------------------------------------------
                                                  SHARES (IN THOUSANDS)      WEIGHTED-AVG EXERCISE PRICE
---------------------------------------------------------------------------------------------------------
OUTSTANDING, JANUARY 30, 1998                             3,056                        $11.40
---------------------------------------------------------------------------------------------------------
Granted                                                   3,205                         15.12
---------------------------------------------------------------------------------------------------------
Exercised                                                  (178)                        10.02
---------------------------------------------------------------------------------------------------------
Canceled                                                    (46)                        13.34
=========================================================================================================
OUTSTANDING, DECEMBER 31, 1998                            6,037                        $13.40
---------------------------------------------------------------------------------------------------------
Granted                                                     149                         17.12
---------------------------------------------------------------------------------------------------------
Exercised                                                  (192)                         8.61
---------------------------------------------------------------------------------------------------------
Canceled                                                   (131)                        16.28
=========================================================================================================
OUTSTANDING, DECEMBER 31, 1999                            5,863                        $13.58
=========================================================================================================


OPTIONS OUTSTANDING 1999
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
RANGE OF                                      NUMBER          WEIGHTED-AVG     WEIGHTED-AVG       EXERCISABLE      WEIGHTED-AVG
EXERCISE                                    OF SHARES        REMAINING LIFE      EXERCISE         SHARES (IN         EXERCISE
PRICES                                    (IN THOUSANDS)       (IN YEARS)         PRICE            THOUSANDS)          PRICE
================================================================================================================================
$6.07 - $7.68                                   340                2.6            $ 6.98              340             $ 6.98
--------------------------------------------------------------------------------------------------------------------------------
$8.49 - $9.87                                   456                5.0              9.38              456               9.38
--------------------------------------------------------------------------------------------------------------------------------
$12.48 - $13.69                               2,684                7.2             13.27            1,776              13.27
--------------------------------------------------------------------------------------------------------------------------------
$15.06 - $17.94                               2,383                8.3             15.69               83              15.58
================================================================================================================================
                                              5,863                7.2            $13.58            2,655             $11.87
================================================================================================================================

SHAREHOLDER RIGHTS AGREEMENT AND SERIES A JUNIOR PARTICIPATING PREFERRED STOCK Hussmann has adopted a Rights Agreement providing for the issuance of one Preferred Stock Purchase Right (a "Right") with each share of Hussmann Common Stock. The Rights Agreement was amended on July 15, 1999. As amended, the Rights Agreement provides that the registered holder of each Right is entitled to purchase from Hussmann, one one-hundredth of a share of Series A Junior Preferred Stock (a "Preferred Share") at a price of $150 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights will become exercisable on the Rights Distribution Date, which is the earlier of the close of business on the tenth day following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of Hussmann Common Stock (an "Acquiring Person"), or the close of business on the tenth business day after the commencement of a tender offer or exchange offer that would, if consummated, result in a person or group becoming an Acquiring Person.
     If a person becomes an Acquiring Person, each Right holder (other than the Acquiring Person) will be entitled to receive, upon exercise of the Right, a number of shares of Hussmann Common Stock having a market value of two times the exercise price of the Right. If Hussmann is acquired in a merger or other business combination, each Right holder (other than the Acquiring Person) will be entitled to receive, upon exercise of a Right, a number of the acquiring company's common shares having a market value at that time of two times the exercise price of the Right.
     In general, Hussmann can redeem all Rights for one cent per Right at any time until a person or group has become an Acquiring Person. The Hussmann Board of Directors, without the consent of the Rights holders, is also authorized to reduce the stock ownership thresholds to 10% or increase them to not more than 20%. The Rights will expire on December 31, 2007. Until a Right is exercised, the holder of a Right (merely by being a Right holder) will not have rights as a shareholder of Hussmann including voting or dividend rights.
     Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of at least $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Hussmann Common Stock. Each Preferred Share will have 100 votes, to be voted together with the Hussmann Common Stock. In the event of a merger or other transaction in which shares of Hussmann Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Hussmann Common Stock.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /34/   1 9 9 9   A n n u a l   R e p o r t

13.  INCOME TAXES
Income tax expense (benefit) for the years ended December 31 consists of the following:

---------------------------------------------------------------------------------------------
                                                     1999              1998            1997
---------------------------------------------------------------------------------------------
Current:
   U.S. Federal                                     $20.9             $24.8           $ 12.2
---------------------------------------------------------------------------------------------
   Non-U.S.                                           5.6               9.4              5.5
---------------------------------------------------------------------------------------------
   U.S. state and local                               4.6               4.0              1.8
=============================================================================================
Total current                                        31.1              38.2             19.5
---------------------------------------------------------------------------------------------

Deferred:
   U.S. Federal                                       4.2               0.4             (2.2)
---------------------------------------------------------------------------------------------
   Non-U.S.                                          (1.1)              0.3             (7.5)
---------------------------------------------------------------------------------------------
   U.S. state and local                               0.2               0.1             (0.4)
=============================================================================================
Total deferred                                        3.3               0.8            (10.1)
=============================================================================================
                                                    $34.4             $39.0           $  9.4
=============================================================================================

The items which give rise to differences between the income tax expense in the consolidated statements of operations and income taxes computed at the U.S. statutory rate are summarized as follows:

---------------------------------------------------------------------------------------------
                                                     1999              1998            1997
---------------------------------------------------------------------------------------------
Income tax expense computed at U.S. statutory rate  $33.4             $33.7           $(1.2)
---------------------------------------------------------------------------------------------
State and local taxes, net of U.S. benefit            2.6               2.7             0.9
---------------------------------------------------------------------------------------------
Higher (lower) non-U.S. effective tax rates          (1.6)              2.3            (0.3)
---------------------------------------------------------------------------------------------
Non-deductible non-recurring charges                  --                --              9.7
---------------------------------------------------------------------------------------------
Other items, net                                      --                0.3             0.3
=============================================================================================
                                                    $34.4             $39.0           $ 9.4
=============================================================================================

Pretax income (loss) from non-U.S. operations amounted to $10.9, $11.5 and $(30.3) for the years ended December 31, 1999, 1998 and 1997, respectively. Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

---------------------------------------------------------------------------------------------
                                                                      1999            1998
---------------------------------------------------------------------------------------------
Deferred tax assets attributable to:

   Postretirement benefit accruals                                   $  5.6          $  6.3
---------------------------------------------------------------------------------------------
   Restructuring and other accruals                                    11.7            15.2
---------------------------------------------------------------------------------------------
   Net operating loss carry-forwards                                   10.8             6.3
---------------------------------------------------------------------------------------------
   Other                                                                4.5             4.5
=============================================================================================
Total deferred tax assets                                              32.6            32.3
---------------------------------------------------------------------------------------------
Deferred tax liabilities attributable to:

   Property and equipment, principally
   depreciation method differences                                    (14.2)           (8.5)
---------------------------------------------------------------------------------------------
   Basis difference - intangible assets                               (11.4)             --
---------------------------------------------------------------------------------------------
   Pension benefit plans                                               (5.0)           (5.1)
---------------------------------------------------------------------------------------------
   Inventories                                                         (6.1)           (7.8)
---------------------------------------------------------------------------------------------
   Other                                                               (3.1)           (0.7)
=============================================================================================
Total deferred tax liabilities                                        (39.8)          (22.1)
=============================================================================================
Net deferred tax assets (liabilities)                                $ (7.2)         $ 10.2
=============================================================================================

Net deferred tax assets (liabilities) included in:

   Other current assets                                              $  8.9          $  3.9
---------------------------------------------------------------------------------------------
   Other assets                                                          --             6.3
---------------------------------------------------------------------------------------------
   Other liabilities                                                  (16.1)             --
=============================================================================================
Net deferred tax assets (liabilities)                                $ (7.2)         $ 10.2
=============================================================================================

Management believes it is more likely than not that all deferred tax assets will be realized and accordingly, no valuation allowance has been recorded.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /35/   1 9 9 9   A n n u a l   R e p o r t

14.  DEFINED BENEFIT AND DEFINED CONTRIBUTION PLANS
HUSSMANN-SPONSORED DEFINED BENEFIT PENSION PLANS Substantially all of Hussmann's U.S. employees and employees at certain of its international locations are covered under various defined benefit pension plans sponsored and primarily funded by Hussmann. Plans covering salaried employees provide a normal retirement benefit (usually a percentage of covered compensation) for each year of credited service (excluding the years 1989 - 1991 for U.S. plans) up to a stated maximum amount. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. Plan assets are invested primarily in common stocks, corporate bonds and government securities. The Company utilizes information available at September 30 to measure its pension obligation and the funded status of its pension plans.
     The following tables detail the change in the projected pension benefit obligation, the change in plan assets, and the funded status of the pension plans at December 31:

----------------------------------------------------------------------------------------------
 CHANGE IN BENEFIT OBLIGATION                                         1999              1998
----------------------------------------------------------------------------------------------
Benefit obligation, beginning of year                                $171.8            $151.3
----------------------------------------------------------------------------------------------
Effect of foreign currency exchange rates                              (0.7)             (1.1)
----------------------------------------------------------------------------------------------
Service cost                                                            5.4               5.2
----------------------------------------------------------------------------------------------
Interest cost                                                          12.0              11.0
----------------------------------------------------------------------------------------------
Plan participants' contributions                                        0.7               0.9
----------------------------------------------------------------------------------------------
Plan amendments and spin-off                                            --                1.1
----------------------------------------------------------------------------------------------
Actuarial (gain) loss                                                 (16.0)             14.0
----------------------------------------------------------------------------------------------
Benefits paid                                                         (10.2)            (10.6)
==============================================================================================
Benefit obligation, end of year                                      $163.0            $171.8
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
 CHANGE IN PLAN ASSETS                                                1999              1998
----------------------------------------------------------------------------------------------
Fair value of plan assets, beginning of year                         $170.5            $172.0
----------------------------------------------------------------------------------------------
Effect of foreign currency exchange rates                              (0.7)             (0.9)
----------------------------------------------------------------------------------------------
Actual return on plan assets                                           27.0               6.8
----------------------------------------------------------------------------------------------
Plan spin-off                                                           --               (0.2)
----------------------------------------------------------------------------------------------
Company contribution                                                    2.0               2.5
----------------------------------------------------------------------------------------------
Plan participants' contributions                                        0.7               0.9
----------------------------------------------------------------------------------------------
Benefits paid                                                         (10.2)            (10.6)
==============================================================================================
Fair value of plan assets, end of year                                189.3             170.5
----------------------------------------------------------------------------------------------

Funded status                                                          26.3              (1.3)
----------------------------------------------------------------------------------------------
Unrecognized transition asset                                          (0.1)             (0.1)
----------------------------------------------------------------------------------------------
Unrecognized net actuarial (gain) loss                                (26.1)              2.0
----------------------------------------------------------------------------------------------
Unrecognized prior service cost                                        10.6              11.9
==============================================================================================
Prepaid benefit cost                                                 $ 10.7            $ 12.5
==============================================================================================

Net amount recognized in the balance sheet consists of:

   Prepaid pension cost                                              $ 13.4            $ 14.9
----------------------------------------------------------------------------------------------
   Accrued pension liability                                           (2.7)            (14.0)
----------------------------------------------------------------------------------------------
   Intangible asset                                                     --                6.9
----------------------------------------------------------------------------------------------
   Minimum pension liability                                            --                4.7
==============================================================================================
                                                                     $ 10.7            $ 12.5
==============================================================================================


        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /36/   1 9 9 9   A n n u a l   R e p o r t

The following tables provide the actuarial assumptions used in the determination of net periodic pension cost for Hussmann-sponsored pension plans for the years ended December 31:

----------------------------------------------------------------------------------------------
 WEIGHTED-AVERAGE ASSUMPTIONS                           1999           1998           1997
----------------------------------------------------------------------------------------------
U.S. PLANS

Discount rate                                           7.5%           6.5%           7.0%
----------------------------------------------------------------------------------------------
Expected return on plan assets                          9.5            9.5            9.5
----------------------------------------------------------------------------------------------
Rate of compensation increase                           5.0%           4.0%           4.5%
----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
 WEIGHTED-AVERAGE ASSUMPTIONS             1999                       1998                       1997
--------------------------------------------------------------------------------------------------------------
NON-U.S. PLANS                  CANADA    U.K.    MEXICO   CANADA    U.K.   MEXICO    CANADA    U.K.   MEXICO
==============================================================================================================
Discount rate                    7.0%     8.5%    16.1%     6.3%     8.5%    19.2%     6.5%     9.5%    18.7%
--------------------------------------------------------------------------------------------------------------
Expected return on
plan assets                      9.0      8.5     17.2      9.0      8.5     20.4      9.0      9.5     20.4
--------------------------------------------------------------------------------------------------------------
Rate of compensation
increase                         --       6.0%    11.7%     4.0%     4.0%    14.7%     4.0%     4.5%    14.7%
--------------------------------------------------------------------------------------------------------------

The following table details the components of net periodic pension cost for the years ended December 31:

--------------------------------------------------------------------------------------------
 COMPONENTS OF NET PERIODIC PENSION COST               1999           1998           1997
--------------------------------------------------------------------------------------------
Service cost                                          $  5.4         $  5.2         $  4.8
--------------------------------------------------------------------------------------------
Interest cost                                           12.0           11.0           11.2
--------------------------------------------------------------------------------------------
Expected return on plan assets                         (14.5)         (13.5)         (12.8)
--------------------------------------------------------------------------------------------
Amortization of transition asset                        (0.1)          (0.1)          (0.1)
--------------------------------------------------------------------------------------------
Amortization of prior service cost                       1.3            1.3            1.3
--------------------------------------------------------------------------------------------
Amortization of actuarial loss                          (0.4)          (0.8)          (0.1)
--------------------------------------------------------------------------------------------
Plan spin-off                                             --           (0.2)            --
============================================================================================
                                                      $  3.7         $  2.9         $  4.3
============================================================================================

The aggregate benefit obligation, and aggregate fair value of plan assets for Hussmann-sponsored pension plans with accumulated benefit obligations in excess of plan assets at December 31 are as follows:

----------------------------------------------------------------------------
                                                        1999           1998
----------------------------------------------------------------------------
Projected benefit obligation                            $2.6          $49.5
----------------------------------------------------------------------------
Accumulated benefit obligation                           2.1           49.0
----------------------------------------------------------------------------
Fair value of plan assets                               $ --          $38.2
----------------------------------------------------------------------------

MULTI-EMPLOYER PENSION PLANS Hussmann participates in a number of multi-employer pension plans which provide benefits to certain union employees. Benefits are determined and funded annually based on terms of the plans or as stipulated in collective bargaining agreements. Amounts contributed to these plans totaled $3.9, $3.6 and $3.7 in 1999, 1998 and 1997, respectively.

HUSSMANN-SPONSORED DEFINED CONTRIBUTION PLANS Substantially all U.S. salaried employees, certain U.S. hourly employees and certain Canadian employees who meet certain eligibility requirements may elect to participate in voluntary, contributory defined contribution plans to which Hussmann makes full or partial matching contributions. The Company's matching contributions to these plans amounted to $4.0, $3.6 and $3.7 during 1999, 1998 and 1997, respectively.

15. POSTRETIREMENT PLANS
Hussmann provides substantially all former U.S. salaried employees who retired prior to July 1, 1989, and selected other employees in the U.S. and Canada with certain life and health care benefits. U.S. salaried employees retiring after July 1, 1989, are generally required to pay the full cost of these benefits. Eligibility for these benefits varies with the employee's classification prior to retirement. The postretirement benefit plans are unfunded plans, and as such, there are no plan assets. Benefits paid under Hussmann's postretirement benefit plans are independent of participant compensation levels. Therefore the projected benefit obligation is equivalent to the accumulated benefit obligation.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /37/   1 9 9 9   A n n u a l   R e p o r t

The following table details the change in the accumulated postretirement benefit obligation at December 31:

----------------------------------------------------------------------------
 CHANGE IN BENEFIT OBLIGATION                           1999           1998
----------------------------------------------------------------------------
Benefit obligation, beginning of year                  $15.1          $15.3
----------------------------------------------------------------------------
Service cost                                             0.2            0.1
----------------------------------------------------------------------------
Interest cost                                            1.1            1.0
----------------------------------------------------------------------------
Participant contributions                                0.2            0.4
----------------------------------------------------------------------------
Actuarial gain                                          (0.9)          (0.4)
----------------------------------------------------------------------------
Benefits paid                                           (1.0)          (1.3)
============================================================================
Benefit obligation, end of year                         14.7           15.1
----------------------------------------------------------------------------
Unamortized prior service cost                           0.1            0.1
----------------------------------------------------------------------------
Unrecognized net actuarial (gain) loss                   0.3           (0.8)
============================================================================
Accrued benefit cost                                   $15.1          $14.4
============================================================================

The discount rates used in the determination of net periodic benefit cost for Hussmann-sponsored postretirement benefit plans for the years ended December 31, 1999, 1998 and 1997 were 7.5%, 7.0% and 7.0%, respectively.
     For 1999 measurement purposes, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for U.S. non-Medicare eligible plan participants, a 6.5% rate of increase was assumed for Medicare eligible U.S. plan participants and an 8.3% rate of increase was assumed for all other plan participants. The rates used for non-Medicare eligible and Medicare eligible plan participants were assumed to decrease gradually until reaching 6.0% and 4.5%, respectively, in 2003, and remain at those levels thereafter. The rates used for all other plan participants were assumed to decrease gradually until reaching 5.5% in 2006, and remain at that level thereafter.

-------------------------------------------------------------------------------------------
 COMPONENTS OF NET PERIODIC BENEFIT COST                1999           1998           1997
-------------------------------------------------------------------------------------------
Service cost                                            $0.2          $ 0.1          $ 0.1
-------------------------------------------------------------------------------------------
Interest cost                                            1.1            1.0            1.0
===========================================================================================
                                                        $1.3          $ 1.1          $ 1.1
===========================================================================================

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefits plan. A one-percentage point change in assumed health care cost trend rates would have had the following effects at December 31, 1999:

-----------------------------------------------------------------------------------------------------------
                                                 1-PERCENTAGE POINT INCREASE   1-PERCENTAGE POINT DECREASE
-----------------------------------------------------------------------------------------------------------
Effect on service and interest cost components              $0.1                        $(0.1)
-----------------------------------------------------------------------------------------------------------
Effect on postretirement benefit obligation                 $0.4                        $(0.5)
-----------------------------------------------------------------------------------------------------------

MULTI-EMPLOYER POSTRETIREMENT MEDICAL AND LIFE INSURANCE Hussmann also participates ina number of multi-employer postretirement plans designed to provide health care and survivor benefits to union employees during their working lives and after retirement. Amounts contributed to these plans totaled $5.8, $4.6 and $5.2 during 1999, 1998 and 1997, respectively.

16.  NON-RECURRING CHARGES
The 1998 non-recurring charge relates to the recognition of employee termination costs and the write-down of certain assets at the Company's operation in Chile. The 1997 non-recurring charge includes the recognition of goodwill impairment, the closure of certain sales and service branches in the U.K., the restructuring of the U.K. operations and the consolidation of certain operations in the U.S. and Canada.

     During the fourth quarter of 1998, due to an increasingly weakening economy in Chile and the pending acquisition of Koxka, Management decided to restructure its operations in Chile. A substantial number of employees located in Chile were terminated, a small manufacturing operation was closed and certain assets were written down to their estimated fair market value. Hussmann recorded a non-recurring charge of $2.4 ($2.0 after-tax) related to the restructuring in Chile. The $2.4 charge consisted of an inventory write-down of $1.0, and the remaining portion related to employee termination costs and the write-down of certain other assets. In addition to this non-recurring charge in Chile, Hussmann adjusted its estimates of the tax benefits to be realized from the U.K. restructuring. The approximate $2.0 adjustment was reflected in the 1998 tax provision.
     During the third quarter of 1997, Hussmann recorded non-recurring charges of $30.7 ($29.6 after-tax) consisting of approximately $26.0 relating to the recognition of goodwill impairment and $4.7 related to the closure of sales and service branches in the U.K.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /38/   1 9 9 9   A n n u a l   R e p o r t

     Also, during the fourth quarter of 1997, Management decided to restructure the U.K. operations and consolidate certain operations in the U.S. and Canada. The restructuring plan included closing a manufacturing facility in Scotland and consolidating two manufacturing facilities in Milton Keynes, England. These actions resulted in the elimination of approximately 320 jobs, primarily in the U.K. Total costs were approximately $25.6 ($17.4 after-tax) which included $8.5 for the write-down of inventory, $4.1 for the write-down of equipment, $10.9 in severance and termination benefits and $2.1 for lease termination and other closing costs. Other than severance cost, the majority of the charges recorded for the restructuring were non-cash.

17.  OTHER FINANCIAL INFORMATION
Other financial information at December 31 is as follows:

-------------------------------------------------------------------------------------------
                                                        1999           1998           1997
-------------------------------------------------------------------------------------------
Interest paid                                         $ 22.8          $17.7          $18.3
-------------------------------------------------------------------------------------------
Income taxes paid                                       43.9           41.6           15.7
-------------------------------------------------------------------------------------------
Capitalized interest                                     0.6            0.8             --
-------------------------------------------------------------------------------------------
Interest income                                          3.4            2.1            1.8
-------------------------------------------------------------------------------------------
Foreign exchange gain (loss)                          $(13.5)         $(4.3)         $ 0.4
-------------------------------------------------------------------------------------------

18.  CONTINGENCIES
Hussmann is involved in certain claims and legal proceedings arising in the normal course of business. Although it is impossible to predict the ultimate outcome of these matters, in the opinion of Management, after appropriate consultation with legal counsel, the outcome of any such proceedings individually or in the aggregate will not have a material adverse effect on Hussmann's results of operations, financial condition or cash flows.

19. BUSINESS SEGMENT INFORMATION
The Company is organized and managed on a geographical basis with three operating segments: the U.S. and Canada, Europe and Other International. The Corporate segment includes certain financing and employee benefit costs, certain information systems costs including ERP and Y2K costs, and other general corporate income and expense items. Corporate assets consist primarily of property and equipment, unallocated goodwill, cash and certain assets associated with employee retirement plans.
     Revenues are attributed to the location from which products are shipped or services are provided. The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies. Summarized information about Hussmann's operations in each of its business segments for the years ended December 31 is as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                    REVENUES                                      OPERATING INCOME
-------------------------------------------------------------------------------------------------------------------------
                                          1999        1998        1997                     1999        1998        1997
=========================================================================================================================
U.S. and Canada                         $  937.2    $  901.7    $  852.7                  $151.1      $135.6      $102.8
-------------------------------------------------------------------------------------------------------------------------
Europe                                     203.2       144.8       123.6                     8.9         1.2       (55.4)
-------------------------------------------------------------------------------------------------------------------------
Other International                        174.6       174.7       119.9                     1.0        10.1        17.2
=========================================================================================================================
Total before corporate
and other expenses                      $1,315.0    $1,221.2    $1,096.2                   161.0       146.9        64.6
-------------------------------------------------------------------------------------------------------------------------
Corporate                                                                                  (34.7)      (27.0)      (21.6)
=========================================================================================================================
Total operating income                                                                     126.3       119.9        43.0
-------------------------------------------------------------------------------------------------------------------------
Whitman charges                                                                              --         (1.5)      (28.4)
-------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                           (22.5)      (18.8)      (18.9)
-------------------------------------------------------------------------------------------------------------------------
Other income (expense), net                                                                 (8.4)       (3.4)        1.2
=========================================================================================================================
Income (loss) before income
tax expense and minority interests                                                        $ 95.4      $ 96.2      $ (3.1)
=========================================================================================================================

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /39/   1 9 9 9   A n n u a l   R e p o r t

----------------------------------------------------------------------------------------------------------------------------
                                  IDENTIFIABLE ASSETS        DEPRECIATION AND AMORTIZATION            CAPITAL INVESTMENTS
----------------------------------------------------------------------------------------------------------------------------
                                     1999     1998              1999     1998     1997              1999     1998     1997
============================================================================================================================
U.S. and Canada                     $356.9   $358.3             $13.8    $13.6    $13.8             $20.8    $14.9    $16.3
----------------------------------------------------------------------------------------------------------------------------
Europe                               234.4     79.4               5.7      1.6      2.7               2.9      2.7      1.1
----------------------------------------------------------------------------------------------------------------------------
Other International                  148.7    160.9               5.1      4.3      2.8               7.5      4.8      9.5
----------------------------------------------------------------------------------------------------------------------------
Corporate                             76.4     55.1               4.3      3.5      3.1               8.8      8.2     11.7
============================================================================================================================
                                    $816.4   $653.7             $28.9    $23.0    $22.4             $40.0    $30.6    $38.6
============================================================================================================================

During the years presented, no individual customer accounted for more than 10% of Hussmann's consolidated revenues. Revenues and long- lived assets related to Hussmann operations located in the United States consist of the following:

-------------------------------------------------------------------------------------------
                                                       1999           1998           1997
-------------------------------------------------------------------------------------------
Revenues                                              $864.5         $829.9         $779.8
-------------------------------------------------------------------------------------------
Long-lived assets                                     $128.0         $118.1         $109.8
-------------------------------------------------------------------------------------------

Revenues and long-lived assets related to Hussmann operations located outside the United States consist of the following:

-------------------------------------------------------------------------------------------
                                                       1999           1998           1997
-------------------------------------------------------------------------------------------
Revenues                                              $450.5         $391.3         $316.4
-------------------------------------------------------------------------------------------
Long-lived assets                                     $180.6         $ 79.7         $ 75.2
-------------------------------------------------------------------------------------------

20.  SELECTED QUARTERLY FINANCIAL DATA Unaudited
FINANCIAL RESULTS The following table presents Hussmann's revenues, gross profit and net income (loss) on a quarterly basis:

-------------------------------------------------------------------------------------------------------------------------
                                                   1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER    FULL YEAR
-------------------------------------------------------------------------------------------------------------------------
1999
Revenues                                              $271.1         $324.0         $362.5         $357.4       $1,315.0
-------------------------------------------------------------------------------------------------------------------------
Gross profit                                            45.0           71.9           82.4           80.4          279.7
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     $ (0.8)        $ 17.2         $ 22.6         $ 21.2       $   60.2
-------------------------------------------------------------------------------------------------------------------------
1998
Revenues                                              $245.9         $292.9         $333.2         $349.2       $1,221.2
-------------------------------------------------------------------------------------------------------------------------
Gross profit                                            40.8           63.6           75.3           77.5          257.2
-------------------------------------------------------------------------------------------------------------------------
Net income                                            $  4.2         $ 15.7         $ 20.2         $ 17.4       $   57.5
-------------------------------------------------------------------------------------------------------------------------
1997
Revenues                                              $198.6         $250.8         $283.8         $363.0       $1,096.2
-------------------------------------------------------------------------------------------------------------------------
Gross profit                                            34.9           48.4           62.6           60.8          206.7
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     $ (0.7)        $  5.7         $(15.9)        $ (1.9)      $  (12.8)
-------------------------------------------------------------------------------------------------------------------------

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /40/   1 9 9 9   A n n u a l   R e p o r t

COMMON STOCK AND DIVIDEND INFORMATION Hussmann's stock is traded on the New York Stock Exchange (the "NYSE") under the ticker symbol "HSM". Hussmann Common Stock began trading on the NYSE on January 30, 1998, following the Spin-off. The following table presents the high and low market closing prices for Hussmann Common Stock and cash dividend information for each quarter of 1999 and 1998.

--------------------------------------------------------------------------------------------------
                                                       HIGH           LOW      DIVIDENDS DECLARED
--------------------------------------------------------------------------------------------------
1999
First quarter                                         $18.13         $13.75          $0.02
--------------------------------------------------------------------------------------------------
Second quarter                                         17.44          14.63           0.02
--------------------------------------------------------------------------------------------------
Third quarter                                          18.31          16.56           0.02
--------------------------------------------------------------------------------------------------
Fourth quarter                                        $18.44         $12.88          $0.02
--------------------------------------------------------------------------------------------------
1998
First quarter                                         $18.75         $13.63          $0.02
--------------------------------------------------------------------------------------------------
Second quarter                                         19.50          17.00           0.02
--------------------------------------------------------------------------------------------------
Third quarter                                          18.94          12.63           0.02
--------------------------------------------------------------------------------------------------
Fourth quarter                                        $19.38         $12.00          $0.02
--------------------------------------------------------------------------------------------------

21.  SUBSEQUENT EVENT
In January 2000, Hussmann's Board of Directors authorized a stock repurchase program for up to 2.5 million of the Company's common shares outstanding. Under the authorization, which was effective immediately, the Company may repurchase shares from time to time in the open market or in private transactions, depending on market price and other considerations. As of February 29, 2000, the Company had purchased approximately 248,000 shares at an average purchase price of $13.39 per share.

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /41/   1 9 9 9   A n n u a l   R e p o r t

MANAGEMENT'S RESPONSIBILITIES FOR FINANCIAL REPORTING
The integrity and objectivity of the consolidated financial statements included herein are the responsibility of Management. The financial statements have been prepared in conformity with generally accepted accounting principles and, where appropriate, include certain estimates based on the informed judgment of Management. Financial information appearing elsewhere in this annual report is consistent with the consolidated financial statements.
     In meeting its responsibility for the reliability of the consolidated financial statements, Management relies on a system of internal accounting controls. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with Management's authorization and recorded properly to permit the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The design of this system recognizes errors and irregularities may occur and estimates and judgments are required to assess the relative cost and expected benefits of such controls. Management believes the accounting controls provide reasonable assurance that errors and irregularities which could be material to the consolidated financial statements are prevented or would be detected within a reasonable period of time.
     As an independent, publicly held company, Hussmann's Board of Directors and Audit Committee have responsibility for determining that Management fulfills its duties in connection with the preparation of the consolidated financial statements. While under Whitman ownership, the Board of Directors of Whitman, acting through its Audit Committee had those responsibilities.
     Hussmann's independent auditors, KPMG LLP, were engaged to audit the consolidated financial statements of Hussmann and to issue their report thereon. To express their opinion on the consolidated financial statements and issue their report in conformity with generally accepted auditing standards, the independent auditors review Hussmann's internal accounting controls and conduct such tests and other procedures as they deem necessary. KPMG's report appears below.

INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS AND SHAREHOLDERS' HUSSMANN INTERNATIONAL, INC.:
We have audited the accompanying consolidated balance sheets of Hussmann International, Inc. (Hussmann) as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for the year ended December 31, 1999, and the related combined statements of operations, shareholders' equity and comprehensive income and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of Hussmann's Management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Hussmann as of December 31, 1999 and 1998, respectively, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

KPMG LLP
January 27, 2000
St. Louis, Missouri

        H u s s m a n n   I n t e r n a t i o n a l ,   I n c .
             /42/   1 9 9 9   A n n u a l   R e p o r t